The information in this prospectus supplement is not complete and may be changed. A registration statement relating to these securities has been filed with the Securities and Exchange Commission and is effective. This prospectus supplement and the accompanying prospectus are not an offer to sell these securities and we are not soliciting offers to buy these securities in any state where the offer or sale is not permitted.

Filed pursuant to Rule 424(b)(5)

File No. 333-69741
Subject to Completion
Preliminary Prospectus Supplement dated December 6, 2004

PROSPECTUS SUPPLEMENT

(To prospectus dated August 23, 2001)

$

       % Notes due 2014

          We will pay interest on the notes on June      and December      of each year, beginning on June      , 2005. The notes will mature on December      , 2014. The notes will not be redeemable prior to maturity.

          The notes represent our unsecured and unsubordinated debt and rank equally with all our other unsecured and unsubordinated indebtedness. The notes will be issued only in registered form in denominations of $1,000 and integral multiples of $1,000.

          Investing in the notes involves risks that are described in the “Risk Factors” section beginning on page S-3.

	Per Note	Total

Public offering price(1)%		$
Underwriting discount	%	$
Proceeds, before expenses, to CNA Financial	%	$

(1)	Plus accrued interest from December , 2004, if settlement occurs after that date

          Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved these securities or passed upon the accuracy or adequacy of this prospectus supplement or the accompanying prospectus. Any representation to the contrary is a criminal offense.

          The notes will be ready for delivery in book-entry form only through The Depository Trust Company, Clearstream or Euroclear, as the case may be, on or about December      , 2004.

Joint Book-Running Managers

Merrill Lynch & Co.	Morgan Stanley

Lehman Brothers	UBS Investment Bank

The date of this prospectus supplement is December      , 2004.

          You should rely only on the information contained in or incorporated by reference in this prospectus supplement and the accompanying prospectus. We have not authorized anyone to provide you with different information. We are not making an offer of these securities in any state where the offer is not permitted. You should not assume that the information contained in this prospectus supplement or the accompanying prospectus is accurate as of any date other than the date on the front of this prospectus supplement.

THE COMPANY

          We are a leading global insurance organization with a broad range of commercial property and casualty insurance products and insurance-related services. We are primarily focused on selling standard and specialty lines products to businesses and professionals, including architects, engineers, lawyers, healthcare professionals, financial intermediaries and corporate directors and officers. In 2003, we wrote over $9 billion of annual net premiums, making our company the country’s seventh largest commercial insurance writer and the 14th largest property and casualty company. Our property and casualty and remaining life and group insurance operations are primarily conducted by Continental Casualty Company, The Continental Insurance Company and Continental Assurance Company. Loews Corporation owned approximately 91% of our outstanding common stock and 100% of our preferred stock as of September 30, 2004.

RISK FACTORS

          Our business faces significant risks. The risks described below may not be the only risks we face. Additional risks that we do not yet know of or that we currently think are immaterial may also impair our business operations. You should carefully consider and evaluate all of the information included or incorporated by reference into this prospectus supplement and the accompanying prospectus, including the risk factors listed below, before deciding whether to invest in our notes.

Risks Related to Us and Our Industry

If we determine that loss reserves are insufficient to cover our estimated ultimate unpaid liability for claims, we may need to increase our loss reserves, which could materially and adversely affect our results of operations, financial condition and equity.

          We maintain loss reserves to cover our estimated ultimate unpaid liability for claims and claim adjustment expenses for reported and unreported claims and for future policy benefits. Reserves represent management’s best estimate at a given accounting date. Insurance reserves are not an exact calculation of liability but instead are complex estimates derived by us, generally utilizing a variety of reserve estimation techniques, from numerous assumptions and expectations about future events, many of which are highly uncertain, such as estimates of claims severity, frequency of claims, mortality, morbidity, expected interest rates, inflation, claims handling and case reserving policies and procedures, underwriting and pricing policies, changes in the legal and regulatory environment and the lag time between the occurrence of an insured event and the time it is ultimately settled. Many of these uncertainties are not precisely quantifiable and require significant management judgment.

          As industry practices and legal, judicial, social, and other environmental conditions change, unexpected issues related to claims and coverage may emerge. These issues have had and may continue to have a negative effect on our business by either extending coverage beyond our underwriting intent or by increasing the number or size of claims. Recent examples of emerging claims and coverage issues include:

•	increases in the number and size of water damage claims, including those related to expenses for testing and remediation of mold conditions;

•	increases in the number and size of claims relating to injuries from medical products, and exposure to lead and silica;

•	the effects of accounting and financial reporting scandals and other major corporate governance failures, which have resulted in an increase in the number and size of claims, including director and officer and errors and omissions insurance claims;

•	class action litigation relating to claims handling and other practices;

•	increases in the number of construction defect claims, including claims for a broad range of additional insured endorsements on policies; and

•	increases in the number of claims alleging abuse by members of the clergy.

          The effects of these and other unforeseen emerging claim and coverage issues are extremely hard to predict.

          In light of the many uncertainties associated with establishing the estimates and making the assumptions necessary to establish reserve levels, we review and change our reserve estimates in a regular and ongoing process as experience develops and further claims are reported and settled. Adjustments to reserves are reflected in the results of the periods in which the estimates are changed. Because setting reserves is an inherently uncertain process involving estimates, currently established reserves may not be sufficient. For example, as a result of adverse prior year developments, we recorded reserve additions of $2,464 million in 2001, $35 million in 2002 and $2,409 million in 2003, which adversely affected our results of operations in those years. In addition, we periodically undergo state regulatory financial examinations, including review and analysis of our reserves. Such examinations are currently underway. We are presently engaged in discussions related to these examinations with state regulatory agencies.

          If estimated reserves are insufficient for any of the reasons discussed above, the required increase in reserves would be recorded as a charge against our earnings for the period in which reserves are determined to be insufficient, which could materially adversely affect our business, results of operations, financial condition and equity.

Loss reserves for asbestos, environmental pollution and mass torts are especially difficult to estimate and may result in our having to make more frequent and larger additions to those reserves, which could adversely affect our results of operations, financial condition and equity.

          Our experience has been that establishing reserves for casualty coverages relating to asbestos, environmental pollution and mass tort claim and claim adjustment expenses is subject to uncertainties that are greater than those presented by other claims. Estimating the ultimate cost of both reported and unreported asbestos, environmental pollution and mass tort claims is subject to a higher degree of variability due to a number of additional factors, including among others:

•	coverage issues, including whether certain costs are covered under the policies and whether policy limits apply;

•	inconsistent court decisions and developing legal theories;

•	increasingly aggressive tactics of plaintiffs’ lawyers;

•	the risks and lack of predictability inherent in major litigation;

•	changes in the volume of asbestos, environmental pollution and mass tort claims which cannot now be anticipated;

•	continued increase in mass tort claims relating to silica and silica-containing products;

•	the impact of the exhaustion of primary limits and the resulting increase in claims on any umbrella or excess policies we have issued;

•	the number and outcome of direct actions against us;

•	our ability to recover reinsurance for asbestos, environmental pollution and mass tort claims; and

•	changes in the legal and legislative environment in which we operate.

          Due to the factors described above, among others, establishing reserves for asbestos, environmental pollution and mass tort claim and claim adjustment expenses is subject to uncertainties that are greater than those presented by other claims. Traditional actuarial methods and techniques employed to estimate the ultimate cost of claims for more traditional property and casualty exposures are less precise in estimating claim and claim adjustment reserves for asbestos, environmental pollution and mass torts. Therefore, these traditional actuarial methods and techniques are necessarily supplemented with additional estimating techniques and methodologies, many of which involve significant judgments that are required of management. Due to the inherent uncertainties in estimating reserves for asbestos, environmental pollution and mass tort claim and claim adjustment expenses, we may be required to record material changes in our claim and claim adjustment expense reserves in the future, which could materially adversely affect our results of operations, financial condition and equity. A discussion of the specific factors affecting our reserves for environmental pollution and other mass tort claims and asbestos claims is set forth below.

          Environmental pollution and other mass tort claims. Many policyholders have made claims for defense costs and indemnification in connection with environmental pollution matters. We and others in the insurance industry are disputing coverage for many such claims. Key coverage issues in these claims include:

•	whether cleanup costs are considered damages under the policies (and accordingly whether we would be liable for these costs);

•	the trigger of coverage, and the allocation of liability among triggered policies;

•	the applicability of pollution exclusions and owned property exclusions;

•	the potential for joint and several liability; and

•	the definition of an occurrence.

To date, courts have been inconsistent in their rulings on these issues, which adds to the uncertainty of outcome of many of these claims.

          Liability that we may have for costs for environmental pollution and other mass tort claims is inherently uncertain and the standards for cleanup in environmental pollution matters are unclear. The scope of federal and state statutes and regulations determining liability and insurance coverage for environmental pollution liabilities have been the subject of extensive litigation. In many cases, courts have expanded the scope of coverage and liability for cleanup costs beyond the original intent of our insurance policies. In addition, the number of sites potentially subject to cleanup under applicable laws is unknown and the impact of various proposals to reform existing regulations is difficult to predict. It is impossible to predict the pattern of laws and regulation that could result or the possible effect upon our financial condition or results of operations.

          We have established reserves that represent our best estimate of ultimate claim and claim adjustment expenses at September 30, 2004 based upon known facts and current law. However, if claims result in liability exceeding the recorded reserves, the required increase in reserves could materially adversely affect our business, results of operations, financial condition and equity.

          Asbestos claims. We also have exposure to asbestos claims. Estimation of asbestos claim and claim adjustment expense reserves involves many of the same limitations discussed above for environmental pollution claims. Furthermore, estimation of asbestos claims is difficult due to, among other reasons:

•	inconsistency of court decisions, jury attitudes and future court decisions;

•	specific policy provisions;

•	allocation of liability among insurers and insureds;

•	missing policies and proof of coverage;

•	the proliferation of bankruptcy proceedings and attendant uncertainties;

•	novel theories asserted by policyholders and their counsel;

•	the targeting of a broader range of businesses and entities as defendants;

•	the uncertainty as to which other insureds may be targeted in the future and uncertainties inherent in predicting the number of future claims;

•	volatility in claim numbers and settlement demands;

•	increase in the number of non-impaired claimants and the extent to which they can be precluded from making claims;

•	the efforts by insureds to obtain coverage not subject to aggregate limits;

•	long latency period between asbestos exposure and disease manifestation and the resulting potential for involvement of multiple policy periods for individual claims;

•	medical inflation trends;

•	the mix of asbestos-related diseases presented; and

•	the ability to recover reinsurance.

          In addition, some asbestos defendants have asserted that their claims for insurance are not subject to aggregate limits on coverage. We currently have such claims from a number of insureds. Some of these claims involve insureds, facing exhaustion of products liability aggregate limits in their policies, who have asserted that their asbestos claims fall within so-called “non-products” liability coverage contained within their policies, rather than products liability coverage, and that the claimed “non-products” coverage is not subject to any aggregate limit. It is difficult to predict the ultimate size of any of the claims for coverage not subject to aggregate limits or predict to what extent, if any, the attempts to assert “non-products” claims outside the products liability aggregate will succeed.

          Due to these uncertainties created by volatility in claim numbers and settlement demands, our ultimate liability for asbestos claims may vary substantially from the amount currently reserved. Other variables that will influence our ultimate exposure to asbestos claims will be medical inflation trends, jury attitudes, the strategies of plaintiff attorneys to broaden the scope of defendants, the mix of asbestos-related diseases presented and the possibility of legislative reform. Adverse developments with respect to these matters could cause our claims experience to be worse than expected.

          We have established reserves that represent our best estimate of ultimate claim and claim adjustment expenses at September 30, 2004 based upon known facts and current law. However, these claims could result in liability exceeding the recorded reserves, and the required increase in reserves could materially adversely affect our business, results of operations, financial condition and equity.

Catastrophe losses are unpredictable and may harm our business and could materially and adversely affect our results of operations, financial condition and equity.

          We have experienced, and are expected in the future to experience, catastrophe losses. Various events can cause catastrophe losses, including hurricanes, windstorms, earthquakes, hail, explosions, severe winter weather and fires. The frequency and severity of these catastrophes are inherently unpredictable. For example, the four hurricanes that struck Florida in quick succession in the third quarter of 2004 were unprecedented in modern times. We estimate that our loss exposure for those hurricanes was $174 million after-tax ($268 million pre-tax), net of anticipated reinsurance recoveries. The extent of losses from a catastrophe is a function of both the total amount of insured exposures in the area affected by the event and the severity of the event. It is possible that a catastrophic event or a series of multiple catastrophic events could materially adversely affect our business, results of operations, financial condition and equity.

Losses from terrorism may harm our results of operations, financial condition and equity.

          Insurers, including us, incurred substantial losses relating to the 2001 World Trade Center event and may bear substantial losses from future acts of terrorism. It is possible that the frequency and severity of terrorist acts may increase. Though governmental developments and changes to our policies may ultimately limit our exposure to losses from terrorism, these limitations may not effectively decrease our exposure to these losses. Our current reinsurance policies exclude or substantially limit our ability to recover from reinsurers for losses from terrorism. We expect reinsurance that we purchase for future years to contain these exclusions or limitations.

          The Terrorism Risk Insurance Act of 2002 (the “Terrorism Act”) established a program within the Department of the Treasury under which the federal government shares the risk of loss by commercial property and casualty insurers arising from future terrorist attacks. The Terrorism Act was extended in 2004, and now expires on December 31, 2005. Under the program, participating insurance companies must pay certain deductibles of earned premiums on losses from terrorist attacks, with the federal government to pay 90% and insurers the remaining 10% of any excess. Overall program losses are capped annually at

$100 billion, beyond which Congress would determine funding for additional losses. We are a mandatory participant in the program and, as such, are required to offer terrorism coverage to insureds.

          The Terrorism Act expires on December 31, 2005. There are bills pending in Congress that would extend the Terrorism Act for two additional years with increased deductibles and require that terrorism coverage be made available for all years. Deductibles under the bills would be held at 15% in year four and raised to 20% in year five. If the Terrorism Act is not extended, we would, among other steps, seek to exclude risks with perceived terrorism exposure to the extent permitted by law. Notwithstanding these efforts, we may not be able to eliminate or limit terrorism exposure risks in coverages and regulatory authorities may not approve policy exclusions for terrorism.

          If the Terrorism Act is not extended and we are unsuccessful in eliminating or limiting our exposure to losses due to terrorist acts, a future act of terrorism could materially and adversely affect our results of operations, financial condition and equity.

Our premium writings and profitability are affected by the availability and cost of reinsurance, which could materially and adversely affect our results of operations, financial condition and equity.

          We purchase reinsurance to help manage our exposure to risk. Under our reinsurance arrangements, another insurer assumes a specified portion of our claim and claim adjustment expenses in exchange for a specified portion of policy premiums. Market conditions determine the availability and cost of the reinsurance protection we purchase, which affects the level of our business and profitability as well as the level and/or types of risk we retain. For 2002 and subsequent years, we purchased less reinsurance than in past years in part because of a substantial increase in the cost of certain reinsurance. As a result, we may retain more losses relative to prior years and may experience more fluctuations in reported losses. If we are unable to obtain sufficient reinsurance at a cost we deem acceptable, we may be unwilling to bear the increased risk and would reduce the level of our underwriting commitments. As a result, our business, results of operations, financial condition and equity could be materially adversely affected.

If we are not able to collect amounts owed to us by reinsurers, our results of operations, financial condition and equity could be adversely affected.

          Amounts recoverable from reinsurers are estimated in a manner consistent with claim and claim adjustment expense reserves or future policy benefits reserves and are reported as receivables in the balance sheets. The ceding of insurance does not, however, discharge our primary liability for a claim. As a result, we are subject to credit risk with respect to our ability to recover amounts due from reinsurers if the reinsurer is unable to meet its obligations assumed under reinsurance agreements. As of September 30, 2004, we had reinsurance receivables of $15,381 million, net of allowance for uncollectible reinsurance of $531 million. Of our reinsurance receivables, we have billed reinsurers $587 million for paid losses. Certain of our reinsurance carriers have experienced deteriorating financial conditions or have been downgraded by rating agencies. During 2003 and 2004, we commuted, or “bought out”, reinsurance arrangements from two of our reinsurance carriers at a loss to us of $156 million and $75 million, respectively, before consideration of previously established allowances for uncollectible reinsurance. It is possible that future financial deterioration of such reinsurers could result in certain balances becoming uncollectible, resulting in increases to our allowance for uncollectible reinsurance or additional commutations, either of which could materially adversely affect our results of operations, financial condition and equity.

We have incurred, and will incur for the foreseeable future, significant interest expense related to funds withheld from reinsurance arrangements, which has a material and adverse effect on our results of operations, financial condition and equity.

          We have entered into several property and casualty reinsurance agreements where we retain the ceded premium as collateral to secure the reinsurer’s obligation to pay for ceded losses. We are required to credit interest on these “funds withheld” balances, or as otherwise specified in the contract, at specified rates for all periods in which the funds withheld liability exists. In addition, certain of these reinsurance contracts require us to pay interest on additional ceded premiums arising from ceded losses as if those premiums were payable at the inception of the contract. There is also a single contract where the interest rate will increase retroactively to the contract effective date if ceded losses exceed certain thresholds. Interest cost was $161 million and $288 million for the nine months ended September 30, 2004 and 2003. The amount subject to interest crediting rates on such contracts was $2,726 million and $2,789 million at September 30, 2004 and December 31, 2003. The amount subject to interest crediting on these funds withheld contracts will vary over time based on a number of factors, including the timing of loss payments and ultimate gross losses incurred. We expect that we will continue to incur significant interest costs on these contracts for several years, which will have a material and adverse effect on our results of operations, financial condition and equity.

Rating agencies may downgrade their ratings for us in the future, which may adversely affect our ability to write insurance at competitive rates or at all or to raise capital in the debt markets at attractive rates, which could materially and adversely affect our results of operations, financial condition and equity.

          Ratings are an increasingly important factor in establishing the competitive position of insurance companies. Our insurance company subsidiaries are rated by four major rating agencies, A.M. Best Company, Inc., Standard & Poor’s Rating Services, Moody’s Investors Service, Inc. and Fitch, Inc. Our public debt is also rated by these agencies. Ratings reflect the rating agency’s opinions of an insurance company’s financial strength, operating performance, strategic position and ability to meet its obligations to policyholders and debtholders. Agency ratings are not a recommendation to buy, sell or hold any security, and may be revised or withdrawn at any time by the issuing organization. Each agency’s rating should be evaluated independently of any other agency’s rating.

          In the past several years, the major rating agencies have lowered our financial strength and debt ratings and each currently maintains a negative outlook. Rating agencies have expressed industry-wide concern about, among other factors, the intensity of the competitive environment in the U.S. commercial insurance markets, the rate of progress of any improvement in profitability and the general adequacy of carried reserves for our exposures, including asbestos and environmental pollution and other mass torts.

          Due to the intense competitive environment in the insurance industry, the inherent uncertainty in determining reserves for claims, and possible changes in the methodology or criteria applied by the rating agencies, rating agencies may take action to lower our ratings in the future. If our property and casualty insurance financial strength ratings were downgraded below current levels, our business and results of operations could be materially adversely affected. Among the adverse effects in the event of such downgrades would be the inability to obtain a material volume of business from certain major insurance brokers, the inability to sell a material volume of our insurance products to certain markets, and the required collateralization of certain future payment obligations or reserves. We have entered into several settlement agreements and assumed reinsurance contracts that require collateralization of future payment obligations and assumed reserves if our ratings or other specific criteria fall below certain thresholds. The ratings triggers are generally more than one level below our current ratings.

          If our debt ratings are downgraded, it will be more expensive for us to borrow money and we may be required to collateralize future payment obligations. As a result, a decrease in either or both of our financial strength ratings or the ratings on our debt may materially and adversely affect our business, results of operations, financial condition and equity.

          In addition, we believe that a lowering of the debt ratings of Loews Corporation by certain of the rating agencies that rate it could result in an adverse impact on our ratings, independent of any change in circumstances at CNA. Each of the major rating agencies that rates Loews currently maintains a negative outlook.

We are subject to extensive regulation that could, if we do not comply with regulatory requirements, subject us to fines, or regulators may restrict or preclude us from carrying on our business, which could materially and adversely affect our results of operations, financial condition and equity.

          The insurance industry is subject to comprehensive and detailed regulation and supervision throughout the United States. Most insurance regulations are designed to protect the interests of our policyholders rather than our investors. Each state in which we do business has established supervisory agencies that regulate the manner in which we do business. Their regulations relate to, among other things:

•	standards of solvency, including risk-based capital measurements;

•	restrictions on the nature, quality and concentration of investments;

•	restrictions on our ability to withdraw from unprofitable lines of insurance;

•	the required use of certain methods of accounting and reporting;

•	the establishment of reserves for unearned premiums, losses and other purposes;

•	potential assessments for funds necessary to settle covered claims against impaired, insolvent or failed insurance companies;

•	licensing of insurers and agents;

•	approval of policy forms; and

•	limitations on the ability of our insurance subsidiaries to pay dividends to us.

          Regulatory powers also extend to premium rate regulations which require that rates not be excessive, inadequate or unfairly discriminatory. We also are required by the states to provide coverage to persons who would not otherwise be considered eligible by the insurers. Each state dictates the types of insurance and the level of coverage that must be provided to such involuntary risks. Our share of these involuntary risks is mandatory and generally a function of our respective share of the voluntary market by line of insurance in each state.

          If we do not comply with applicable regulatory requirements, the insurance regulatory authorities could preclude or temporarily suspend us from carrying on some or all of our activities or fine us. That type of action could materially adversely affect our business, results of operations, financial condition and equity.

We are subject to capital adequacy requirements and, if we do not meet these requirements, regulatory agencies may restrict or prohibit us from operating our business, which could materially and adversely affect our results of operations, financial condition and equity.

          We are subject to risk-based capital standards set by state regulators. This risk-based capital formula is calculated by applying specified risk factors to various asset, premium and reserve items. Insurance companies are required to measure their statutory capital and surplus as reported in their statutory accounting statements as compared to their capital as calculated under the risk-based capital formula. This ratio is used by state insurance departments to identify companies that merit further regulatory attention. Current rules require companies to maintain statutory capital and surplus at a specified level determined using the risk based capital formula. If we do not meet the minimum requirements as defined by the risk-based capital rules, we may be restricted or prohibited from operating our business by state regulators. If we are required to record a charge against earnings in connection with a change in estimates or circumstances, such as increasing our reserves in the future as a result of unexpectedly poor claims experience or recording realized losses due to impairment of our investments, we may violate these minimum capital adequacy requirements unless we are able to raise sufficient additional capital. If this were to occur, our business, results of operations, financial condition and equity may be materially adversely affected.

Our insurance subsidiaries, upon whom we depend for dividends and advances in order to fund our working capital needs, are limited by state regulators in their ability to pay dividends, which could materially and adversely affect our results of operations, financial condition and equity.

          We are a holding company and are dependent upon dividends, advances, loans and other sources of cash from our subsidiaries to meet our obligations, including our ability to pay principal and interest on the notes. The payment of dividends to us by our insurance subsidiaries must be approved by the subsidiaries’ domiciliary state departments of insurance. These dividends also are generally limited to amounts determined by formula, which varies by state. The formula for the majority of the states is the greater of 10% of the prior year statutory surplus or the prior year statutory net income, less the aggregate of all dividends paid during the twelve months prior to the date of payment. Some states, however, have an additional stipulation that dividends cannot exceed the prior year’s earned surplus.

          Dividends from Continental Casualty Company are subject to the insurance holding company laws of the State of Illinois, the domiciliary state of Continental Casualty Company. Under these laws, ordinary dividends, or dividends that do not require prior approval of the Illinois Department of Insurance, may be paid only from earned surplus, which is calculated by removing unrealized gains from unassigned surplus. As of September 30, 2004, Continental Casualty Company was in a negative earned surplus position. Until Continental Casualty Company is in a positive earned surplus position, all dividends require prior approval of the Illinois Department of Insurance. In January 2004, the Illinois Department of Insurance approved extraordinary dividends in the amount of approximately $312 million to be used to fund our 2004 debt service and principal repayment requirements. As of September 30, 2004, there was approximately $41 million of this extraordinary dividend capacity available for payment to us.

          Continental Casualty Company intends to request approval for extraordinary dividends in 2005 to fund our debt service and principal repayment requirements, however, that approval may not be granted. By agreement with the New Hampshire Insurance Department, The Continental Insurance Company Group may not pay dividends to Continental Casualty Company until after January 1, 2006.

          If we are restricted, by regulatory rule or otherwise, from paying or receiving intercompany dividends, we may not be able to fund our working capital needs and debt service requirements from available cash. We would be required to fund these working capital needs and debt service, including interest payments on the notes, and dividend requirements from other sources, which may be more expensive than an intercompany dividend or may not be available at all. As a result, our business, results of operations, financial condition and equity may be materially adversely affected.

Current legal and regulatory activities relating to insurance brokers and agents, contingent commissions and bidding practices and certain finite-risk insurance products could harm our business, results of operations, financial condition and equity.

          We have received subpoenas and inquiries from the Attorneys General of the states of Connecticut, Florida, Minnesota and New York, and from insurance and/or other regulators of the states of California, Delaware, Florida, Illinois, North Carolina, Pennsylvania, and South Carolina, seeking documents and information concerning contingent commission arrangements, the existence of any bid-rigging activity or tying arrangements involving brokerage services, and the underwriting of legal malpractice insurance. We have produced and are in the process of producing documents, and have responded to and are in the process of responding to the interrogatories of these state enforcement agencies.

          In addition, the Securities and Exchange Commission and the New York State Attorney General have sought information and documents by subpoena regarding finite-risk insurance, finite-risk reinsurance and other similar products sold or purchased by us. We are responding to these subpoenas. Finite-risk reinsurance (and finite-risk insurance) has been defined as a form of reinsurance (and insurance) in which, among other things, the time value of money is considered in the product’s design and pricing, in addition to the expected amount of the loss payments.

          At this time, we are unable to predict the potential effects, if any, that these investigations and inquiries may have upon the insurance markets and industry business practices or what, if any, changes may be made to laws and regulations regarding the insurance industry and financial reporting. Any of the foregoing could materially and adversely affect our business, results of operations, financial condition and equity.

Our investment portfolio may suffer reduced returns or losses, which could materially and adversely affect our results of operations, financial condition and equity.

          Investment returns are an important part of our overall profitability, and fluctuations in the fixed income or equity markets could materially adversely affect our results of operations, financial condition and equity.

          Fluctuations in interest rates affect our returns on, and the market value of, fixed income and short-term investments. In addition, defaults by third parties, primarily from investments in liquid corporate and municipal bonds, who fail to pay or perform on their obligations could reduce our investment income and realized investment gains or result in investment losses.

          We invest a portion of our assets in equity investments, primarily through limited partnerships, which are subject to greater volatility than our fixed income investments and, in some cases, which use leverage and, therefore, are subject to even greater volatility. Limited partnership investments generally provide higher expected return, but present greater risk and are more illiquid than our fixed income investments. General economic conditions, stock market conditions and many other factors beyond our control can adversely affect the value of our equity investments and our ability to control the timing of the realization of investment income. As a result of these factors, we may not realize an adequate return on our investments, may incur losses on sales of our investments and may be required to write down the value of our investments, which may materially adversely affect our business, results of operations, financial condition and equity.

We may be required to book a charge to our earnings to reflect a decline in the value of investment securities in our portfolio even though we have not sold the security, which could adversely affect our results of operations for that period.

          We are required by current accounting guidance to periodically evaluate the investment securities in our portfolio to determine if there has been a decline in the value of the securities that is other than temporary. If we determine that we own securities that have suffered such a decline, we are required to take a charge against our earnings in the period in which the determination is made to reflect the decrease in the value of the security even though we have not sold the security. These charges will adversely affect our results of operations for the period in which the charge is taken. We are not permitted to recognize an increase in the value of the security, should circumstances change.

          In March 2004, the Emerging Issues Task Force reached consensus on the guidance provided in EITF 03-1, The Meaning of Other-Than-Temporary Impairment and its Application to Certain Investments, as applicable to debt and equity securities that are within the scope of SFAS No. 115, Accounting for Certain Investments in Debt and Equity Securities and equity securities that are accounted for using the cost method specified in Accounting Principles Board Opinion No. 18, The Equity Method of Accounting for Investments in Common Stock. The new guidance was to be effective for reporting periods beginning after June 15, 2004. In September 2004, the Financial Accounting Standards Board delayed the effective date of EITF 03-1 until additional implementation guidance is provided. Adoption of the standard as originally issued may cause us to recognize impairment losses that would not have been recognized under the current guidance or to recognize such losses in earlier periods, especially those due to increases in interest rates, and would likely also impact our recognition of investment income on impaired securities. Such an impact would likely increase earnings volatility in future periods.

We may be adversely affected by the cyclical nature of the property and casualty business.

          The property and casualty market is cyclical and has experienced periods characterized by relatively high levels of price competition, less restrictive underwriting standards and relatively low premium rates, followed by periods of relatively lower levels of competition, more selective underwriting standards and relatively high premium rates. A downturn in the profitability cycle of the property and casualty business could have a material adverse effect on our business, results of operations, financial condition and equity.

We face intense competition in our industry. If we do not compete effectively, our business may be harmed.

          All aspects of the insurance business are highly competitive. We compete with a large number of stock and mutual insurance companies and other entities for both distributors and customers and must continuously allocate resources to refine and improve insurance products and services. Insurers compete on the basis of factors including selling effort, product, price, service and financial strength and rating. We seek pricing that will result in what we believe are adequate returns on the capital allocated to our business. We may lose business to competitors offering competitive insurance products at lower prices, which may materially adversely affect our business, results of operations, financial condition and equity. In addition, we may face increased competition from banks. Until passage of the Graham-Leach-Bliley Act of 1999, the ability of banks to engage in securities-related businesses was limited and banks were restricted from being affiliated with insurers. With the passage of that Act, mergers that combine commercial banks, insurers and securities firms under one holding company are now permitted. The ability of banks to affiliate with insurers may have a material adverse effect on all of our product lines by substantially increasing the number, size and financial strength of potential competitors.

We may suffer losses from litigation, which could materially and adversely affect our results of operations, financial condition and equity.

          As is typical in the insurance industry, we face significant risks of litigation, in addition to claims litigation covered by reserves that we have established. These lawsuits may be difficult to assess or quantify and may seek recovery of very large or indeterminate amounts, including punitive and treble damages, which may remain unknown for substantial periods of time. Further, we, like other participants in the insurance industry, have been subject in recent years to an increasing volume of class action lawsuits challenging a range of industry practices. A substantial legal liability could result in a material adverse effect on our business, results of operations, financial condition and equity.

We rely on our information technology and telecommunications systems, and the failure of these systems could disrupt our operations, which could materially and adversely affect our results of operations, financial condition and equity.

          Our business is highly dependent upon the successful and uninterrupted functioning of our information technology and telecommunications systems. We rely on these systems to process new and renewal business, provide customer service, make claims payments and facilitate collections and cancellations, as well as to perform actuarial and other analytical functions necessary for pricing and product development. As a result, the failure of these systems could interrupt our operations and adversely affect our business, results of operations, financial condition and equity.

Since we are dependent on key executives, the loss of any of these executives or our inability to retain other key personnel could adversely affect our business, results of operations, financial condition and equity.

          Our success substantially depends upon our ability to attract and retain qualified employees and upon the ability of our senior management and other key employees to implement our business strategy. We believe there are only a limited number of available qualified executives in the business lines in which we compete. Although we are not aware of any planned departures, we rely substantially upon the services of our executive officers. The loss of any of their services or the services of other members of our management team or the inability to attract and retain other talented personnel could impede the further implementation of our business strategy, which could have a material adverse effect on our business, results of operations, financial condition and equity. We do not currently maintain key man life insurance policies with respect to any of our employees.

A substantial portion of our revenue and operating income is generated by businesses that are in run-off. As a result, if we are unable to decrease our expenses or increase revenue in our continuing lines of business, our net income will decline.

          During the past two years, we ceased offering certain insurance products relating principally to our life, group and reinsurance segments. Many of the business lines were sold and the remaining lines of business are in run-off, including individual and group long-term care, institutional markets products and certain reinsurance operations. In 2003, 36% of our revenue was generated from our non-core lines of business. We expect that revenue from these lines of business will continue to decline. As a result, if we are unable to decrease our overhead expenses or increase our revenue from our continuing lines of business, our net income will decline.

Significant variances from our key assumptions used to determine reserves and deferred acquisition costs for our long-term care product offerings could materially adversely affect our results of operations, financial condition and equity.

          Our reserves and deferred acquisition costs for our long-term care product offerings are based on certain assumptions including morbidity, policy persistency and interest rates. Actual experience may differ from these assumptions. The recoverability of deferred acquisition costs and the adequacy of the reserves are contingent on actual experience related to these key assumptions and other factors including potential future premium increases and future health care cost trends. Significant variances in our actual experience with respect to these long-term care product offerings could materially and adversely affect our results of operations, financial condition and equity.

We have a relationship with a troubled national contractor as a lender and as an insurer, which could result in substantial creditor and insurance losses to us and have a material adverse effect on our results of operations, financial condition and equity.

          We have made loans through a credit facility to a national contractor to which CNA Surety Corporation, our 64% owned subsidiary, provides significant amounts of surety bond insurance coverage through surety bonds underwritten by our affiliates. A major portion of such coverage has been reinsured by our subsidiary, Continental Casualty Company. The loans were provided by us to help the contractor meet its liquidity needs. Loans under the credit facility are secured by a pledge of substantially all of the assets of the contractor and certain of its affiliates. The credit facility and all loans under it will mature in March of 2006. The credit facility provides for loans aggregating $86 million, all of which is currently utilized. Loews Corporation, the owner of approximately 91% of our common stock, holds a $25 million participation in the credit facility. Although Loews does not have rights against the contractor directly under the participation agreement, it shares recoveries and certain fees under the credit facility proportionally with us.

          The contractor has implemented restructuring efforts to reduce costs and improve cash flow. In connection with the credit facility, we periodically assess the contractor’s future cash requirements and cash flows available to support debt service. The contractor’s cash flow requirements and projections have been negatively impacted by its restructuring efforts and anticipated costs to resolve outstanding claims. In this connection, the contractor has requested an amendment to the credit facility to increase the credit facility by $40 million and we are currently in negotiations with the contractor as to the amount and terms of such amendment. We anticipate that once the terms of the amendment are agreed on, the contractor will seek to draw down a portion of such additional amount before year-end. Loews has advised us that it will participate in one-third of any increase in the credit facility. We also expect to take an impairment charge of approximately $43 million ($28 million after tax) in connection with the preparation of our financial statements for the fourth quarter of 2004, net of the participation by Loews, with respect to amounts already loaned under this credit facility and would expect to take an additional impairment charge on any draw down of the additional amount. Assuming an additional $20 million is drawn down, we would expect to take an additional impairment charge of $13 million ($9 million after tax), net of the participation by Loews.

          While we believe that the contractor’s restructuring efforts may be successful and provide sufficient cash flow for its operations, the contractor may fail to achieve its restructuring plan or perform its contractual obligations under the credit facility or under our surety bonds. If one or more of these developments were to happen, additional advances from us under the credit facility and/or further impairment charges by us might be required, and a material adverse effect on our results of operations, financial condition and equity could occur. In addition, such failures could cause the full amount due under the credit facility to be uncollectible and/or cause an estimated surety loss, net of indemnification and subrogation recoveries, but before the effects of minority interest, of approximately $200 million pretax.

Risks Related to the Offering

Loews owns a majority of our common stock and has the power to elect our Board of Directors and influence our affairs.

          Loews beneficially owned approximately 91% of our outstanding common stock as of September 30, 2004. As a result, Loews has the ability to elect our entire board of directors and determine the outcome of other matters submitted to our shareholders, such as the approval of significant transactions, and otherwise to influence our affairs.

You cannot be sure that an active trading market will develop for the notes.

          The notes are a new issue of securities and there is no established trading market for the notes. We do not intend to apply to list the notes for trading on any securities exchange or to arrange for quotation on any automated dealer quotation system.

          As a result of this and the other factors listed below, an active trading market for the notes may not develop, in which case the market price and liquidity of the notes may be adversely affected.

          In addition, you may not be able to sell your notes at a particular time or at a price favorable to you. Future trading prices of the notes will depend on many factors, including:

•	our operating performance and financial condition;

•	our prospects or the prospects for companies in our industry generally;

•	the interest of securities dealers in making a market in the notes;

•	the market for similar securities;

•	prevailing interest rates; and

•	the factors described in this prospectus under “— Risks related to us and our industry.”

          We have been advised by the underwriters that they intend to make a market for the notes, but they have no obligation to do so and may discontinue market-making at any time without providing any notice.

FORWARD-LOOKING STATEMENTS

          Each of this prospectus supplement, the accompanying prospectus and the documents we incorporate by reference in this prospectus supplement and the accompanying prospectus contain a number of forward-looking statements which relate to anticipated future events rather than actual present conditions or historical events. You can identify forward-looking statements because generally they include words such as “believes,” “expects,” “intends,” “anticipates,” “estimates” and similar expressions. Forward-looking statements include any and all statements regarding expected developments in our insurance business, including losses and loss reserves for asbestos, environmental pollution and mass tort claims which are more uncertain, and therefore more difficult to estimate than loss reserves respecting traditional property and casualty exposures; the impact of routine ongoing insurance reserve reviews we are conducting; the ongoing state regulatory examinations of our primary insurance company subsidiaries, and our responses to the results of those reviews and examinations; our expectations concerning our revenues, earnings, expenses and investment activities; expected cost savings and other results from our expense reduction and restructuring activities; and our proposed actions in response to trends in our business. Forward-looking statements, by their nature, are subject to a variety of inherent risks and uncertainties that could cause actual results to differ materially from the results expected in the forward-looking statement. Many of these risks and uncertainties cannot be controlled by us. Some examples of these risks and uncertainties are:

•	general economic and business conditions, including inflationary pressures on medical care costs, construction costs and other economic sectors that increase the severity of claims;

•	changes in financial markets such as fluctuations in interest rates, long-term periods of low interest rates, credit conditions and currency, commodity and stock prices;

•	the effect of corporate bankruptcies, such as Enron and WorldCom, on surety bond claims, as well as on capital markets, and on the markets for directors and officers and errors and omissions coverages;

•	changes in foreign or domestic political, social and economic conditions;

•	regulatory initiatives and compliance with governmental regulations, judicial decisions, including interpretation of policy provisions, decisions regarding coverage and theories of liability, trends in litigation and the outcome of any litigation involving us, and rulings and changes in tax laws and regulations;

•	effects upon insurance markets and upon industry business practices and relationships of current litigation, investigations and regulatory activity by the New York State Attorney General’s office and other authorities concerning contingent commission arrangements with brokers and bid solicitation activities;

•	legal and regulatory activities with respect to certain non-traditional and finite-risk insurance products, and possible resulting changes in accounting and financial reporting rules in relation to such products;

•	regulatory limitations, impositions and restrictions upon us, including the effects of assessments and other surcharges for guaranty funds and second-injury funds and other mandatory pooling arrangements;

•	the impact of competitive products, policies and pricing and the competitive environment in which we operate, including changes in our book of business;

•	product and policy availability and demand and market responses, including the level of ability to obtain rate increases and decline or non-renew underpriced accounts, to achieve premium targets and profitability and to realize growth and retention estimates;

•	development of claims and the impact on loss reserves, including changes in claim settlement policies;

•	the effectiveness of current initiatives by claims management to reduce loss and expense ratio through more efficacious claims handling techniques;

•	the performance of reinsurance companies under reinsurance contracts with us;

•	results of financing efforts, including the availability of bank credit facilities;

•	changes in our composition of operating segments;

•	weather and other natural physical events, including the severity and frequency of storms, hail, snowfall and other winter conditions, as well as of natural disasters such as hurricanes and earthquakes;

•	man-made disasters, including the possible occurrence of terrorist attacks and the effect of the absence of applicable terrorism legislation on coverages;

•	the possibility that the Terrorism Risk Insurance Act of 2002 will not be extended beyond the end of 2005, as a result of which we could incur substantial additional exposure to losses resulting from terrorist attacks, which could be increased by current state regulatory restrictions on terrorism policy exclusions and by regulatory unwillingness to approve such exclusions prospectively;

•	the occurrence of epidemics;

•	exposure to liabilities due to claims made by insureds and others relating to asbestos remediation and health-based asbestos impairments, as well as exposure to liabilities for environmental pollution, mass tort and construction defect claims;

•	whether a national privately financed trust to replace litigation of asbestos claims with payments to claimants from the trust will be established or approved through federal legislation, or, if established and approved, whether it will contain funding requirements in excess of our established loss reserves or carried loss reserves;

•	the sufficiency of our loss reserves and the possibility of future increases in reserves;

•	regulatory limitations and restrictions, including limitations upon our ability to receive dividends from our insurance subsidiaries imposed by state regulatory agencies and minimum risk-based capital standards established by the National Association of Insurance Commissioners;

•	the risks and uncertainties associated with our loss reserves as outlined in the Reserves — Estimates and Uncertainties section of “Management’s Discussion and Analysis of Financial Condition and Results of Operations” contained in our Quarterly Report on Form 10-Q for the quarter ended September 30, 2004, which is incorporated by reference into this prospectus supplement;

•	the level of success in integrating acquired businesses and operations, and in consolidating, or selling existing ones;

•	the possibility of further changes in our ratings by ratings agencies, including the inability to access certain markets or distributions channels and the required collateralization of future payment obligations as a result of such changes, and changes in rating agency policies and practices; and

•	the actual closing of contemplated transactions and agreements.

          Our forward-looking statements speak only as of the date on which they are made and we do not have any obligation to update or revise any forward-looking statement to reflect events or circumstances after the date of the statement, even if our expectations or any related facts or circumstances change.

RATIO OF EARNINGS TO FIXED CHARGES

          The following table sets forth our ratio of consolidated earnings to fixed charges for the periods indicated. For purposes of computing this ratio, earnings consist of income before income taxes plus fixed charges of consolidated companies. Fixed charges consist of interest and that portion of operating lease rental expense which is deemed to be an interest factor for such rentals.

	Nine Months
	Ended
	September 30,		Year Ended December 31,

	2004	2003	2003	2002	2001	2000	1999

Ratio of earnings to fixed charges	1.5	(a)	(a)	1.8	(a)	4.4	(a)

(a)	For the nine months ended September 30, 2003 and for the years ended December 31, 2003, 2001 and 1999, earnings were insufficient to cover fixed charges by $2,598 million, $2,352 million, $2,326 million and $79 million, respectively.

USE OF PROCEEDS

          Net proceeds from this offering of notes are expected to be approximately $           million, after deducting underwriting discounts and commissions and the estimated expenses of the offering.

          We intend to contribute approximately $           million of the net proceeds from this offering to our subsidiary, Continental Casualty Company, in order for it to repurchase the Continental Casualty Company Group Surplus Note due 2024 and to pay accrued and unpaid interest on such note. We plan to seek approval from the insurance regulatory authority for the repayment of the Continental Casualty Company Group Surplus Note. All of the proceeds used to repay the Continental Casualty Company Group Surplus Note will go to Loews Corporation. We also intend to use approximately $           million of the net proceeds from this offering to repay at maturity our 6.50% notes due April 15, 2005 and to pay accrued and unpaid interest on such notes. Pending the application of the net proceeds of the offering, we intend to invest the net proceeds in short-term interest bearing investments.

CAPITALIZATION

          The following table shows our consolidated capitalization as of September 30, 2004:

•	on a historical basis; and

•	as adjusted to give effect to this offering and the use of the net proceeds therefrom. See “Use of Proceeds.”

          You should read this table in conjunction with our consolidated financial statements and related notes which are incorporated by reference in this prospectus supplement.

	September 30, 2004

	Actual	As Adjusted

	(In millions of dollars)
Short-term debt:
Current portions of long-term debt	$531	$
Long-term debt (net of unamortized discount):
Credit facility — CNA Surety, due September 30, 2005	$25		$25
Term loan — CNA Surety, due through September 30, 2005	10		10
Debenture, CNA Surety, face amount of $31, due April 29, 2034	30		30
Senior notes:
6.500%, face amount of $493, due April 15, 2005	492
6.750%, face amount of $250, due November 15, 2006	249		249
6.450%, face amount of $150, due January 15, 2008	149		149
6.600%, face amount of $200, due December 15, 2008	199		199
8.375%, face amount of $70, due August 15, 2012	69		69
6.950%, face amount of $150, due January 15, 2018	149		149
%, face amount of $ , due December , 2014	—
Debenture, CNAF, 7.250%, face amount of $243, due November 15, 2023	241		241
Capital leases, 10.400%–11.500%, due through December 31, 2011	31		31
Other debt, 1.000%–6.600%, due through 2019	23		23
Surplus Note:
Continental Casualty Company Group Surplus Note, face amount of $46, due to Loews February 2024	46
Less: current portion of long-term debt	(531)

Total long-term debt	$1,182	$
Stockholders’ equity:
Preferred Stock (12,500,000 shares authorized):
Series H Issue (no par value; $100,000 stated value, 7,500 shares issued and held by Loews Corporation, actual and as adjusted)	$750		$750
Common Stock ($2.50 par value; 500,000,000 shares authorized; 258,177,285 shares issued; and 255,953,958 shares outstanding, actual and as adjusted)	645		645
Additional paid-in capital	1,701		1,701
Retained earnings	5,296		5,296
Accumulated other comprehensive income	652		652
Treasury stock (2,223,327 shares, actual and as adjusted), at cost	(69)		(69)
Notes receivable for the issuance of common stock	(73)		(73)

Total stockholders’ equity	$8,902		$8,902

Total capitalization	$10,615	$

SELECTED CONSOLIDATED FINANCIAL DATA

          Our selected consolidated financial data presented below as of and for the years ended December 31, 2003, 2002, 2001, 2000 and 1999 have been derived from our audited consolidated financial statements.

          The selected consolidated financial information as of and for the nine months ended September 30, 2004 and 2003 are unaudited and have been derived from our unaudited condensed consolidated financial statements and include all adjustments (consisting of normal recurring adjustments), which are, in our opinion, necessary for a fair presentation of our financial position at those dates and results of operations for those periods. Our results of operations for the nine months ended September 30, 2004 are not necessarily indicative of our results for the year.

          You should read this selected consolidated financial information in conjunction with our audited consolidated financial statements in our Annual Report on Form 10-K for the year ended December 31, 2003, and the unaudited condensed consolidated financial statements in our Quarterly Report on Form 10-Q for the period ended September 30, 2004, each of which is incorporated by reference in this prospectus supplement and the accompanying prospectus, and “Management’s Discussion and Analysis of Financial Condition and Results of Operations” for those periods, which are contained in those documents.

	As of and for the
	Nine Months Ended
	September 30,		As of and for the Year Ended December 31,

	2004	2003	2003	2002	2001	2000	1999

	(In millions, except per share data and ratios)
Results of Operations
Revenues	$7,245	$8,669	$11,716	$12,286	$13,089	$15,408	$16,294

Income (loss) from continuing operations	$136	$(1,607)	$(1,433)	$247	$(1,592)	$1,177	$1
Income (loss) from discontinued operations, net of tax	—	—	—	(35)	11	5	4

Income (loss) before cumulative effects of changes in accounting principles	136	(1,607)	(1,433)	212	(1,581)	1,182	5
Cumulative effects of changes in accounting principles, net of tax	—	—	—	(57)	(61)	—	(177)

Net income (loss)	$136	$(1,607)	$(1,433)	$155	$(1,642)	$1,182	$(172)

Earnings (Loss) per Common Share
Income (loss) from continuing operations	$0.35	$(7.39)	$(6.58)	$1.10	$(8.20)	$6.40	$(0.06)
Income (loss) from discontinued operations, net of tax	—	—	—	(0.16)	0.06	0.03	0.02

Income (loss) before cumulative effects of changes in accounting principles, net of tax	0.35	(7.39)	(6.58)	0.94	(8.14)	6.43	(0.04)
Cumulative effects of changes in accounting principles, net of tax	—	—	—	(0.26)	(0.32)	—	(0.96)

Earnings (loss) per share available to common stockholders	$0.35	$(7.39)	$(6.58)	$0.68	$(8.46)	$6.43	$(1.00)

Weighted average outstanding common stock and common stock equivalents	256.0	223.6	227.0	223.6	194.0	183.6	184.2

	As of and for the
	Nine Months Ended
	September 30,		As of and for the Year Ended December 31,

	2004	2003	2003	2002	2001	2000	1999

	(In millions, except per share data and ratios)
Financial Condition:
Total investments	$37,950	$37,802	$38,100	$35,293	$35,826	$36,059	$36,935
Total assets	61,421	67,850	68,503	61,731	65,723	62,785	62,390
Insurance reserves	43,387	46,053	45,383	40,179	43,623	39,054	39,271
Long and short term debt	1,713	2,153	1,904	2,292	2,567	2,729	2,881
Stockholders’ equity	8,902	8,201	8,952	9,401	8,122	9,400	8,723
Statutory Surplus:
Property and casualty companies(a)	$6,603	$5,213	$6,170	$6,836	$6,241	$8,373	$8,679
Life insurance companies	1,255	1,597	707	1,645	1,752	1,274	1,222

(a)	Surplus includes the property and casualty companies’ equity ownership of the life insurance subsidiaries in 2004 and 2003, and the ownership of the life and group insurance subsidiaries in 2002, 2001, 2000 and 1999.

DESCRIPTION OF NOTES

          The following description of the notes supplements the more general description of “Description of the Debt Securities” and “Securities to be Offered” that appears in the accompanying prospectus. If there are any inconsistencies between this section and the prospectus, you should rely upon the information in this section. In this summary, the terms “we,” “our,” and “us” refer solely to CNA Financial Corporation and its successors under the indenture and not to any of its subsidiaries.

General

          We are issuing the notes pursuant to an indenture dated March 1, 1991 between us and J. P. Morgan Trust Company, National Association, formerly known as The First National Bank of Chicago, as trustee, which was supplemented by a first supplemental indenture dated as of October 15, 1993, and a second supplemental indenture to be dated as of December      , 2004. The notes will be issued in registered form only in denominations of $1,000 and integral multiples of $1,000. The indenture does not limit the aggregate principal amount of debt securities that may be issued and provides that debt securities may be issued from time to time in one or more series. We will issue the notes initially in the aggregate principal amount of $           million, and we may, from time to time, without the consent of the holders of the notes, reopen the series and issue additional notes.

Maturity

          The notes will mature on December      , 2014 and are not redeemable prior to maturity. The notes are not subject to any sinking fund provision. We may buy notes in the open market or otherwise, but we make no assurance as to the existence or liquidity of any trading market for the notes. If the maturity date of the notes falls on a day that is not a business day, the payment of interest and principal may be made on the next succeeding business day, and no interest on such payment shall accrue for the period from and after the maturity date.

Interest

          The notes will bear interest at an annual rate of      %, with interest accruing from and including December      , 2004 or from the most recent interest payment date to which interest has been paid or provided for. Interest on the notes is payable on June      and December      of each year. The first interest payment date is June      , 2005. Interest will be payable to the registered holders of the notes at the close of business on                     and                     , as the case may be, prior to the applicable interest payment date. Interest will be computed on the basis of a 360-day year of twelve 30-day months. If any interest payment date falls on a day that is not a business day, the interest payment shall be made on the next succeeding business day, and no interest on such payment shall accrue for the period from and after such interest payment date.

Priority

          The notes are our senior debt. The notes represent our direct, unsecured and unsubordinated debt and will rank equally with our current and future unsecured and unsubordinated indebtedness. Because we are a holding company, the notes will be structurally subordinated to all existing and future liabilities of our subsidiaries, which as of September 30, 2004 was approximately $50.7 billion. The notes will be effectively subordinated to all our current and future secured indebtedness to the extent of the value of the assets securing such indebtedness. As of September 30, 2004, we had approximately $1.3 billion of senior indebtedness outstanding, none of which was secured.

Covenants

          In addition to the covenants set forth in the accompanying prospectus under “Description of the Debt Securities,” the notes provide:

          Negative Pledge. Because we are a holding company, our assets consist primarily of the securities of our subsidiaries. The negative pledge provisions of the notes limit our ability to pledge some of these securities. The notes provide that we will not, and will not permit any subsidiary to, create, assume, incur or permit to exist any indebtedness for borrowed money (including any guarantee of indebtedness for borrowed money) that is secured by a pledge, lien or other encumbrance on:

•	the voting securities of Continental Casualty Company, The Continental Insurance Company, Continental Assurance Company or CNA Surety Corporation, or any subsidiary succeeding to any substantial part of the business now conducted by any of those corporations, which we refer to collectively as the “principal subsidiaries,” or

•	the voting securities of a subsidiary that owns, directly or indirectly, the voting securities of any of the principal subsidiaries,

without making effective provision so that the outstanding notes will be secured equally and ratably with indebtedness so secured so long as such other indebtedness shall be secured.

          For purposes of the negative pledge, the notes provide that “subsidiary” means any corporation, partnership or other entity of which at the time of determination we or one or more other subsidiaries own directly or indirectly more than 50% of the outstanding shares of the voting stock or equivalent interest, and “voting stock” means stock which ordinarily has voting power for the election of directors, whether at all times or only so long as no senior class of stock has such voting power by reason of any contingency.

          Neither the indenture nor the notes contain any covenant which would limit a recapitalization transaction, a change of control of CNA Financial Corporation or a highly leveraged transaction unless such transaction or change of control were structured to include a merger or consolidation or sale or conveyance of our assets substantially as an entirety, and then only to the extent set forth in the indenture. See “Description of the Debt Securities — Consolidation, Merger and Sale of Assets” in the accompanying prospectus.

Events of Default

          The following events of default replace the events of default set forth in the accompanying prospectus under “Description of the Debt Securities” with respect to the notes.

          An event of default with respect to the notes is defined in the indenture as being:

•	our default for 30 days in the payment of any installment of interest on the notes;

•	our default in the payment of any principal on the notes;

•	our default in the performance of any of the agreements in the indenture contained therein for the benefit of the notes which shall not have been remedied within a period of 60 days after receipt of written notice by us from the trustee or by us and the trustee from the holders of not less than 25% in principal amount of the notes then outstanding;

•	the acceleration, or failure to pay at maturity, of any of our indebtedness for money borrowed exceeding $100,000,000 in principal amount, which acceleration is not rescinded or annulled or indebtedness paid within 15 days after the date on which written notice thereof shall have first been given to us as provided in the indenture; or

•	certain events related to our bankruptcy, insolvency or reorganization.

Book-Entry Delivery and Settlement

          We have obtained the information in this section concerning The Depository Trust Company, or DTC, and its book-entry system and procedures from sources that we believe to be reliable, but we take no responsibility for the accuracy of this information.

          The notes initially will be represented by one or more fully registered global notes. Each global note will be deposited with, or on behalf of, DTC or any successor thereto and registered in the name of Cede & Co., DTC’s nominee.

          You may hold your interests in the global notes in the United States through DTC, either as a participant in such system or indirectly through organizations which are participants in such system. So long as DTC or its nominee is the registered owner of the global notes, DTC or such nominee will be considered the sole owner and holder of the notes for all purposes of the notes and the indenture. Except as provided below, owners of beneficial interests in the notes will not be entitled to have the notes registered in their names, will not receive or be entitled to receive physical delivery of the notes in definitive form and will not be considered the owners or holders of the notes under the indenture, including for purposes of receiving any reports that we or the trustee deliver pursuant to the indenture. Accordingly, each person owning a beneficial interest in a note must rely on the procedures of DTC or its nominee and, if such person is not a participant, on the procedures of the participant through which such person owns its interest, in order to exercise any rights of a holder of notes.

          Investors may elect to hold interests in the global notes held by DTC through Clearstream Banking, société anonyme, “Clearstream,” or Euroclear Bank S.A./ N.V. as operator of the Euroclear System, the “Euroclear operator,” if they are participants in such systems, or indirectly through organizations that are participants in such systems. Clearstream and the Euroclear operator will hold interests on behalf of their participants through customers’ securities accounts in Clearstream’s and the Euroclear operator’s names on the books of their respective depositaries, which in turn will hold such interests in customers’ securities accounts in the depositaries’ names on the books of DTC.

          Unless and until we issue the notes in fully certificated form under the limited circumstances described below under the heading “— Certificated Notes”:

•	you will not be entitled to receive physical delivery of a certificate representing your interest in the notes;

•	all references in this prospectus supplement or in the accompanying prospectus to actions by holders will refer to actions taken by DTC upon instructions from its direct participants; and

•	all references in this prospectus supplement or the accompanying prospectus to payments and notices to holders will refer to payments and notices to DTC or Cede & Co., as the registered holder of the notes, for distribution to you in accordance with DTC procedures.

The Depository Trust Company

          DTC will act as securities depositary for the notes. The notes will be issued as fully registered global notes registered in the name of Cede & Co. DTC is:

•	a limited-purpose trust company organized under the New York Banking Law;

•	a “banking organization” under the New York Banking Law;

•	a member of the Federal Reserve System;

•	a “clearing corporation” under the New York Uniform Commercial Code; and

•	a “clearing agency” registered under the provision of Section 17A of the Securities Exchange Act of 1934.

          DTC holds securities that its direct participants deposit with DTC. DTC also facilitates the settlement among direct participants of securities transactions, such as transfers and pledges, in deposited securities through electronic computerized book-entry changes in direct participants’ accounts, thereby eliminating the need for physical movement of securities certificates.

          Direct participants of DTC include securities brokers and dealers (including underwriters), banks, trust companies, clearing corporations, and certain other organizations. DTC is owned by a number of its direct participants and by The New York Stock Exchange, Inc., the American Stock Exchange, Inc. and the National Association of Securities Dealers, Inc. Indirect participants of DTC, such as securities brokers and dealers, banks and trust companies, can also access the DTC system if they maintain a custodial relationship with a direct participant.

          If you are not a direct participant or an indirect participant and you wish to purchase, sell or otherwise transfer ownership of, or other interests in, the notes, you must do so through a direct participant or an indirect participant. DTC agrees with and represents to DTC participants that it will administer its book-entry system in accordance with its rules and by-laws and requirements of law. The SEC has on file a set of the rules applicable to DTC and its direct participants.

          Title to book-entry interests in the notes will pass by book-entry registration of the transfer within the records of Clearstream, the Euroclear operator or DTC, as the case may be, in accordance with their respective procedures. Book-entry interests in the notes may be transferred within Clearstream and within the Euroclear System and between Clearstream and the Euroclear System in accordance with procedures established for these purposes by Clearstream and the Euroclear operator. Book-entry interests in the notes may be transferred within DTC in accordance with procedures established for this purpose by DTC. Transfers of book-entry interests in the notes among Clearstream, the Euroclear operator and DTC may be effected in accordance with procedures established for this purpose by Clearstream, the Euroclear operator and DTC. Beneficial owners will not receive physical delivery of certificates representing their ownership interests in the notes, except as provided below in “— Certificated Notes.”

          To facilitate subsequent transfers, all notes deposited with DTC are registered in the name of DTC’s nominee, Cede & Co. The deposit of notes with DTC and their registration in the name of Cede & Co. has no effect on beneficial ownership. DTC has no knowledge of the actual beneficial owners of the notes. DTC’s records reflect only the identity of the direct participants to whose accounts such notes are credited, which may or may not be the beneficial owners. The participants will remain responsible for keeping account of their holdings on behalf of their customers.

          Conveyance of notices and other communications by DTC to direct participants, by direct participants to indirect participants and by direct and indirect participants to beneficial owners (including, by Clearstream or Euroclear, as applicable) will be governed by arrangements among them, subject to any statutory or regulatory requirements as may be in effect from time to time.

Book-Entry Format

          Under the book-entry format, the trustee will pay interest or principal payments to Cede & Co., as nominee of DTC. DTC will forward the payment to the direct participants, who will then forward the payment to the indirect participants or to the beneficial owners. You may experience some delay in receiving your payments under this system.

          Initial settlement for the global notes will be made in immediately available funds. Secondary market trading between DTC’s participants will occur in the ordinary way in accordance with DTC’s rules and will be settled in immediately available funds using DTC’s Same-Day Funds Settlement System. Secondary market trading between Clearstream customers and/or Euroclear participants will occur in the ordinary way in accordance with the applicable rules and operating procedures of Clearstream and the Euroclear System and will be settled using the procedures applicable to conventional Eurobonds in immediately available funds.

          Cross-market transfers between persons holding directly or indirectly through DTC, on the one hand, and directly or indirectly through Clearstream customers or Euroclear participants, on the other, will be effected through DTC in accordance with DTC’s rules on behalf of the relevant European international clearing system by its U.S. depositary; however, these cross-market transactions will require delivery of instructions to the relevant European international clearing system by the counterparty in the clearing system in accordance with its rules and procedures and within its established deadlines (European time). The relevant European international clearing system will, if the transaction meets its settlement requirements, deliver instructions to its U.S. depositary to take action to effect final settlement on its behalf by delivering interests in the notes to or receiving interests in the notes from DTC, and making or receiving payment in accordance with normal procedures for same-day funds settlement applicable to DTC. Clearstream customers and Euroclear participants may not deliver instructions directly to their respective U.S. depositaries.

          Because of time-zone differences, credits of interests in the notes received in Clearstream or the Euroclear System as a result of a transaction with a DTC participant will be made during subsequent securities settlement processing and dated the business day following DTC settlement date. Credits of interests or any transactions involving interests in the notes received in Clearstream or the Euroclear System as a result of a transaction with a DTC participant and settled during subsequent securities settlement processing will be reported to the relevant Clearstream customers or Euroclear participants on the business day following DTC settlement date. Cash received in Clearstream or the Euroclear System as a result of sales of interests in the notes by or through a Clearstream customer or a Euroclear participant to a DTC participant will be received with value on the DTC settlement date but will be available in the relevant Clearstream or Euroclear cash account only as of the business day following settlement in DTC.

          Although DTC, Clearstream and the Euroclear operator have agreed to the foregoing procedures in order to facilitate transfers of interests in the notes among participants of DTC, Clearstream and Euroclear, they are under no obligation to perform or continue to perform the foregoing procedures and these procedures may be changed or discontinued at any time.

          The trustee will not recognize you as a holder under the indenture, and you can only exercise the rights of a holder indirectly through DTC and its direct participants. DTC has advised us that it will only take action regarding a note if one or more of the direct participants to whom the note is credited direct DTC to take such action. DTC can only act on behalf of its direct participants. Your ability to pledge notes to indirect participants, and to take other actions, may be limited because you will not possess a physical certificate that represents your notes.

Certificated Notes

          Unless and until they are exchanged, in whole or in part, for notes in definitive form in accordance with the terms of the notes, the notes may not be transferred except as a whole by DTC to a nominee of DTC; as a whole by a nominee of DTC to DTC or another nominee of DTC; or as a whole by DTC or a nominee of DTC to a successor of DTC or a nominee of such successor.

          We will issue notes to you or your nominees, in fully certificated registered form, rather than to DTC or its nominees, only if:

•	DTC notifies us that it is unwilling or unable to continue as depository or that DTC is no longer eligible or in good standing under the Securities Exchange Act of 1934, and we do not appoint a successor depository within 90 days; or

•	we, at our option, elect to terminate use of the book-entry system through DTC.

          If any of the two above events occurs, DTC is required to notify all direct participants that notes in fully certificated registered form are available through DTC. DTC will then surrender the global notes along with instructions for re-registration. The trustee will re-issue the notes in full certificated registered form and will recognize the registered holders of the certificated notes as holders under the indenture.

UNDERWRITING

          Subject to the terms and conditions set forth in the underwriting agreement dated December      , 2004, each of the underwriters has severally agreed to purchase, and we have agreed to sell to each underwriter, the principal amount of the note set forth opposite the name of each underwriter:

Principal
Underwriters	Amount

Merrill Lynch, Pierce, Fenner & Smith Incorporated
Morgan Stanley & Co. Incorporated
Lehman Brothers Inc
UBS Securities LLC

Total	$

          Under the terms and conditions of the underwriting agreement, if the underwriters take any of the notes, then they are obligated to take and pay for all the notes.

          The notes are a new issue of securities with no established trading market and will not be listed on any national securities exchange. The underwriters have advised us that they intend to make a market for the notes, but they have no obligation to do so and may discontinue market-making at any time without providing any notice. No assurance can be given as to the liquidity of any trading market for the notes.

          The underwriters initially propose to offer part of the notes directly to the public at the offering price described on the cover page of this prospectus supplement and part of the notes to certain dealers at a price that represents a concession not in excess of      % of the principal amount of the notes. The underwriters may allow, and any such dealer may reallow, a concession not in excess of      % of the principal amount of the notes to certain other dealers. After the initial offering of the notes, the underwriters may from time to time vary the offering price and other selling terms.

          We have also agreed to indemnify the underwriters against certain liabilities, including liabilities under the Securities Act of 1933, as amended, or to contribute to payments which the underwriters may be required to make in respect of any such liabilities.

          In connection with the offering of the notes, the underwriters may engage in transactions that stabilize, maintain or otherwise affect the price of the notes. Specifically, the underwriters may overallot in connection with the offering of the notes, creating a short position. In addition, the underwriters may bid for, and purchase, notes in the open market to cover short positions or to stabilize the price of the notes. Any of these activities may stabilize or maintain the market price of the notes above independent market levels. The underwriters are not required to engage in any of these activities, and may end any of them at any time.

          Neither we nor any underwriter makes any representation or prediction as to the direction or magnitude of any effect that the transactions described in the immediately preceding paragraph may have on the price of the notes.

          Our expenses associated with this offering, to be paid by us, excluding underwriters’ discounts and commissions, are estimated to be $          .

          Certain of the underwriters and their respective affiliates have, from time to time, performed, and may in the future perform, various financial advisory, commercial banking and investment banking services for us, for which they received or will receive customary fees and expenses. In addition, as part of our investment activities, we regularly buy and sell securities through certain of the underwriters or their respective affiliates based upon customary terms and conditions and fees.

LEGAL MATTERS

          The validity of the notes will be passed upon for us by Mayer, Brown, Rowe & Maw LLP, Chicago, Illinois, and for the underwriters by Davis Polk & Wardwell, New York, New York.

EXPERTS

          The consolidated financial statements and the related consolidated financial statement schedules incorporated by reference in this prospectus supplement and the accompanying prospectus from our annual report on Form 10-K for the year ended December 31, 2003 have been audited by Deloitte & Touche LLP, independent auditors, as stated in their reports, which are incorporated herein by reference and have been so incorporated by reliance upon the reports of such firm given their authority as experts in accounting and auditing.

WHERE YOU CAN FIND ADDITIONAL INFORMATION

          We file annual, quarterly and current reports, proxy statements and other information with the Securities and Exchange Commission, in accordance with the Securities Exchange Act of 1934. You may read and copy any document we file at the Securities and Exchange Commission’s public reference room in Washington, D.C. Please call the Securities and Exchange Commission at 1-800-SEC-0330 for further information on the public reference rooms. Our Securities and Exchange Commission filings are also available to the public from the Securities and Exchange Commission’s website at http://www.sec.gov.

          The Securities and Exchange Commission allows us to “incorporate by reference” into this prospectus supplement the information we file with it, which means we can disclose important information to you by referring to our filed Securities and Exchange Commission documents. The information incorporated by reference is considered to be part of this prospectus supplement. Information we file with the Securities and Exchange Commission after the date of this document will update and supersede the information in this prospectus supplement and the accompanying prospectus. We incorporate by reference the documents listed below and any future filings made with the Securities and Exchange Commission under Sections 13(a), 13(c), 14 or 15(d) of the Securities Exchange Act of 1934 until we sell all of these securities.

1. Our Annual Report on Form 10-K for the year ended December 31, 2003.

2. Our Quarterly Reports on Form 10-Q for the quarters ended March 31, 2004, June 30, 2004 and September 30, 2004.

3. Our Current Reports on Form 8-K dated October 22, 2004 (filed on October 22, 2004), October 27, 2004 (filed on October 28, 2004) and November 5, 2004 (filed on November 5, 2004).

          We have also filed a registration statement on Form S-3 with the Securities and Exchange Commission under the Securities Act of 1933, relating to, among other things, these securities. This prospectus supplement and the accompanying prospectus do not contain all of the information set forth in the registration statement. You should read the registration statement for further information about these securities and us. The registration statement can be found in the Securities and Exchange Commission’s public reference room or on the Securities and Exchange Commission’s website referred to above, and you may request a copy of any of these filings, at no cost, by writing or calling Jonathan Kantor at:

CNA Financial Corporation

CNA Center
Chicago, Illinois 60685
(312) 822-5000

Prospectus

$600,000,000

CNA FINANCIAL CORPORATION

Senior Debt Securities

Subordinated Debt Securities
Subordinated Junior Debt Securities
Preferred Stock
Depositary Shares
Common Stock
Warrants
Purchase Contracts
Purchase Units

      CNA Financial Corporation’s Common Stock is listed on the New York Stock Exchange, the Chicago Stock Exchange and the Pacific Exchange, and traded on the Philadelphia Stock Exchange, under the trading symbol “CNA”.

CNA FINANCIAL CAPITAL I

CNA FINANCIAL CAPITAL II
CNA FINANCIAL CAPITAL III

Preferred Securities fully and unconditionally

guaranteed, as described herein, by

CNA FINANCIAL CORPORATION

          We will provide specific terms of these securities in supplements to this prospectus. You should read this prospectus and any supplement carefully before you invest. This prospectus may not be used to sell these securities without a supplement.

      Neither the Securities and Exchange Commission nor any other regulatory body has approved or disapproved of these securities or passed upon the accuracy or adequacy of this Prospectus. Any representation to the contrary is a criminal offense.

The date of this Prospectus is August 23, 2001.

ABOUT THIS PROSPECTUS

      This prospectus is part of a registration statement (including any amendments and exhibits, the “Registration Statement”) that we filed with the Securities and Exchange Commission (the “SEC”) utilizing a “shelf” registration process. Under this shelf process, we may, over the next two years, sell any combination of the securities described in this prospectus in one or more offerings up to a total dollar amount of $600,000,000. This prospectus provides you with a general description of the securities that we may offer. Each time we sell securities, we will provide a prospectus supplement that will contain specific information about the terms of that offering. The prospectus supplement may also add, update or change information contained in this prospectus. You should read both this prospectus and any prospectus supplement together with additional information described under the heading WHERE YOU CAN FIND MORE INFORMATION.

      In this prospectus, we refer to:

•	CNA Financial Corporation as “CNAF”;

•	CNAF and its subsidiaries as the “CNA Companies”;

•	CNA Financial Capital I, CNA Financial Capital II and CNA Financial Capital III as the “CNA Capital Trusts”; and

•	the securities offered by this prospectus as the “Offered Securities”.

WHERE YOU CAN FIND MORE INFORMATION

      CNAF files annual, quarterly and special reports, proxy statements and other information with the SEC. Our SEC filings are available to the public over the Internet at the SEC’s web site at http://www.sec.gov. You may also read and copy any document we file at the SEC’s public reference rooms at the following addresses:

•	450 Fifth Street, N.W., Judiciary Plaza, Washington, D.C. 20549;

•	7 World Trade Center, 13th Floor, Suite 1300, New York, New York 10048; and

•	Suite 1400, Citicorp Center, 14th Floor, 500 West Madison, Chicago, Illinois 60661.

You can call the SEC at 1-800-SEC-0330 for further information on the public reference rooms.

      CNAF’s common stock (“Common Stock”) is listed on the New York Stock Exchange, the Chicago Stock Exchange and the Pacific Exchange. You also can find copies of CNAF’s SEC filings at the offices of these stock exchanges at the addresses listed below:

•	New York Stock Exchange, Inc., 20 Broad Street, New York, New York 10005;

•	Chicago Stock Exchange, Inc., 440 South LaSalle Street, Chicago, Illinois 60603; and

•	Pacific Exchange, Inc., 301 Pine Street, San Francisco, California 94104.

      The SEC allows us to disclose certain information to you in this prospectus by referring you to documents previously filed with the SEC that includes such information. This process is generally referred to as “incorporating by reference.” The information incorporated by reference is an important part of this prospectus, and information that we file later with the SEC will automatically update and supersede this information. We incorporate by reference the documents listed below and any future filings made with the SEC under Sections 13(a), 13(c), 14, or 15(d) of the Securities Exchange Act of 1934 until we sell all of the Offered Securities.

•	Annual Report on Form 10-K for the year ended December 31, 2000; and

•	Quarterly Report on Form 10-Q for the periods ended March 31, 2001 and June 30, 2001, as amended.

•	The description of the Common Stock contained in the registration statement on Form S-3 (File No. 33-35250) filed on June 6, 1990 (the “Common Stock Description”).

      You may request a copy of these filings at no cost, by writing or telephoning us at the following address:

Office of the General Counsel

CNA Financial Corporation
CNA Plaza
Chicago, Illinois 60685
(312) 822-5000

      We have not included, or incorporated by reference, separate financial statements of any of the CNA Capital Trusts. The CNA Capital Trusts are newly formed and have no operating history or independent operations. The sole purposes of the CNA Capital Trusts will be to issue common and preferred securities and to use the proceeds to purchase junior subordinated debt securities (“Junior Debt Securities”) from CNAF. All of the common securities of the CNA Capital Trusts will be owned by CNAF and all of the obligations of the CNA Capital Trusts will be fully guaranteed by CNAF. Because of these factors, we do not believe that separate financial statements for the CNA Capital Trusts would be helpful to you in considering an investment in any of the Offered Securities.

      You should rely only on the information incorporated by reference or provided in this prospectus or any prospectus supplement. We have not authorized anyone else to provide you with different or additional information. We are not making an offer of these securities in any jurisdiction where the offer or sale is not permitted. You should not assume that the information in this prospectus or any prospectus supplement is accurate as of any date other than the date on the front of those documents.

FORWARD-LOOKING STATEMENTS

      This prospectus includes a number of statements which relate to anticipated future events (forward-looking statements) rather than actual present conditions or historical events. You can identify forward-looking statements because generally they include words such as “believes”, “expects”, “intends”, “anticipates”, “estimates”, and similar expressions. Forward-looking statements, by their nature, are subject to a variety of risks and uncertainties that could cause actual results to differ materially from the results expected in the forward-looking statement. Many of these risks and uncertainties cannot be controlled by the CNA Companies. Some examples of these risks and uncertainties are:

•	general economic and business conditions;

•	competition;

•	changes in financial markets such as fluctuations in interest rates, credit conditions and currency, commodity and stock prices;

•	changes in foreign, political, social and economic conditions; and

•	regulatory initiatives and compliance with governmental regulations, judicial decisions and rulings.

      Any forward-looking statements made in this prospectus are made by CNAF as of the date of this prospectus. CNAF does not have any obligation to update or revise any forward-looking statement contained in this prospectus, even if the expectations of CNAF or any related facts or circumstances change.

THE CNA COMPANIES

      CNAF is a holding company whose subsidiaries consist primarily of property/casualty and life insurance companies. The CNA Companies collectively are among the largest insurance organizations in the United States. Based on 2000 net written premiums, CNAF is the ninth largest property-casualty insurance company and the 40th largest life insurance company in the United States. CNAF’s common stock is listed on the New York Stock Exchange, the Chicago Stock Exchange and the Pacific Exchange and also trades on the Philadelphia Stock Exchange. The trading symbol for the Common Stock is “CNA”. As of August 23, 2001, Loews Corporation (“Loews”) owned approximately 87% of CNAF’s outstanding common stock.

      CNAF was incorporated as a Delaware corporation in 1967. CNAF’s principal subsidiaries are Continental Casualty Company (“CCC”), incorporated in 1897, Continental Assurance Company (“CAC”), incorporated in 1911, and The Continental Corporation (“Continental”), which is the holding company of The Continental Insurance Company (“CIC”), incorporated in 1853.

      The principal business of the CNA Companies is insurance. CCC, CIC and each of their property and casualty insurance affiliates generally conduct the property and casualty insurance operations of the CNA Companies. CAC and Valley Forge Life Insurance Company (a wholly owned subsidiary of CAC) generally conduct the life insurance operations of the CNA Companies. The principal market for insurance products offered by the CNA Companies is the United States.

      AS A HOLDING COMPANY, CNAF RECEIVES ITS OPERATING INCOME AND OPERATING CASH FLOW FROM ITS SUBSIDIARIES. CNAF RELIES UPON DISTRIBUTIONS FROM ITS SUBSIDIARIES AS WELL AS RETURNS ON ITS CASH AND INVESTED ASSETS TO GENERATE THE FUNDS NECESSARY TO MEET ITS OBLIGATIONS, INCLUDING ITS PAYMENT OF PRINCIPAL AND INTEREST ON ITS DEBT AND DIVIDENDS ON ITS CAPITAL STOCK. THE ABILITY OF CNAF’S SUBSIDIARIES TO MAKE SUCH PAYMENTS IS SUBJECT TO MANY FACTORS, INCLUDING APPLICABLE STATE LAWS AND ANY RESTRICTIONS THAT MAY BE CONTAINED IN CREDIT AGREEMENTS OR OTHER FINANCING ARRANGEMENTS ENTERED INTO BY CNAF OR SUCH SUBSIDIARIES. CREDITORS OF CNAF’S SUBSIDIARIES GENERALLY WILL HAVE PRIORITY AS TO THE ASSETS OF SUCH SUBSIDIARIES OVER THE CLAIMS OF CNAF AND THE HOLDERS OF CNAF’S INDEBTEDNESS AND CAPITAL STOCK, INCLUDING THE OFFERED SECURITIES.

THE CNA CAPITAL TRUSTS

      Each CNA Capital Trust is a statutory business trust formed under Delaware law pursuant to (i) a trust agreement executed by CNAF, as sponsor of the CNA Capital Trust, and a Delaware trustee for that CNA Capital Trust (the “Delaware Trustee”) and (ii) the filing of a certificate of trust with the Delaware Secretary of State. Each trust agreement will be amended and restated in its entirety (each, as so amended and restated, a “Trust Agreement”) substantially in the form filed as an exhibit to the Registration Statement. Each Trust Agreement will be qualified as an indenture under the Trust Indenture Act of 1939, as amended (the “Trust Indenture Act”). Each CNA Capital Trust exists for the exclusive purposes of (i) issuing and selling its common and preferred securities, (ii) using the proceeds from the sale of its securities to acquire a series of Junior Debt Securities issued by CNAF, and (iii) engaging in other related activities.

      All of the common securities of each CNA Capital Trust (“Common Securities”) will be owned by CNAF. The common securities of a CNA Capital Trust will rank equal to, and payments will be made thereon in the same proportion, as the preferred securities (“Preferred Securities”) of such CNA Capital Trust, except that upon the occurrence and continuance of an event of default under a Trust Agreement resulting from an event of default under the indenture with respect to the Junior Debt Securities (a “Junior Debt Related Event of Default”), the rights of CNAF as holder of the Common Securities to payment in respect of distributions and payments upon liquidation, redemption or otherwise will be subordinated to the rights of the holders of the Preferred Securities of such CNA Capital Trust. See “Description of Preferred Securities — Subordination of Common Securities.” CNAF will acquire Common Securities in an aggregate liquidation amount equal to not less than 3% of the total capital of each CNA Capital Trust.

      Unless otherwise specified in the applicable prospectus supplement, each CNA Capital Trust has a term of approximately 55 years, but may terminate earlier as provided in the applicable Trust Agreement. Each CNA Capital Trust’s business and affairs are conducted by its trustees, each appointed by CNAF as holder of the Common Securities. Unless otherwise specified in the applicable prospectus supplement, the trustees for each CNA Capital Trust will be The First National Bank of Chicago, as the property trustee (the “Property Trustee”), First Chicago Delaware, Inc., as the Delaware Trustee, and two individual trustees (the “Administrative Trustees”) who are employees or officers of or affiliated with the CNA Companies (collectively, the “Issuer Trustees”). The First National Bank of Chicago, as Property Trustee, will act as sole indenture trustee under each Trust Agreement for purposes of compliance with the Trust Indenture Act. The First National Bank of Chicago will also act as trustee under the Guarantees and the Junior Indenture (as defined herein). See “Description of Guarantees” and “Description of Junior Debt Securities.” The holder of the Common Securities of a CNA Capital Trust, or the holders of a majority in liquidation amount of the related Preferred Securities if an Event of Default in respect of the Trust Agreement for such CNA Capital Trust has occurred and is continuing, will be entitled to appoint, remove or replace the Property Trustee and/or the Delaware Trustee for such CNA Capital Trust. In no event will the holders of the Preferred Securities have the right to vote to appoint, remove or replace the Administrative Trustees; such voting rights are vested exclusively in the holder of the Common Securities. The duties and obligations of each Issuer Trustee are governed by the applicable Trust Agreement. CNAF will pay all fees and expenses related to each CNA Capital Trust and the offering of the Preferred Securities and will pay, directly or indirectly, all ongoing costs, expenses and liabilities of each CNA Capital Trust.

      The principal executive office of each CNA Capital Trust is CNA Plaza, Chicago, Illinois 60685 and its telephone number is (312) 822-5000.

USE OF PROCEEDS

      Except as otherwise described in the applicable prospectus supplement, the net proceeds from the sale of the Offered Securities will be added to CNAF’s general funds and used for general corporate purposes, which may include, but are not limited to, prepayment of other debt and capital contributions to CNAF’s subsidiaries to support such subsidiaries’ operations. Each CNA Capital Trust will use all proceeds received from the sale of its Preferred Securities to purchase CNAF’s Junior Debt Securities.

SECURITIES TO BE OFFERED

Securities to be Offered by CNAF

      CNAF may offer and sell from time to time under this prospectus:

(1)	its unsecured senior debt securities (“Senior Debt Securities”);

(2)	its unsecured subordinated debt securities (“Subordinated Debt Securities”, and collectively with Senior Debt Securities, “Debt Securities”);

(3)	Junior Debt Securities;

(4)	shares of its common stock, par value $2.50 per share (“Common Stock”);

(5)	shares of its preferred stock, no par value (“Preferred Stock”), which may be represented by depositary shares (“Depositary Shares”);

(6)	warrants (“Warrants”) to purchase Debt Securities, Junior Debt Securities, Common Stock, Preferred Stock or Depositary Shares;

(7)	purchase contracts (“Purchase Contracts”) to purchase any of Debt Securities, Junior Debt Securities, Common Stock, Preferred Stock, Depositary Shares, Warrants or preferred securities (“Preferred Securities”) of the CNA Capital Trusts (collectively the “Purchase Contract Securities”); and

(8)	purchase units (“Purchase Units”), each representing ownership of a Purchase Contract and any of (x) Debt Securities or Junior Debt Securities, (y) debt obligations of third parties, including treasury bonds and similar obligations of the United States and/or (z) Trust Preferred Securities, securing the holder’s obligations to purchase the applicable Purchase Contract Securities under the Purchase Contract.

      CNAF may offer to sell the Offered Securities in one or more separate classes or series, in amounts, at prices and on terms to be determined by market conditions at the time of sale and set forth in a prospectus supplement. Offered Securities may be sold for U.S. dollars, foreign denominated currency or currency units. Similarly, the amounts payable by CNAF as dividends, interest, principal or other distributions also may be payable in U.S. dollars, foreign denominated currency or currency units. Debt Securities and Junior Debt Securities may consist of debentures, notes or other evidences of indebtedness. CNAF will describe all of these terms in the prospectus supplement relating to the offer.

Securities to be Offered by the CNA Capital Trusts

      Each of the CNA Capital Trusts may offer and sell, from time to time, its Preferred Securities. CNAF will guarantee the obligation of the CNA Capital Trusts to pay (i) periodic cash distributions, (ii) liquidation amounts and (iii) redemption payments with respect to the Preferred Securities. See “Description of Guarantees.” EACH GUARANTEE WILL BE AN IRREVOCABLE GUARANTEE BY CNAF ON A SUBORDINATED BASIS THAT THE RELATED CNA CAPITAL TRUST WILL PAY ITS OBLIGATIONS UNDER ITS PREFERRED SECURITIES TO THE EXTENT THAT SUCH RELATED CNA CAPITAL TRUST HAS SUFFICIENT FUNDS TO MAKE SUCH PAYMENTS. THE GUARANTEE IS NOT A GUARANTEE OF COLLECTION FROM CNAF. The guarantee is subordinate to all indebtedness of CNAF (including any Debt Securities which may be issued), except for (i) indebtedness of CNAF that is expressly made junior to or equal with such guarantee, (ii) non-recourse indebtedness, (iii) indebtedness of CNAF to any of the other CNA Companies or to any of its employees, (iv) CNAF’s liabilities for taxes, (v) trade debt incurred in the ordinary course of business and (vi) Junior Debt Securities. In connection with the investment of the proceeds from the offering of Preferred Securities, CNA Capital Trusts will purchase Junior Debt Securities issued by CNAF in one or more series. The Junior Debt

Securities purchased by a CNA Capital Trust may be subsequently distributed pro rata to the holder of Preferred Securities and Common Securities of that CNA Capital Trust under certain circumstances. See “Description of Junior Debt Securities”.

      You should read the summaries of the Offered Securities below, as well as the description of the particular Offered Securities in any applicable prospectus supplement. For a further description of CNAF’s Common Stock, you should refer to the Common Stock description that is incorporated by reference in this prospectus from CNAF’s registration statement on Form S-3 (File No. 33-35250) filed on June 6, 1990.

DESCRIPTION OF THE DEBT SECURITIES

      The Debt Securities will consist of notes, debentures or other evidences of indebtedness. Debt Securities may be issued from time to time in one or more series. The Senior Debt Securities will be issued under an Indenture, dated March 1, 1991, between CNAF and The First National Bank of Chicago, a national banking association, as trustee, as supplemented by a supplemental indenture, dated as of October 15, 1993 (as so supplemented, the “Senior Indenture”). The Subordinated Debt Securities will be issued under an Indenture between CNAF and The First National Bank of Chicago, a national banking association, as trustee (the “Subordinated Indenture”). The Senior Indenture and the Subordinated Indenture are sometimes referred to collectively as the “Indentures” and individually as the “Indenture”. The First National Bank of Chicago, in its capacity as trustee under either or both of the Indentures is referred to hereinafter as the “Trustee”.

      Each of the Indentures has been qualified under the Trust Indenture Act of 1939, as amended (the “Trust Indenture Act”) and is subject to that act. Copies of the Senior Indenture and the form of the Subordinated Indenture are included as exhibits to the Registration Statement. The following description summarizes the material terms of the Indentures and the Debt Securities. Because it is only a summary, it does not contain all of the details found in the full text of the Debt Securities and the Indentures, including the definitions of certain terms used in the description of the Debt Securities in this prospectus, and other terms that are made a part of the Indentures by the Trust Indenture Act.

      The Indentures are substantially identical except for provisions relating to subordination. Any Debt Securities offered by this prospectus and any accompanying prospectus supplement are referred to herein as the “Offered Debt Securities.”

General

      The Indentures do not limit the aggregate principal amount of Debt Securities that may be issued thereunder and provide that Debt Securities may be issued from time to time in one or more series and may be denominated and payable in U.S. dollars, foreign currencies or units based on or related to foreign currencies. CNAF may sell Offered Debt Securities at par, a premium or an original issue discount. Offered Debt Securities sold at an original issue discount may bear no interest or interest at a below market rate. The specific terms of a series of Offered Debt Securities will be established in or pursuant to a resolution of CNAF’s Board of Directors and/or in one or more supplemental indentures. Pursuant to the Indentures, CNAF can establish different rights with respect to each series of Debt Securities issued under the Indentures.

      The applicable prospectus supplement will provide information for the following terms of the Offered Debt Securities (to the extent such terms are applicable to such Offered Debt Securities):

•	the title of such Offered Debt Securities and the particular series thereof;

•	any limit on the aggregate principal amount of such Offered Debt Securities;

•	whether such Offered Debt Securities are to be issuable in registered form (“Registered Securities”) or bearer form (“Bearer Securities”) or both, whether any of such Offered Debt Securities are to be issuable initially in temporary global form and whether any of such Offered Debt Securities are to be issuable in permanent global form;

•	the price or prices (generally expressed as a percentage of the aggregate principal amount thereof) at which such Offered Debt Securities will be issued;

•	the date or dates on which such Offered Debt Securities will mature;

•	the interest rate or rates per annum for the Offered Debt Securities, or the formula by which such interest rate or rates shall be determined for the Offered Debt Securities, the dates from which any such interest on the Offered Debt Securities will accrue and the circumstances, if any, under which CNAF may reset such interest rate or interest rate formula;

•	the interest payment dates on which any such interest on such Offered Debt Securities will be payable, the regular record date for any interest payable on such Offered Debt Securities that are Registered Securities on any interest payment date, and the extent to which, or the manner in which any interest payable on a Global Security on an interest payment date will be paid if other than in the manner described below under “Global Securities”;

•	the person to whom interest on any Registered Security of such series will be payable, if other than the person in whose name such Offered Debt Security (or one or more predecessor Offered Debt Securities) is registered at the close of business on the regular record date for such payment, and the manner in which, or the person to whom, any interest on any Bearer Security of such series will be payable, if otherwise than upon presentation and surrender of the coupons thereto;

•	if other than the principal amount of such Offered Debt Securities, the portion of the principal amount of such Offered Debt Securities which shall be payable upon declaration of acceleration of the maturity thereof or provable in bankruptcy;

•	any mandatory or optional sinking fund or analogous provisions;

•	each office or agency where, subject to the terms of the applicable Indenture as described below under “Payments and Paying Agents,” the principal of any interest on such Offered Debt Securities will be payable and each office or agency where, subject to the terms of the applicable Indenture as described below under “Denominations, Registration and Transfer,” such Offered Debt Securities may be presented for registration of transfer or exchange;

•	the date, if any, after which and the price or prices at which, such Offered Debt Securities may be redeemed, pursuant to any optional or mandatory redemption provisions, in whole or in part, and the other detailed terms and provisions of any such optional or mandatory redemption provisions;

•	the denominations in which such Offered Debt Securities which are Registered Securities will be issuable, if other than denominations of U.S. $1,000 and any integral multiple thereof, and the denomination in which such Offered Debt Securities which are Bearer Securities will be issuable, if other than denominations of U.S. $5,000;

•	the currency or currencies of payment of principal of and any premium and interest on such Offered Debt Securities;

•	any index used to determine the amount of payments of principal or any interest on such Debt Securities different from those described herein;

•	the application, if any, of any restrictive covenants or events of default that are in addition to or different from those described herein;

•	the form of such Offered Debt Security; and

•	any other terms and provisions of such Offered Debt Securities not inconsistent with the terms and provisions of the applicable Indenture, including without limitations any restrictive covenants which may be applicable to CNAF for the benefit of the holders of such Offered Debt Securities.

Any such prospectus supplement will also describe any special provisions for the payment of additional amounts with respect to such Offered Debt Securities. Offered Debt Securities of any series may be issued in one or more tranches as described in the applicable prospectus supplement.

      If the purchase price of any of the Offered Debt Securities is payable in a foreign currency or currencies or foreign currency unit or units or if the principal of and any premium and interest on any series of Debt Securities are payable in a foreign currency or currencies or foreign currency unit or units, the restrictions, elections, general tax considerations, specific terms and other information with respect to such issue of Debt Securities and such foreign currency or currencies or foreign currency unit or units will be described in the applicable prospectus supplement.

Ranking and Subordination

     Senior Debt Securities.

      The Senior Debt Securities will rank equally with all of CNAF’s other unsecured and unsubordinated indebtedness. As of June 30, 2001, CNAF had approximately $2.13 billion aggregate principal amount of indebtedness for borrowed money which would rank pari passu with the Senior Debt Securities. The Senior Indenture does not limit the amount of debt, either secured or unsecured, that may be issued by CNAF under the Senior Indenture or otherwise. In addition, CNAF’s subsidiaries had approximately $339.0 million of indebtedness outstanding.

     Subordinated Debt Securities.

      Indebtedness evidenced by the Subordinated Debt Securities will be subordinated in right of payment, as set forth in the Subordinated Indenture, to the prior payment in full of all CNAF’s existing and future Senior Indebtedness. Senior Indebtedness is defined in the Subordinated Indenture as the principal of and interest on (including any interest that accrues after or would have accrued but for the filing of a petition initiating any proceeding pursuant to any bankruptcy law, regardless of whether such interest is allowed or permitted to the holder of such debt against the bankruptcy or any other insolvency estate of CNAF in such proceeding) and other amounts due on or in connection with any debt incurred, assumed or guaranteed by CNAF, whether outstanding on the date of the Subordinated Indenture or thereafter incurred, assumed or guaranteed, and all renewals, extensions and refundings of any such debt. Amounts outstanding under any Senior Debt Securities will be included in Senior Indebtedness. Excluded from the definition of Senior Indebtedness are the following: (a) any debt which expressly provides (i) that such debt shall not be senior in right of payment to the Subordinated Debt Securities, or (ii) that such debt shall be subordinated to any other debt of CNAF, unless such debt expressly provides that such debt shall be senior in right of payment to the Subordinated Debt Securities; and (b) any of CNAF’s debt in respect of the Subordinated Debt Securities. As of June 30, 2001, CNAF had approximately $2.13 billion aggregate principal amount of indebtedness for borrowed money which would rank senior to the Subordinated Debt Securities and no borrowings which would rank junior or equal with the Subordinate Debt Securities.

      By reason of such subordination, in the event of dissolution, insolvency, bankruptcy or other similar proceedings, upon any distribution of assets, (i) the holders of Subordinated Debt

Securities will be required to pay over their share of such distribution to the holders of Senior Indebtedness until such Senior Indebtedness is paid in full; and (ii) creditors of CNAF who are not holders of Subordinated Debt Securities or holders of Senior Indebtedness may recover less, ratably, than holders of Senior Indebtedness and may recover more, ratably, than the holders of Subordinated Debt Securities.

      In the event that the Subordinated Debt Securities are declared due and payable prior to their stated maturity by reason of the occurrence of an event of default, CNAF is obligated to notify holders of Senior Indebtedness promptly of such acceleration. CNAF may not pay the Subordinated Debt Securities until 179 days have passed after such acceleration occurs and may thereafter pay the Subordinated Debt Securities if the terms of the Subordinated Indenture otherwise permit payment at that time.

      No payment of the principal, issue price plus accrued original issue discount (if any), redemption price, interest, if any, or any other amount payable with respect to any Subordinated Debt Security may be made, nor may CNAF acquire any Subordinated Debt Securities except as described in the Subordinated Indenture, if any default with respect to Senior Indebtedness occurs and is continuing that permits the acceleration of the maturity of the Senior Indebtedness and either such default is the subject of judicial proceedings or CNAF receives notice of the default, unless

•	179 days pass after notice of the default is given and such default is not then the subject of judicial proceedings or the default with respect to the Senior Indebtedness is cured or waived; and

•	the terms of the Subordinated Indenture otherwise permit the payment or acquisition of the Subordinated Debt Securities at that time.

Denominations, Registration and Transfer

      The Offered Debt Securities will be issuable as Registered Securities, Bearer Securities or both. Offered Debt Securities may be issuable in the form of one or more Global Securities, as described below under “Global Securities.” Unless otherwise provided in the applicable prospectus supplement, Registered Securities denominated in U.S. dollars will be issued only in denominations of $1,000 or any integral multiple thereof and Bearer Securities denominated in U.S. dollars will be issued only in denominations of $5,000 with coupons attached. A Global Security will be issued in a denomination equal to the aggregate principal amount of outstanding Offered Debt Securities represented by such Global Security. The prospectus supplement relating to Offered Debt Securities denominated in a foreign or composite currency will specify the denominations for these Offered Debt Securities.

      In connection with its original issuance, no Bearer Security shall be mailed or otherwise delivered to any location in the United States (as defined below under “Limitations on Issuance of Bearer Securities”) and a Bearer Security may be delivered in connection with its original issuance only if the person entitled to receive such Bearer Security furnishes written certification, in the form required by the applicable Indenture, to the effect that such Bearer Security is not being acquired by or on behalf of a United States person (as defined below under “Limitations on Issuance of Bearer Securities”), or, if a beneficial interest in such Bearer Security is being acquired by or on behalf of a United States person, that such United States person is a financial institution (as defined in Treasury Regulation Section 1.165-12(c)(1)(v)) that is purchasing for its own account or for the account of a customer and which agrees to comply with the requirements of Section 165(j)(3)(A), (B) or (C) of the United States Internal Revenue Code of 1986, as amended (the “Code”), and the regulations thereunder. See “Global Securities” and “Limitations on Issuance of Bearer Securities” below.

      Registered Securities of any series will be exchangeable for other Registered Securities of the same series and of a like aggregate principal amount and tenor of different authorized denominations. In addition, if Offered Debt Securities of any series are issuable as both Registered Securities and as Bearer Securities, at the option of the holder upon request confirmed in writing, and subject to the terms of the applicable Indenture, Bearer Securities (with all unmatured coupons, except as provided below, and all matured coupons in default attached) of such series will be exchangeable for Registered Securities of the same series of any authorized denominations and of a like aggregate principal amount and tenor. Unless otherwise indicated in an applicable prospectus supplement, any Bearer Security surrendered in exchange for a Registered Security between a record date and the relevant date for payment of interest shall be surrendered without the coupon relating to such date for payment of interest attached and interest will not be payable in respect of the Registered Security issued in exchange for such Bearer Security, but will be payable only to the holder of such coupon when due in accordance with the terms of the applicable Indenture. Except as provided in an applicable prospectus supplement, Bearer Securities will not be issued in exchange for Registered Securities.

      Offered Debt Securities may be presented for exchange as provided above, and Registered Securities (other than a Global Security) may be presented for registration of transfer (with the form of transfer duly executed), at the office of the security registrar designated by CNAF or at the office of any transfer agent designated by CNAF for such purpose with respect to any series of Offered Debt Securities and referred to in an applicable prospectus supplement, without service charge and upon payment of any taxes and other governmental charges as described in the applicable Indenture. Such transfer or exchange will be made when the security registrar or such transfer agent, as the case may be, is satisfied with the documents of title and identity of the person making the request. CNAF has initially appointed the Trustee as the security registrar under the Indentures. If a prospectus supplement refers to any transfer agent (in addition to the security registrar) initially designated by CNAF with respect to any series of Offered Debt Securities, CNAF may at any time rescind the designation of any such transfer agent or approve a change in the location through which any such transfer agent acts. Exceptions to the prior sentence will occur if Offered Debt Securities of a series are issuable only as Registered Securities. CNAF will be required to maintain a transfer agent in each place of payment for such series. Similarly, if Offered Debt Securities of a series are issuable as Bearer Securities, then CNAF will be required to maintain (in addition to the security registrar) a transfer agent in a place of payment for such series located outside the United States. CNAF may at any time designate additional transfer agents with respect to any series of Offered Debt Securities.

      In the event of any redemption, neither CNAF nor the Trustee shall be required to (i) issue, register the transfer of or exchange Offered Debt Securities of any series during a period beginning at the opening of business 15 days before the day of the mailing of a notice of redemption of Offered Debt Securities of that series selected to be redeemed and ending at the close of business (a) if Offered Debt Securities of the series are issuable only as Registered Securities, the day of mailing of the relevant notice of redemption, and (b) if Offered Debt Securities of the series are issuable as Bearer Securities, the day of the first publication of the relevant notice of redemption or, if Offered Debt Securities of that series are also issuable as Registered Securities and there is no publication, the mailing of the relevant notice of redemption; (ii) register the transfer of or exchange any Registered Security or portion thereof, called for redemption, except the unredeemed portion of any Registered Security being redeemed in part; or (iii) exchange any Bearer Security called for redemption, except to exchange such Bearer Security for a Registered Security of that series and like tenor which is immediately surrendered for redemption.

Payments and Paying Agents

      Unless otherwise indicated in an applicable prospectus supplement, payment of principal of and any interest on Registered Securities (other than a Global Security) will be made at the office of such paying agent or paying agents (each a “Paying Agent”) as CNAF may designate from time to time, except that, at the option of CNAF, payment of any interest may be made by check mailed to the address of the payee entitled thereto as such address shall appear in the Security Register. Unless otherwise indicated in an applicable prospectus supplement, payment of any installment of interest on Registered Securities will be made to the person in whose name such Registered Security is registered at the close of business on the regular record date for such interest payment.

      Unless otherwise indicated in an applicable prospectus supplement, payment of principal of and any premium and interest on Bearer Securities will be payable (subject to applicable laws and regulations) at the offices of such Paying Agent or Paying Agents as CNAF may designate from time to time, except that, at CNAF’s option, payment of any interest may be made by check mailed to the address of the payee entitled thereto as such address shall appear in the Security Register. Unless otherwise indicated in an applicable prospectus supplement, payment of any installment of interest on Registered Securities will be made to the person in whose name such Registered Security is registered at the close of business on the regular record date for such interest payment.

      Unless otherwise indicated in an applicable prospectus supplement, payment of principal of and any premium and interest on Bearer Securities will be payable (subject to applicable laws and regulations) at the offices of such Paying Agent or Paying Agents outside the United States as CNAF may designate from time to time, except that, at CNAF’s option, payment of any interest may be made by check or by wire transfer to an account maintained by the payee outside the United States. Unless otherwise indicated in an applicable prospectus supplement, payment of interest on Bearer Securities on any interest payment date will be made only against surrender of the coupon relating to such interest payment date. No payment with respect to any Bearer Security will be made at any of CNAF’s offices or agencies in the United States or by check mailed to any address in the United States or by wire transfer to an account maintained in the United States. Payments will not be made in respect of Bearer Securities or coupons relating to those Bearer Securities pursuant to presentation to CNAF or its Paying Agents within the United States. Notwithstanding the foregoing, payment of principal of and any interest on Bearer Securities denominated and payable in U.S. Dollars will be made at the office of CNAF’s Paying Agent in the United States if, and only if, payment of the full amount thereof in U.S. dollars at all offices or agencies outside the United States is illegal or effectively precluded by exchange controls or other similar restrictions and CNAF has delivered to the Trustee an opinion of counsel to that effect.

      Unless otherwise indicated in an applicable prospectus supplement, the principal office of the Trustee in The City of New York will be designated as CNAF’s sole Paying Agent for payments with respect to Offered Debt Securities which are issuable solely as Registered Securities. Any Paying Agent outside the United States and any other Paying Agent in the United States initially designated by CNAF for the Offered Debt Securities will be named in the applicable prospectus supplement. CNAF may at any time designate additional Paying Agents or rescind the designation of any Paying Agent or approve a change in the office through which any Paying Agent acts, except that, if Offered Debt Securities of a series are issuable only as Registered Securities, CNAF will be required to maintain a Paying Agent in each place of payment of such series and, if Offered Debt Securities of a series are issuable as Bearer Securities, CNAF will be required to maintain (i) a Paying Agent in each place of payment for such series in the United States for payments with respect to any Registered Securities of such series (and for payments with respect to Bearer Securities of such series in the circumstances described above, but not otherwise), (ii) a Paying Agent in each place of payment located outside the United States where Offered Debt Securities of such series and any coupons belonging thereto may be presented and surrendered for payment; provided that if the Offered Debt Securities of such series are listed on The International Stock Exchange, the London Stock Exchange or the Luxembourg Stock Exchange or any other stock exchange located outside the United States and such stock exchange shall so require, CNAF will maintain a Paying Agent in London or Luxembourg or any other required city located outside the United States, as the case may be, for Offered Debt Securities of such series, and (iii) a Paying Agent in each place of payment located outside the United States where (subject to applicable laws and regulations) Registered Securities of such series may be surrendered for registration of transfer or exchange and where notices and demands to or upon CNAF may be served.

      All monies paid by CNAF to a Paying Agent for the payment of principal of and any interest on any Offered Debt Securities that remains unclaimed for at least two years after such principal, premium, if any, or interest has become due and the payable will be repaid, at the request of CNAF, to CNAF. After this repayment, the holder of such Offered Debt Security or any coupon relating thereto will look only to CNAF for payment thereof.

Global Securities

      The Offered Debt Securities of a series may be issued in whole or in part in the form of one or more Global Securities that will be deposited with, or on behalf of, a depository (the “Depository”) identified in the prospectus supplement relating to such series. Global Securities may be issued only in fully registered form and may be issued in either temporary or permanent form. Unless and until it is exchanged in whole or in part for the individual Offered Debt Securities represented thereby, a Global Security may not be transferred except as a whole by the Depository for such Global Security to a nominee of such Depository or by a nominee of such Depository to such Depository or another nominee of such Depository or by the Depository or any nominee of such Depository to a successor Depository or any nominee of such successor.

      The specific terms of the depository arrangement with respect to a series of Offered Debt Securities will be described in the prospectus supplement relating to such series. CNAF anticipates that the following provisions will generally apply to depository arrangements.

      Upon the issuance of a Global Security, the Depository for such Global Security or its nominee will credit on its book-entry registration and transfer system the respective principal amounts of the individual Offered Debt Securities represented by such Global Security to the accounts of persons that have accounts with such Depository (“Participants”). Such accounts shall be designated by the underwriters, dealers or agents with respect to such Offered Debt Securities or by CNAF if such Offered Debt Securities are offered and sold directly by CNAF. Ownership of beneficial interests in a Global Security will be limited to Participants or persons that may hold interests through Participants. Ownership of beneficial interests in such Global Security will be shown on, and the transfer of that ownership will be effected only through, records maintained by the applicable Depository or its nominee (with respect to interests of Participants) and records of Participants (with respect to interests of persons who hold through Participants). The laws of some states require that certain purchasers of securities take physical delivery of such securities in definitive form. Such limits and such laws may impair the ability to own, pledge or transfer beneficial interest in a Global Security.

      So long as the Depository for a Global Security or its nominee is the registered owner of such Global Security, such Depository or such nominee, as the case may be, will be considered the sole owner or holder of the Offered Debt Securities represented by such Global Security for all purposes under the applicable Indenture. Except as provided below, owners of beneficial interests in a Global Security will not be entitled to have any of the individual Offered Debt Securities of the series represented by such Global Security Registered in their names, will not receive or be entitled to receive physical delivery of any such Offered Debt Securities of such series in definitive form and will not be considered the owners or holders thereof under the applicable Indenture.

      Payments of principal of and any premium and any interest on individual Offered Debt Securities represented by a Global Security registered in the name of a Depository or its nominee will be made to the Depository or its nominee, as the case may be, as the registered owner of the Global Security representing such Offered Debt Securities. None of CNAF, the Trustee, any Paying Agent or the Security Registrar for such Offered Debt Securities will have any responsibility or liability for any aspect of the records relating to or payments made on account of beneficial ownership interests in the Global Security for such Offered Debt Securities or for maintaining, supervising or reviewing any records relating to such beneficial ownership interests.

      CNAF expects that the Depository for a series of Offered Debt Securities or its nominee, upon receipt of any payment of principal, premium or interest in respect of a permanent Global Security representing any of such Offered Debt Securities, immediately will credit Participants’ accounts with payments in amounts proportionate to their respective beneficial interest in the principal amount of such Global Security for such Offered Debt Securities as shown on the records of such Depository or its nominee. CNAF also expects that payments by Participants to owners of beneficial interests in such Global Security held through such Participants will be governed by standing instructions and customary practices, as is now the case with securities held for the accounts in bearer form or registered in “street name.” Such payments will be the responsibility of such Participants.

      If a Depository for a series of Offered Debt Securities is at any time unwilling, unable or ineligible to continue as depository and a successor depository is not appointed by CNAF within 90 days, CNAF will issue individual Offered Debt Securities of such series in exchange for the Global Security representing such series of Offered Debt Securities. In addition, CNAF may, at any time and in its sole discretion, subject to any limitations described in the prospectus supplement relating to such Offered Debt Securities, determine not to have any Offered Debt Securities of such series represented by one or more Global Securities and, in such event, will issue individual Offered Debt Securities of such series in exchange for the Global Security or Securities representing such series of Offered Debt Securities. Individual Offered Debt Securities of such series so issued will be issued in denominations, unless otherwise specified by CNAF, of $1,000 and integral multiples thereof.

Limitations on Issuance of Bearer Securities

      In compliance with United States federal tax laws and regulations, Bearer Securities may not be offered, sold, resold or delivered in connection with their original issuance in the United States or to United States persons (each as defined below) other than to a Qualifying Foreign Branch of a United States Financial Institution (as defined below), and any underwriters, agents and dealers participating in the offering of Offered Debt Securities must agree that they will not offer any Bearer Securities for sale or resale in the United States or to United States persons (other than a Qualifying Foreign Branch of a United States Financial Institution) or deliver Bearer Securities within the United States. In addition, any such underwriters, agents and dealers must agree to send confirmations to each purchaser of a Bearer Security confirming that such purchaser represents that it is not a United States person or is a Qualifying Branch of a United States Financial Institution and, if such person is a dealer, that it will send similar confirmations to purchasers from it. The term “Qualifying Foreign Branch of a United States Financial Institution” means a branch located outside the United States of a United States securities clearing organization, bank or other financial institution listed under Treasury Regulation Section 1.165-12(c)(1)(v) that agrees to comply with the requirements of Section 165(j)(3)(A), (B) or (C) of the Code and the regulations thereunder.

      Bearer Securities and any coupons relating thereto will bear a legend substantially to the following effect: “Any United States person who holds this obligation will be subject to limitations under the United States income tax laws, including the limitations provided in Sections 165(j) and 1287(a) of the Internal Revenue Code.” Under Sections 165(j) and 1287(a) of the Code, holders that are United States persons, with certain exceptions, will not be entitled to deduct any loss on Bearer Securities and must treat as ordinary income, any gain realized on the sale or other disposition (including the receipt of principal) of Bearer Securities.

      The term “United States person” means a citizen or resident of the United States, a corporation, partnership or other entity created or organized in or under the laws of the United States or of any political subdivision thereof, an estate or, for taxable years beginning before January 1, 1997, a trust the income of which is subject to United States federal income taxation regardless of its source or, for taxable years beginning after December 31, 1996, a trust if a U.S. court is able to exercise primary supervision over the administration of the trust and one or more U.S. fiduciaries have the authority to control all substantial decisions of the trust. The term “United States” means the United States of America (including the states and the District of Columbia), its territories, its possessions and other areas subject to its jurisdiction (including the Commonwealth of Puerto Rico).

Defeasance

      The Indentures provide that CNAF will be discharged from any and all obligations in respect of the Debt Securities of any series (except for certain obligations to register the transfer or exchange of Debt Securities of such series, to replace stolen, lost or mutilated Debt Securities of such series, to maintain paying agencies and to hold monies for payment in trust) upon the deposit with the Trustee for such series of Debt Securities in trust of money and/or U.S. Government Obligations (as defined below) in an amount sufficient to pay the principal of and each installment of interest, if any, on the Debt Securities of such series on the maturity of such payments in accordance with the terms of the applicable Indenture and the Debt Securities of such series. Such a trust may only be established if, among other things, CNAF has delivered to such Trustee an Opinion of Counsel (who may be CNAF’s counsel) to the effect that (i) holders of the Debt Securities of such series will not recognize income, gain or loss for federal income tax purposes as a result of such deposit, defeasance and discharge and will be subject to federal income tax on the same amounts and in the same manner and at the same times, as would have been the case if such deposit, defeasance and discharge had not occurred, and (ii) the Debt Securities of such series, if then listed on The New York Stock Exchange, will not be delisted as a result of such deposit, defeasance and discharge.

      The Indentures provide that, if applicable, CNAF may omit to comply with any additional restrictive covenants imposed on CNAF in connection with the establishment of any series of Debt Securities and that clause (d) under “Events of Default” with respect to such restrictive covenants and clause (e) under “Events of Default” shall not be deemed to be an Event of Default under the applicable Indenture and the Debt Securities of any series, upon the deposit with the Trustee under the applicable Indenture, in trust of money and/or U.S. Government Obligations which through the payment of interest and principal in respect thereof in accordance with their terms will provide money in an amount sufficient to pay the principal of, and each installment of interest, if any, on the Debt Securities of such series on the maturity of such payments in accordance with the terms of the applicable Indenture and the Debt Securities of such series. The obligations of CNAF under the applicable Indenture and Debt Securities of such series other than with respect to the covenants referred to above and the Events of Default other than the Events of Default referred to above shall remain in full force and effect. Such a trust may only be established if, among other things, CNAF has delivered to the Trustee an Opinion of Counsel (who may be counsel for CNAF) to the effect that (i) the holders of the Debt Securities of such series will not recognize income, gain or loss for federal income tax purposes as a result of such deposit and defeasance of certain covenants and Events of Default and will be subject to federal income tax on the same amounts and in the same manner and at the same times, as would have been the case if such deposit and defeasance had not occurred, and (ii) the Debt Securities of such series, if then listed on The New York Stock Exchange, will not be delisted as a result of such deposit and defeasance.

      In the event CNAF exercises its option to omit compliance with certain covenants of an Indenture with respect to the Debt Securities of any series as described above and the Debt Securities of such series are declared due and payable because of the occurrence of any Event of Default other than an Event of Default described in clauses (d) or (e) under “Events of Default,” the amount of money and U.S. Government Obligations on deposit with the Trustee will be sufficient to pay amounts due on the Debt Securities of such series at the time of the acceleration resulting from such Event of Default. However, CNAF will remain liable for such payments.

      The term “U.S. Government Obligation” means direct noncallable obligations of, or noncallable obligations guaranteed by, the United States or an agency thereof for the payment of which guarantee or obligation, the full faith and credit of the United States is pledged.

Modification of the Indentures

      The Indentures contain provisions permitting CNAF and the Trustee, with the consent of the holders of a majority of the principal amount of the Debt Securities of each series then outstanding under such Indenture, to execute supplemental indentures adding any provisions to or changing or eliminating any of the provisions of the applicable Indenture or modifying the rights of the holders of the Debt Securities of such series, except that no such supplemental indenture may, among other things, (i) extend the final maturity of any Debt Securities, or reduce the rate or extend the time of payment of interest thereon, or reduce the principal amount thereof, impair the right to institute suit for payment thereof or reduce any amount payable upon any redemption thereof without the consent of the holder of the Debt Security so affected, or (ii) reduce the aforesaid percentage of Debt Securities, the consent of the holders of which is required for any such supplemental indenture, without the consent of the holders of all outstanding Debt Securities. CNAF’s Board does not have the power to waive any of the covenants of the Indentures including those relating to consolidation, merger or sale of assets.

Events of Default

      An Event of Default with respect to any series of Debt Securities is defined in the Indentures as being:

•	default by CNAF for thirty (30) days in the payment of any installment of interest on the Debt Securities of such series;

•	default by CNAF in the payment of any principal on the Debt Securities of such series when due;

•	default by CNAF in the payment of any sinking fund installment with respect to such series of Debt Securities;

•	default by CNAF in the performance of any of the agreements in the applicable Indenture contained therein for the benefit of the Debt Securities of such series which shall not have been remedied within a period of 60 days after receipt of written notice by CNAF from the Trustee for such series of Debt Securities or by CNAF and such Trustee from the holders of not less than 25% in principal amount of the Offered Debt Securities of such series then outstanding;

•	with respect to any series of Offered Debt Securities (unless otherwise specified in the accompanying prospectus supplement), the acceleration, or failure to pay at maturity, of any of CNAF’s indebtedness for money borrowed exceeding $20,000,000 in principal amount, which acceleration is not rescinded or annulled or indebtedness paid within 15 days after the date on which written notice thereof shall have first been given to CNAF as provided in the applicable Indenture;

•	certain events of bankruptcy, insolvency or reorganization of CNAF (a “Bankruptcy Default”); or

•	any other Event of Default established in accordance with the applicable Indenture with respect to any series of Debt Securities.

No Event of Default (other than a Bankruptcy Default) with respect to a particular series of Debt Securities necessarily constitutes an Event of Default with respect to any other series of Debt Securities.

      The Indentures provide that if an Event of Default with respect to any series of Debt Securities shall have occurred and is continuing, either the Trustee with respect to the Debt Securities of that series or the holders of at least 25% in aggregate principal amount of Debt Securities of that series then outstanding may declare the principal amount (or, if the Debt Securities of that series were sold at an original issue discount, such portion of the principal amount as may be specified in the terms of that series) of all the Debt Securities of that series and interest, if any, accrued thereon to be due and payable immediately, but upon certain conditions such declaration may be annulled and past defaults (except, unless theretofore cured, a default in payment of principal of or interest on Debt Securities of that series) may be waived by the holders of a majority in principal amount of the Debt Securities of that series then outstanding.

      The Indentures each contain a provision entitling the Trustee with respect to any series of Debt Securities, subject to the duty of the Trustee during default to act with the required standard of care, to be indemnified by the holders of Debt Securities of such series before proceeding to exercise any right or power under the applicable Indenture at the request of the holders of such Debt Securities. The Indentures also provide that the holders of a majority in principal amount of the outstanding Debt Securities of any series may direct the time, method and place of conducting any proceeding for any remedy available to the Trustee for such series of Debt Securities, or exercising any trust or power conferred on such Trustee, with respect to the Debt Securities of such series. The Indentures each contain a covenant that CNAF will file annually with the Trustee a certificate as to the absence of any default or specifying any default that exists.

      No holder of any Debt Security of any series will have any right to institute any proceeding with respect to the applicable Indenture or for any remedy under such Indenture, unless (i) such holder previously shall have given the Trustee for such series of Debt Securities written notice of an Event of Default with respect to Debt Securities of that series and (ii) the holders of at least 25% in aggregate principal amount of the outstanding Debt Securities of that series shall have made written request, and offered reasonable indemnity, to such Trustee to institute such proceeding as trustee, and such Trustee shall not have received from the holders of a majority in aggregate principal amount of the outstanding Debt Securities of that series a direction inconsistent with such request and shall have failed to institute such proceeding within 60 days. However, any right of a holder of any Debt Security to receive payment of the principal of and any interest on such Debt Security on or after the due dates expressed in such CNAF Debt Security and to institute suit for the enforcement of any such payment on or after such dates shall not be impaired or affected without consent of such holder.

Consolidation, Merger and Sale of Assets

      CNAF covenants that it will not merge or consolidate with any other corporation or sell or convey all or substantially all of its assets to any Person, unless (i) either CNAF shall be the continuing corporation, or the successor corporation or the Person which acquires by sale or conveyance substantially all of the assets of CNAF (if other than CNAF) shall be a corporation organized under the laws of the United States or any state thereof and shall expressly assume the due and punctual payment of the principal of and interest on all the Debt Securities, according to their tenor, and the due and punctual performance and observance of all of the covenants and conditions of the applicable Indenture to be performed or observed by CNAF, by supplemental indenture satisfactory to the Trustee, executed and delivered to the Trustee by such corporation, and (ii) CNAF or such successor corporation, as the case may be, shall not, immediately after such merger or consolidation, or such sale or conveyance, be in default in the performance of any such covenants or condition.

      Other than the covenants described above, or as set forth in any accompanying prospectus supplement, the Indentures and the Debt Securities do not contain any covenants or other provisions designed to afford holders of the Debt Securities protection in the event of a takeover, recapitalization or highly leveraged transaction involving CNAF.

No Personal Liability

      No past, present or future director, officer, employee or stockholder, as such, of CNAF or any successor thereof shall have any liability for any obligations of CNAF under the Debt Securities or the Indentures or for any claims based on, in respect of, or by reason of, such obligations or their creation. Each holder of Debt Securities by accepting such Debt Security waives and releases all such liability. The waiver and release are part of the consideration for the issue of the Debt Securities.

The Trustee

      The Trustee in its individual or any other capacity may become the owner or pledgee of Debt Securities and may otherwise deal with CNAF or its Affiliates with the same rights it would have if it were not the Trustee provided it complies with the terms of the applicable Indenture. The CNA Companies and the Trustee may engage in normal and customary banking transactions from time to time.

DESCRIPTION OF JUNIOR DEBT SECURITIES

      The Junior Debt Securities may be issued in one or more series under a Junior Subordinated Indenture (the “Junior Indenture”), between CNAF and The First National Bank of Chicago, as trustee (the “Junior Indenture Trustee”). The Junior Indenture has been qualified under the Trust Indenture Act and is subject to that act. The form of the Junior Indenture is included as an exhibit to the Registration Statement. The following description summarizes the material terms of the Junior Indenture and the Junior Debt Securities. Because it is only a summary, it does not contain all of the details found in the full text of the Junior Debt Securities and the Junior Indenture, including the definitions of certain terms used in the description of the Junior Debt Securities in this prospectus, and those terms made a part of the Junior Indenture by the Trust Indenture Act.

General

      The Junior Indenture does not limit the aggregate principal amount of Junior Debt Securities that may be issued thereunder and provides that Junior Debt Securities may be issued from time to time in one or more series and may be denominated and payable in U.S. dollars, foreign currencies or units based on or related to foreign currencies. CNAF may sell Junior Debt Securities at par, a premium or a discount. As of June 30, 2001, CNAF had approximately $2.13 billion aggregate principal amount of indebtedness for borrowed money which would rank senior to the Junior Debt Securities, and no such indebtedness which is equal or junior to the Junior Debt Securities.

      The Junior Debt Securities will be issuable in one or more series pursuant to an indenture supplemental to the Junior Indenture or a resolution of CNAF’s Board of Directors or a committee thereof.

      The applicable prospectus supplement will provide information for the following terms of the Junior Debt Securities:

•	the title of the Junior Debt Securities or series thereof;

•	any limit upon the aggregate principal amount of the Junior Debt Securities;

•	the date or dates on which the principal of the Junior Debt Securities is payable (the “Stated Maturity”) or the method of determination thereof;

•	the interest rate or rates, if any, for the Junior Debt Securities, the dates on which any such interest shall be payable, the right, if any, of CNAF to defer or extend an interest payment date, and the regular record date for any interest payable on any interest payment date or the method by which any of the foregoing shall be determined;

•	the place or places where, subject to the terms of the Junior Indenture as described below under “Payment and Paying Agents,” the principal of and premium, if any, and interest on the Junior Debt Securities will be payable and where, subject to the terms of the Junior Indenture as described below under “—Denominations, Registration and Transfer,” the Junior Debt Securities may be presented for registration of transfer or exchange and the place or places where notices and demands to or upon CNAF in respect of the Junior Debt Securities and the Junior Indenture may be made (“Place of Payment”);

•	the obligation or the right, if any, of CNAF to redeem, purchase or repay the Junior Debt Securities and the period or periods within which, the price or prices at which, the currency or currencies (including currency unit or units) in which and the other terms and conditions upon which the Junior Debt Securities shall be redeemed, repaid or purchased, in whole or in part, pursuant to such obligation;

•	the denominations in which any Junior Debt Securities shall be issuable if other than denominations of $25 and any integral multiple thereof;

•	if other than in U.S. Dollars, the currency or currencies (including currency unit or units) in which the principal of (and premium, if any) and interest, if any, on the Junior Debt Securities shall be payable, or in which the Junior Debt Securities shall be denominated;

•	any additions, modifications or deletions in the Events of Default or covenants of CNAF specified in the Junior Indenture with respect to the Junior Debt Securities;

•	if other than the principal amount thereof, the portion of the principal amount of Junior Debt Securities that shall be payable upon declaration of acceleration of the maturity thereof;

•	any additions or changes to the Junior Indenture with respect to a series of Junior Debt Securities as shall be necessary to permit or facilitate the issuance of such series in bearer form, registrable or not registrable as to principal, and with or without interest coupons;

•	any index or indices used to determine the amount of payments of principal of and premium, if any, on the Junior Debt Securities and the manner in which such amounts will be determined;

•	the terms and conditions relating to the issuance of a temporary Global Security representing all of the Junior Debt Securities of such series and the exchange of such temporary Global Security for definitive Junior Debt Securities of such series;

•	subject to the terms described under “—Global Junior Debt Securities,” whether the Junior Debt Securities of the series shall be issued in whole or in part in the form of one or more Global Securities and, in such case, the Depositary for such Global Securities, which Depositary shall be a clearing agency registered under the Securities Exchange Act of 1934, as amended (the “Exchange Act”);

•	the appointment of any Paying Agent or Agents;

•	the terms and conditions of any obligation or right of CNAF or a holder to convert or exchange the Junior Debt Securities into other securities;

•	the form of the Trust Agreement and Guarantee Agreement, if applicable;

•	the relative degree, if any, to which such Junior Debt Securities of the series shall be senior to or be subordinated to other series of such Junior Debt Securities or other indebtedness of CNAF in right of payment, whether such other series of Junior Debt Securities or other indebtedness are outstanding or not; and

•	any other terms of the Junior Debt Securities not inconsistent with the provisions of the Junior Indenture.

      If the purchase price of any of the Junior Debt Securities is payable in a foreign currency or currencies or foreign currency unit or units or if the principal, premium, if any, and interest on any Junior Debt Securities are payable in a foreign currency or currencies or currency unit or units, the restrictions, elections, general tax considerations, specific terms and other information with respect to such issue of Junior Debt Securities and such foreign currency or currency units will be set forth in the applicable prospectus supplement.

Denominations, Registration and Transfer

      Unless otherwise specified in the applicable prospectus supplement, the Junior Debt Securities will be issuable only in registered form without coupons in denominations of $25 and any integral multiple thereof. Junior Debt Securities of any series will be exchangeable for other Junior Debt Securities of the same issue and series, of any authorized denominations, of a like aggregate principal amount, and bearing the same terms.

      Junior Debt Securities may be presented for exchange as provided above, and may be presented for registration of transfer (with the form of transfer endorsed thereon, or a satisfactory written instrument of transfer, duly executed), at the office of the appropriate Securities Registrar or at the office of any transfer agent designated by CNAF for such purpose with respect to any series of Junior Debt Securities and referred to in the applicable prospectus supplement, without service charge and upon payment of any taxes and other governmental charges as described in the Junior Indenture. CNAF will appoint the Junior Indenture Trustee as Securities Registrar under the Junior Indenture. If the applicable prospectus supplement refers to any transfer agents (in addition to the Securities Registrar) initially designated by CNAF with respect to any series of Junior Debt Securities, CNAF may at any time rescind the designation of any such transfer agent or approve a change in the location through which any such transfer agent acts, provided that CNAF maintains a transfer agent in each Place of Payment for such series. CNAF may at any time designate additional transfer agents with respect to any series of Junior Debt Securities.

      In the event of any redemption, neither CNAF nor the Junior Indenture Trustee shall be required to (i) issue, register the transfer of or exchange Junior Debt Securities of any series during a period beginning at the opening of business 15 days before the day of selection for redemption of Junior Debt Securities of that series and ending at the close of business on the day of mailing of the relevant notice of redemption or (ii) transfer or exchange any Junior Debt Securities so selected for redemption, except, in the case of any Junior Debt Securities being redeemed in part, any portion thereof not to be redeemed.

Payment and Paying Agents

      Unless otherwise indicated in the applicable prospectus supplement, payment of principal of (and premium, if any) and any interest on Junior Debt Securities will be made at the office of the Junior Indenture Trustee in The City of New York or at the office of such Paying Agent or Paying Agents as CNAF may designate from time to time in the applicable prospectus supplement, except that at the option of CNAF payment of any interest may be made (i), except in the case of Global Junior Debt Securities, by check mailed to the address of the Person entitled thereto as such address shall appear in the Securities Register or (ii) by transfer to an account maintained by the Person entitled thereto as specified in the Securities Register, provided that proper transfer instructions have been received by the regular record date. Unless otherwise indicated in the applicable prospectus supplement, payment of any interest on Junior Debt Securities will be made to the Person in whose name such Junior Debt Security is registered at the close of business on the Regular Record Date for such interest, except in the case of defaulted interest. CNAF may at any time designate additional Paying Agents or rescind the designation of any Paying Agent; however CNAF will at all times be required to maintain a Paying Agent in each Place of Payment for each series of Junior Debt Securities.

      All monies paid by CNAF to the Junior Indenture Trustee or any Paying Agent, or then held by CNAF in trust, for the payment of the principal, premium, if any, or interest on any Junior Debt Security that remains unclaimed for two years after such principal, premium, if any, or interest has become due and payable, at the request of CNAF, will be repaid to CNAF. After this repayment, the holder of such Junior Debt Security will look only to CNAF for payment thereof.

Global Junior Debt Securities

      The Junior Debt Securities of a series may be issued in whole or in part in the form of one or more Global Junior Debt Securities that will be deposited with, or on behalf of, a depositary (the “Depositary”) identified in the prospectus supplement relating to such series. Global Junior Debt Securities may be issued only in fully registered form and in either temporary or permanent form. Unless and until it is exchanged in whole or in part for the individual Junior Debt Securities represented thereby, a Global Junior Debt Security may not be transferred except as a whole by the Depositary for such Global Junior Debt Security to a nominee of such Depositary or by a nominee of such Depositary to such Depositary or another nominee of such Depositary or by the Depositary or any nominee to a successor Depositary or any nominee of such successor.

      The specific terms of the depositary arrangement with respect to a series of Junior Debt Securities will be described in the prospectus supplement relating to such series. CNAF anticipates that the provisions described above under the heading “Description of Debt Securities-Global Securities” will generally apply to depositary arrangements with respect to the Junior Debt Securities, as if the Junior Debt Securities were “Debt Securities” as discussed in that section.

Option to Extend Interest Payment Date

      If provided in the applicable prospectus supplement, CNAF shall have the right at any time and from time to time during the term of any series of Junior Debt Securities to defer payment of interest for such number of consecutive interest payment periods as may be specified in the applicable prospectus supplement (each, an “Extension Period”), subject to the terms, conditions and covenants, if any, specified in such prospectus supplement, provided that such Extension Period may not extend beyond the Stated Maturity of such series of Junior Debt Securities.

Redemption

      Unless otherwise indicated in the applicable prospectus supplement, Junior Debt Securities will not be subject to any sinking fund.

      Unless otherwise indicated in the applicable prospectus supplement, CNAF may, at its option, redeem the Junior Debt Securities of any series in whole at any time or in part from time to time. Except as otherwise specified in the applicable prospectus supplement, the redemption price for any Junior Debt Security so redeemed shall equal any accrued and unpaid interest thereon to the redemption date, plus the principal amount thereof.

      Except as otherwise specified in the applicable prospectus supplement, if a Tax Event (as defined below) or an Investment Company Event (as defined below) in respect of a series of Junior Debt Securities shall occur and be continuing, CNAF may, at its option, redeem such series of Junior Debt Securities in whole (but not in part) at any time within 90 days of the occurrence of such Tax Event, or Investment Company Event, at a redemption price equal to 100% of the principal amount of such Junior Debt Securities then outstanding plus accrued and unpaid interest to the date fixed for redemption.

      “Tax Event” means, with respect to a CNA Capital Trust, the receipt by CNAF and that CNA Capital Trust of an opinion of counsel experienced in such matters to the effect that, as a result of any amendment to, or change (including any announced prospective change) in, the laws (or any regulations thereunder) of the United States or any political subdivision or taxing authority thereof or therein, or as a result of any official administrative pronouncement, such determination or judicial decision interpreting or applying such laws or regulations, which amendment or change is effective or which pronouncement, determination or decision is announced on or after the date of original issuance of the applicable series of Junior Debt Securities under the Junior Indenture, there is more than an insubstantial risk that (i) that such CNA Capital Trust is, or will be within 90 days of the date of the opinion of counsel, subject to United States federal income tax with respect to income received or accrued on the applicable Junior Debt Securities, (ii) interest payable by CNAF on such series of Junior Debt Securities is not, or within 90 days of the date of such opinion will not be, deductible by CNAF, in whole or in part, for United States federal income tax purposes, or (iii) such CNA Capital Trust is, or will be within 90 days of the date of such opinion, subject to more than the minimal amount of the taxes, duties or other government charges.

      “Investment Company Event” means the receipt by CNAF and a CNA Capital Trust of an opinion of counsel, experienced in such matters to the effect that, as a result of the occurrence of a change in law or regulation or a change in interpretation or application of law or regulation by any legislative body, court, governmental agency or regulatory authority, that such CNA Capital Trust is or will be considered an “investment company” that is required to be registered under the Investment Company Act of 1940, which change becomes effective on or after the date of original issuance of the applicable series of Junior Debt Securities.

      Notice of any redemption will be mailed at least 30 days but not more than 60 days before the redemption date to each holder of Junior Debt Securities to be redeemed at its registered address. Unless CNAF defaults in payment of the redemption price, on and after the redemption date interest ceases to accrue on such Junior Debt Securities or portions thereof called for redemption.

Modification of Junior Indenture

      From time to time CNAF and the Junior Indenture Trustee may, without the consent of the holders of any series of Junior Debt Securities, amend, waive or supplement the Junior Indenture for specified purposes, including, among other things, curing ambiguities, defects or inconsistencies (provided that any such action does not materially adversely affect the interest of the holders of any series of Junior Debt Securities or, in the case of Junior Debt Securities issued to a CNA Capital Trust (“Corresponding Junior Debt Securities”), the holders of the Preferred Securities issued by such CNA Trust (“Related Preferred Securities”) so long as they remain outstanding) and qualifying, or maintaining the qualification of, the Junior Indenture under the Trust Indenture Act. The Junior Indenture contains provisions permitting CNAF and the Junior Indenture Trustee, with the consent of the holders of a majority in principal amount of each outstanding series of Junior Debt Securities affected, to modify the Junior Indenture in a manner affecting the rights of the holders of such series of the Junior Debt Securities; provided, that no such modification may, without the consent of the holder of each outstanding Junior Debt Security so affected, (i) change the Stated Maturity of any series of Junior Debt Securities, or reduce the principal amount thereof, or reduce the rate (or change the manner of calculation of the rate) or extend the time of payment of interest thereon (except such extension as is contemplated hereby), (ii) change any of the redemption, conversion or exchange terms, (iii) reduce the percentage of principal amount of Junior Debt Securities of any series, the holders of which are required to consent to any such modification of the Junior Indenture, (iv) modify the provisions relating to modifications, waivers of covenants or waivers of past default except under certain limited circumstances or (v) change any of the subordination provisions provided that, in the case of Corresponding Junior Debt Securities, so long as any of the Related Preferred Securities remain outstanding, no such modification may be made without the prior consent of a majority in liquidation amount of such Related Preferred Securities, or, in the case of the preceding provision, each holder of the Related Preferred Securities, and no termination of the Junior Indenture may occur, and no waiver of any Junior Debt Security Event of Default or compliance with any covenant under the Junior Indenture may be effective, without the prior consent of the holders of a majority of the aggregate liquidation amount of such Related Preferred Securities unless and until the principal of the Corresponding Junior Debt Securities and all accrued and unpaid interest thereon have been paid in full and certain other conditions are satisfied.

      In addition, CNAF and the Junior Indenture Trustee may execute, without the consent of any holder of Junior Debt Securities, any supplemental Junior Indenture for the purpose of creating any new series of Junior Debt Securities.

Junior Debt Related Events of Default

      The Junior Indenture provides that any one or more of the following described events with respect to a series of Junior Debt Securities that has occurred and is continuing constitutes a “Junior Debt Related Event of Default” with respect to such series of Junior Debt Securities:

•	failure for 30 days to pay any interest on such series of the Junior Debt Securities, when due (subject to the deferral of any due date in the case of an Extension Period); or

•	failure to pay any principal or premium on such series of Junior Debt Securities when due whether at maturity, upon redemption by declaration or otherwise; or

•	failure to observe or perform in any material respect certain other covenants contained in the Junior Indenture for 90 days after written notice to CNAF from the Junior Indenture Trustee or the holders of at least 25% in aggregate outstanding principal amount of such series of outstanding Junior Debt Securities; or

•	certain events in bankruptcy, insolvency or reorganization of CNAF.

      The holders of a majority in aggregate outstanding principal amount of such series of Junior Debt Securities have the right to direct the time, method and place of conducting any proceeding for any remedy available to the Junior Indenture Trustee. The Junior Indenture Trustee or the holders of not less than 25% in aggregate outstanding principal amount of such series of Junior Debt Securities may declare the principal due and payable immediately upon a Junior Debt Related Event of Default. In the case of Corresponding Junior Debt Securities, should the Junior Indenture Trustee fail to make such declaration, the holders of at least 25% in aggregate liquidation amount of the Related Preferred Securities shall have such right. The holders of a majority in aggregate outstanding principal amount of such series of Junior Debt Securities may annul such declaration and waive the default if the default (other than the non-payment of the principal of such series of Junior Debt Securities which has become due solely by such acceleration) has been cured and a sum sufficient to pay all matured installments of interest and principal due otherwise than by acceleration has been deposited with the Junior Indenture Trustee. In the case of Corresponding Junior Debt Securities, the holders of a majority in aggregate liquidation amount of the Related Preferred Securities shall have such right.

      The holders of a majority in aggregate outstanding principal amount of the Junior Debt Securities affected thereby may, on behalf of the holders of all the Junior Debt Securities, waive any past default, except a default in the payment of principal, premium, if any, or interest (unless such default has been cured and a sum sufficient to pay all matured installments of interest and principal due otherwise than by acceleration has been deposited with the Junior Indenture Trustee) or a default in respect of a covenant or provision which under the Junior Indenture cannot be modified or amended without the consent of the holder of each outstanding Junior Subordinated Debt Security. In the case of Corresponding Junior Debt Securities, the holders of a majority in aggregate liquidation amount of the Related Preferred Securities shall have such right. CNAF is required to file annually with the Junior Indenture Trustee a certificate as to whether or not CNAF is in compliance with all the conditions and covenants applicable to it under the Junior Indenture.

      In case a Junior Debt Related Event of Default shall occur and be continuing as to a series of Corresponding Junior Debt Securities, the Property Trustee will have the right to declare the principal of and the interest on such Corresponding Junior Debt Securities, and any other amounts payable under the Junior Indenture, to be immediately due and payable and to enforce its other rights as a creditor with respect to such Corresponding Junior Debt Securities.

Enforcement of Certain Rights by Holders of Preferred Securities

      If a Junior Debt Related Event of Default has occurred and is continuing and such event is attributable to the failure of CNAF to pay interest or principal on the related Junior Debt Securities on the date such interest or principal is otherwise payable, a holder of Related Preferred Securities may institute a legal proceeding directly against CNAF for enforcement of payment to such holder of the principal and premium, if any, of or interest on such related Junior Debt Securities having a principal amount equal to the aggregate liquidation amount of the Related Preferred Securities of such holder (a “Direct Action”). CNAF may not amend the Junior Indenture to remove this right to bring a Direct Action without the consent of all holders of the Related Preferred Securities. If such right is removed, the applicable Issue may become subject to the reporting obligations under the Securities Exchange Act of 1934, as amended. CNAF shall have the right under the Junior Indenture to set-off any payment made to such holder of Preferred Securities by CNAF in connection with a Direct Action.

      The holders of the Preferred Securities would not be able to exercise directly any remedies other than those described in the preceding paragraph available to the holders of the Junior Debt Securities unless there shall have been an Event of Default under the Trust Agreement. See “Description of Preferred Securities — Events of Default; Notice.”

Consolidation, Merger, Sale of Assets and Other Transactions

      The Junior Indenture provides that CNAF shall not consolidate with or merge into any other Person or convey, transfer or lease its properties and assets as an entirety or substantially as an entirety to any Person, and no Person shall consolidate with or merge into CNAF or convey, transfer or lease its properties and assets as an entirety or substantially as an entirety to CNAF, unless (i) in case CNAF consolidates with or merges into another Person or conveys, transfers or leases its properties and assets as an entirety or substantially as an entirety to any Person, the successor Person is organized under the laws of the United States or any state or the District of Columbia, and such successor Person expressly assumes CNAF’s obligations on the Junior Debt Securities issued under the Junior Indenture; (ii) immediately after giving effect thereto, no Junior Debt Related Event of Default, and no event which, after notice or lapse of time or both, would become a Junior Debt Related Event of Default, shall have happened and be continuing; (iii) in the case of Corresponding Junior Debt Securities, such transaction is permitted under the related Trust Agreement and Guarantee and does not give rise to any breach or violation of the related Trust Agreement or Guarantee; and (iv) delivery of appropriate officers certificates and opinions of counsel go to the satisfaction of the above listed conditions.

      Other than the covenants described above, or as set forth in any accompanying prospectus supplement, the Junior Indenture and the Junior Debt Securities do not contain any covenants or other provisions designed to afford holders of the Junior Debt Securities protection in the event of a takeover, recapitalization or highly leveraged transaction involving CNAF.

Satisfaction and Discharge

      The Junior Indenture provides that when, among other things, all Junior Debt Securities not previously delivered to the Junior Indenture Trustee for cancellation (i) have become due and payable, (ii) will become due and payable at their Stated Maturity within one year or (iii) are to be called for redemption within one year, and CNAF deposits or causes to be deposited with the Junior Indenture Trustee trust funds, in trust, for the purpose and in an amount in the currency or currencies in which the Junior Debt Securities are payable sufficient to pay and discharge the entire indebtedness on the Junior Debt Securities not previously delivered to the Junior Indenture Trustee for cancellation, for the principal, premium, if any, and interest, if any, to the date of the deposit or to the Stated Maturity, as the case may be, then the Junior Indenture will cease to be of further effect (except as to CNAF’s obligations to pay all other sums due pursuant to the Junior Indenture and to provide the officers’ certificates and opinions of counsel described therein), and CNAF will be deemed to have satisfied and discharged the Junior Indenture.

Conversion or Exchange

      If and to the extent indicated in the applicable prospectus supplement, the Junior Debt Securities of any series may be convertible or exchangeable into Preferred Securities or other securities. The specific terms on which Junior Debt Securities of any series may be so converted or exchanged will be set forth in the applicable prospectus supplement. Such terms may include provisions for conversion or exchange, either mandatory, at the option of the holder, or at the option of CNAF, in which case the number of shares of Preferred Securities or other securities to be received by the Holders of Junior Debt Securities would be calculated as of a time and in the manner stated in the applicable prospectus supplement.

Subordination

      In the Junior Indenture, CNAF has agreed that any Junior Debt Securities issued thereunder will be subordinate and junior in right of payment to all Senior Debt (as defined below) to the extent provided in the Junior Indenture. Upon any payment or distribution of assets to creditors upon any liquidation, dissolution, winding up, reorganization, assignment for the benefit of creditors, marshaling of assets or any bankruptcy, insolvency, debt restructuring or similar proceedings in connection with any insolvency or bankruptcy proceeding of CNAF, the holders of Senior Debt will be entitled to receive payment in full of principal of (and premium, if any) and interest, if any, on such Senior Debt before the holders of Junior Debt Securities or, in the case of Corresponding Junior Debt Securities, the Property Trustee on behalf of the holders, will be entitled to receive or retain any payment in respect of the principal of (and premium, if any) or interest, if any, on the Junior Debt Securities.

      In the event of the acceleration of the maturity of any Junior Debt Securities, the holders of all Senior Debt outstanding at the time of such acceleration will be entitled to receive payment in full of all amounts due thereon (including any amounts due upon acceleration) before the holders of Junior Debt Securities will be entitled to receive or retain any payment in respect of the principal of (or premium, if any) or interest, if any, on the Junior Debt Securities.

      No payments on account of principal (or premium, if any) or interest, if any, in respect of the Junior Debt Securities may be made if there shall have occurred and be continuing a default in any payment with respect to Senior Debt, or an event of default with respect to any Senior Debt resulting in the acceleration of the maturity thereof, or if any judicial proceeding shall be pending with respect to any such default.

      “Debt” means with respect to any Person, whether recourse is to all or a portion of the assets of such Person and whether or not contingent:

•	every obligation of such Person for money borrowed;

•	every obligation of such Person evidenced by bonds, debentures, notes or other similar instruments, including obligations incurred in connection with the acquisition of property, assets or businesses;

•	every reimbursement obligation of such Person with respect to letters of credit, bankers’ acceptances or similar facilities issued for the account of such Person;

•	every obligation of such Person issued or assumed as the deferred purchase price of property or services (but excluding trade accounts payable or accrued liabilities arising in the ordinary course of business);

•	every capital lease obligation of such Person;

•	all indebtedness of CNAF, whether incurred on or prior to the date of the Junior Indenture or thereafter incurred, for claims in respect of derivative products, including interest rate, foreign exchange rate and commodity forward contracts, futures contracts, options and swaps and similar arrangements; and

•	every obligation of the type referred to in the preceding bullet points of another Person and all dividends of another Person the payment of which, in either case, such Person has guaranteed or is responsible or liable, directly or indirectly, as obligor or otherwise.

      “Senior Debt” means the principal of (and premium, if any) and interest, if any, including interest accruing on or after the filing of any petition in bankruptcy or for reorganization relating to CNAF, whether or not such claim for post-petition interest is allowed in such proceeding, on Debt, whether incurred on or prior to the date of the Junior Indenture or thereafter incurred (including, without limitation, Debt incurred pursuant to the Senior Indenture and the Subordinated Indenture), unless, in the instrument creating or evidencing the same or pursuant to which the same is outstanding, it is provided that such obligations are not superior in right of payment to the Junior Debt Securities or to other Debt which is pari passu with, or subordinated to, the Junior Debt Securities; provided, however, that Senior Debt shall not be deemed to include:

•	any Debt of CNAF which, when incurred and without respect to any election under Section 1111(b) of the Bankruptcy Code, was without recourse to CNAF;

•	any Debt of CNAF to any of its subsidiaries;

•	Debt to any employee of CNAF;

•	any liability for taxes;

•	indebtedness or monetary obligations to trade creditors or assumed by CNAF or any of its subsidiaries in the ordinary course of business in connection with the obtaining of goods, materials or services; and

•	any other Junior Debt Securities.

      The Junior Indenture provides that the foregoing subordination provisions, insofar as they relate to any particular issue of Junior Debt Securities, may be changed prior to such issuance. Any such change would be described in the applicable prospectus supplement.

Information Concerning the Junior Indenture Trustee

      The Junior Indenture Trustee, other than during the continuance of a Junior Debt Related Event of Default, undertakes to perform only such duties as are specifically set forth in the Junior Indenture, and in the event an Event of Default has occurred and is continuing, exercise the same degree of care and skill in the exercise of its rights and powers as a prudent person would exercise or use under the circumstances in the conduct of his own affairs. The Junior Indenture Trustee is under no obligation to exercise any of the powers vested in it by the Junior Indenture at the request of any holder of Junior Debt Securities, unless offered reasonable indemnity by such holder against the costs, expenses and liabilities which might be incurred thereby. The Junior Indenture Trustee is not required to expend or risk its own funds or otherwise incur personal financial liability in the performance of its duties if the Junior Indenture Trustee reasonably believes that repayment or adequate indemnity is not reasonably assured to it. The Junior Trustee in its individual or any other capacity may become the owner or pledgee of Junior Debt Securities or Related Preferred Securities and may otherwise deal with CNAF or its Affiliates with the same rights it would have if it were not the Junior Trustee provided it complies with the terms of the Junior Indenture. The CNA Companies and the Junior Trustee may engage in normal and customary banking transactions from time to time.

Corresponding Junior Debt Securities

      The Corresponding Junior Debt Securities may be issued in one or more series of Junior Debt Securities under the Junior Indenture with terms corresponding to the terms of a series of Related Preferred Securities. In that event, concurrently with the issuance of the applicable CNA Capital Trust’s Preferred Securities, such CNA Capital Trust will invest the proceeds thereof and the consideration paid by CNAF for the Common Securities in a series of Corresponding Junior Debt Securities issued by CNAF to such CNA Capital Trust. Each series of Corresponding Junior Debt Securities will be in the principal amount equal to the aggregate liquidation amount of the Related Preferred Securities and the Common Securities of such CNA Capital Trust and will rank pari passu with all other series of Junior Debt Securities. Holders of the Related Preferred Securities for a series of Corresponding Junior Debt Securities will have the rights in connection with modifications to the Junior Indenture or upon occurrence of Junior Debt Security Events of Default described under “— Modification of Junior Indenture” and “— Junior Debt Security Events of Default”, unless provided otherwise in the prospectus supplement for such Related Preferred Securities.

      CNAF will covenant in the Junior Indenture as to each series of Corresponding Junior Debt Securities, that if and so long as (i) the CNA Capital Trust of the related series of Trust Securities is the holder of all such Corresponding Junior Debt Securities and (ii) a Tax Event in respect of such CNA Capital Trust has occurred and is continuing CNAF will pay to such CNA Capital Trust the applicable Additional Sums (as defined under “Description of Preferred Securities— Redemption or Exchange”). CNAF will also agree, as to each series of Corresponding Junior Debt Securities:

•	to maintain directly or indirectly 100% ownership of the Common Securities of the CNA Capital Trust to which Corresponding Junior Debt Securities have been issued, provided that certain successors which are permitted pursuant to the Junior Indenture may succeed to CNAF’s ownership of the Common Securities

•	not to voluntarily terminate, wind-up or liquidate any CNA Capital Trust, except in connection with (a) a distribution of Corresponding Junior Debt Securities to the holders of the Preferred Securities in liquidation of such CNA Capital Trust, (b) the redemption of Preferred Securities or (c) certain mergers, consolidations or amalgamations, in each case as permitted by the related Trust Agreement; and

•	to use its reasonable efforts, consistent with the terms and provisions of the related Trust Agreement, to cause (a) such CNA Capital Trust to remain classified as a grantor trust and not as an association taxable as a corporation for United States federal income tax purposes or (b) each holder of Preferred Securities to be treated as owning an undivided beneficial interest in the Securities.

No Personal Liability

      No past, present or future director, officer, employee or stockholder, as such, of CNAF or any successor thereof shall have any liability for any obligations of CNAF under the Junior Debt Securities or the Junior Indenture or for any claims based on, in respect of, or by reason of, such obligations or their creation. Each holder of Junior Debt Securities by accepting such Junior Debt Security waives and releases all such liability. The waiver and release are part of the consideration for the issue of the Junior Debt Securities.

DESCRIPTION OF COMMON STOCK

      CNAF is authorized to issue 200 million shares of Common Stock. As of June 30, 2001, 185.5 million shares of Common Stock were issued and 183.3 million were outstanding. The Common Stock has a par value of $2.50 per share. As of February 28, 1999, Loews Corporation owned approximately 85% of CNAF’s outstanding Common Stock.

      The following summary description of the terms of the Common Stock sets forth certain general terms and provisions of the Common Stock. This description is qualified in its entirety by reference to (i) CNAF’s Certificate of Incorporation, a copy of which is filed as an exhibit to CNAF’s Registration Statement on Form S-8 (File No. 333-65493), (ii) CNAF’s By-laws, a copy of which is filed as an exhibit to CNAF’s Annual Report on Form 10-K for the year ended December 31, 1998, and (iii) the description of the Common Stock set forth in CNAF’s registration statement on Form S-3 (File No. 33-35250) filed on June 6, 1990, all of which are incorporated herein by reference.

Dividends

      Subject to the rights of the holders of Preferred Stock, holders of Common Stock are entitled to receive dividends and other distributions in cash, stock or CNAF’s property, when, as and if declared by CNAF’s Board of Directors out of assets or funds of CNAF legally available therefor and shall share equally on a per share basis in all such dividends and distributions.

Voting Rights

      At every meeting of stockholders, every holder of Common Stock is entitled to one vote per share. Subject to any voting rights of the holders of Preferred Stock and as otherwise required by Delaware law, any action submitted to stockholders (other than the election of directors) is approved, if approved by a majority of the stock having voting power present at a meeting at which there is a quorum. A quorum generally requires the presence, in person or proxy, of the holders of a majority of the stock issued and outstanding. Delaware law requires that the holders of a majority of the issued and outstanding shares of stock, eligible to vote thereon, approve (i) amendments to the Certificate of Incorporation, (ii) most mergers and consolidations of CNAF and (iii) sale of all or substantially all of CNAF’s assets.

Liquidation Rights

      In the event of any liquidation, dissolution or winding-up of CNAF, whether voluntary or involuntary, the holders of Common Stock are entitled to share equally in the assets available for distribution after payment of all liabilities and provision for the liquidation preference of any shares of Preferred Stock then outstanding.

Miscellaneous

      The holders of Common Stock have no preemptive rights, cumulative voting rights, subscription rights, or conversion rights and the Common Stock is not subject to redemption.

      The transfer agent and registrar with respect to the Common Stock is First Chicago Trust Company of New York. The Common Stock is listed on the New York Stock Exchange, the Chicago Stock Exchange and the Pacific Exchange, and also is traded on the Philadelphia Stock Exchange. The trading symbol for the Common Stock is “CNA”.

DESCRIPTION OF PREFERRED STOCK

      CNAF is authorized to issue up to 12,500,000 shares of Preferred Stock, without par value, in one or more series. All shares of Preferred Stock, irrespective of series, constitute one and the same class. The following description of the terms of the Preferred Stock sets forth certain general terms and provisions of the Preferred Stock. Certain terms of any series of Preferred Stock offered by the prospectus supplement will be described in the prospectus supplement relating to such series of Preferred Stock. If so indicated in the prospectus supplement, the terms of any such series may differ from the terms set forth below.

      The following summary description of the terms of the Preferred Stock sets forth certain general terms and provisions of the Preferred Stock. This description is qualified in its entirety by reference to CNAF’s Certificate of Incorporation and By-Laws, copies of which are filed as exhibits to CNAF’s registration statement on Form S-8 (File No. 333-65493) and to the Registration Statement.

General

      The Board of Directors is authorized to establish and designate series and to fix the number of shares and the relative rights, preferences and limitations of the respective series of Preferred Stock, including:

•	the designation and number of shares comprising such series, which may be increased or decreased from time to time by the Board of Directors;

•	the dividend rate or rates on the shares of such series and the relation which such dividends bear to the dividends payable on any other class or classes or of any other series of capital stock, the terms and conditions upon which and the periods in respect of which dividends shall be payable, whether and upon what conditions such dividends shall be cumulative and, if cumulative, the dates from which dividends shall accumulate;

•	whether the shares of such series shall be redeemable, the limitations and restrictions with respect to such redemption, the time or times when, the price or prices at which and the manner in which such shares shall be redeemable, including the manner of selecting shares of such series for redemption if less than all shares are to be redeemed;

•	the rights to which the holders of shares of such series shall be entitled, and the preferences, if any, over any other series (or of any other series over such series), upon the voluntary or involuntary liquidation, dissolution, distribution of assets or winding-up of CNAF, which rights may vary depending on whether such liquidation, dissolution, distribution or winding-up is voluntary or involuntary, and, if voluntary, may vary at different dates;

•	whether the shares of such series shall be subject to the operation of a purchase, retirement or sinking fund, and, if so, whether and upon what conditions such purchase, retirement or sinking fund shall be cumulative or noncumulative, the extent to which and the manner in which such fund shall be applied to the purchase or redemption of the shares of such series for retirement or to other corporate purposes and the terms and provisions relative to the operation thereof;

•	whether the shares of such series shall be convertible into or exchangeable for shares of any other class or classes or of any other series of any class or classes of capital stock of CNAF, and, if so convertible or exchangeable, the price or prices or the rate or rates of conversion or exchange and the method, if any, of adjusting the same, and any other terms and conditions of such conversion or exchange;

•	the voting powers, full and/or limited, if any, of the shares of such series; and whether and under what conditions the shares of such series (alone or together with the shares of one or more other series having similar provisions) shall be entitled to vote separately as a single class, for the election of one or more matters;

•	whether the issuance of any additional shares of such series, or of any shares of any other series, shall be subject to restrictions as to issuance, or as to the powers, preferences or rights of any such other series; and

•	any other preferences, privileges and powers, and relative, participating, optional or other special rights, and qualifications, limitations or restrictions of such series, as the Board of Directors may deem advisable.

Unless otherwise specifically described in the applicable prospectus supplement for a series of Preferred Stock, all shares of Preferred Stock shall be of equal rank, preference and priority as to dividends; when the stated dividends are not paid in full, the shares of all series of the Preferred Stock shall share ratably in any payment thereof; and upon liquidation, dissolution or winding up, if assets are insufficient to pay in full all Preferred Stock, then such assets shall be distributed among the holders ratably.

      The description of certain provisions of the Preferred Stock described below is only a summary and is subject to and qualified in its entirety by reference to the Certificate of Incorporation and the Certificate of Designations that relates to a particular series of Preferred Stock.

Dividend Rights

      Except as may be set forth in an applicable prospectus supplement relating to a series of Preferred Stock, the holders of Preferred Stock shall be entitled to receive, but only when and as declared by the Board of Directors out of funds legally available for that purpose, cash dividends at the rates and on the dates set forth in the applicable prospectus supplement relating to a particular series of Preferred Stock. Such rate may be fixed or variable. Each such dividend will be payable to the holders of record as they appear on the stock register of CNAF on such record dates as will be fixed by the Board of Directors of CNAF or a duly authorized committee thereof. Dividends payable on the Preferred Stock for any period less than a full dividend period (being the period between such dividend payment dates) will be computed on the basis of the actual number of days elapsed over a 360 day year. For a full dividend period, the amount of dividends payable will be computed on the basis of a 360 day year consisting of twelve 30 day months. Except as may be set forth in the prospectus supplement relating to a series of Preferred Stock, such dividends shall be payable from, and shall be cumulative from, the date of original issue of each share, so that if in any dividend period, dividends at the rate or rates as described in the applicable prospectus supplement relating to such series of Preferred Stock shall not have been declared and paid or set apart for payment on all outstanding shares of Preferred Stock for such dividend period and all preceding dividend periods from and after the first day from which dividends are cumulative, then the aggregate deficiency shall be declared and fully paid or set apart for payment, but without interest, before any dividends shall be declared or paid or set apart for payment on the Common Stock by CNAF. After payment in full of all dividend arrearages on the Preferred Stock, dividends on the Common Stock may be declared and paid out of funds legally available for that purpose as the Board of Directors may determine.

Redemption

      The prospectus supplement will describe whether and under what circumstances (i) any shares of Preferred Stock may be redeemed by CNAF and (ii) the holders of Preferred Shares may require CNAF to redeem any or all of such shares.

Conversion or Exchange

      The holders of Preferred Stock will have such rights, if any, to convert such shares into or to exchange such shares for shares of any other class or classes, or of any other series of any class, of the capital stock of CNAF and/or other property or cash, as described in the applicable prospectus supplement.

Voting Rights

      The holders of Preferred Stock will have such voting rights, if any, as described in the applicable prospectus supplement relating to a series of Preferred Stock. Unless and except to the extent required by the law or provided by the Board of Directors, holders of Preferred Stock shall have no voting power with respect to any matter. In no event shall the Preferred Stock be entitled to more than one vote per share in respect of each share of stock.

      The holders of the outstanding shares of a series of Preferred Stock shall be entitled to vote as a class upon a proposed amendment, whether or not entitled to vote thereon by the Certificate of Incorporation, if the amendment would increase or decrease the aggregate number of authorized shares of such series of Preferred Stock, increase or decrease the par value of the shares of such series of Preferred Stock, or alter or change the powers, preferences, or special rights of the shares of such series of Preferred Stock so as to affect them adversely. If any proposed amendment would alter or change the powers, preferences, or special rights of one or more series of Preferred Stock so as to affect them adversely, but shall not so affect the entire series, then only the shares of the series so affected by the amendment shall be considered a separate series for purposes of this paragraph. The number of authorized shares of any such series of Preferred Stock may be increased or decreased (but not below the number of shares thereof then outstanding) by the affirmative vote of the holders of a majority of the stock of CNAF entitled to vote irrespective of the previous two sentences, if so provided in the Certificate of Incorporation, in any amendment thereto which created such series of Preferred Stock, or in any amendment thereto which was authorized by a resolution or resolutions adopted by the affirmative vote of the holders of a majority of such series of Preferred Stock. This paragraph is subject to any amendments to Delaware law regarding these matters.

      The foregoing voting provisions will not apply if, in connection with the matters specified, provision is made for the redemption or retirement of all outstanding Preferred Stock.

Liquidation Rights

      Upon any liquidation, dissolution or winding up of CNAF, whether voluntary or involuntary, holders of Preferred Stock will have such preferences and priorities, if any, with respect to distribution of the assets of CNAF or the proceeds thereof as may be set forth in the applicable prospectus supplement relating to a series of Preferred Stock.

Miscellaneous

      The transfer agent, dividend disbursing agent and registrar for the Preferred Stock issued in connection with this prospectus will be as described in the applicable prospectus supplement. The holders of Preferred Stock, including any Preferred Stock issued in connection with this prospectus, will not have any preemptive rights to purchase or subscribe for any shares of any class or other securities of any type of CNAF. When issued, the Preferred Stock will be fully paid and nonassessable. The Certificate of Designations setting forth the provisions of each series of Preferred Stock will become effective after the date of this prospectus, but on or before issuance of the related series of Preferred Stock.

DESCRIPTION OF DEPOSITARY SHARES

      The description set forth below and in any prospectus supplement of certain provisions of the Deposit Agreement (as defined below) and of the Depositary Shares and Depositary Receipts summarizes the material terms of the Deposit Agreement and of the Depositary Shares and Depositary Receipts, and is qualified in its entirety by reference to, the form of Deposit Agreement and form of Depositary Receipts relating to each series of the Preferred Stock.

General

      CNAF may, at its option, elect to have shares of Preferred Stock be represented by Depositary Shares. The shares of any series of the Preferred Stock underlying the Depositary Shares will be deposited under a separate deposit agreement (the “Deposit Agreement”) between CNAF and a bank or trust company selected by CNAF (the “Preferred Stock Depositary”). The prospectus supplement relating to a series of Depositary Shares will set forth the name and address of the Preferred Stock Depositary. Subject to the terms of the Deposit Agreement, each owner of a Depositary Share will be entitled, proportionately, to all the rights, preferences and privileges of the Preferred Stock represented thereby (including dividend, voting, redemption, conversion, exchange and liquidation rights).

      The Depositary Shares will be evidenced by Depositary Receipts issued pursuant to the Deposit Agreement, each of which will represent the applicable interest in a number of shares of a particular series of the Preferred Stock described in the applicable prospectus supplement.

      A holder of Depositary Shares will be entitled to receive the shares of Preferred Stock (but only in whole shares of Preferred Stock) underlying such Depositary Shares. If the Depositary Receipts delivered by the holder evidence a number of Depositary Shares in excess of the whole number of shares of Preferred Stock to be withdrawn, the Depositary will deliver to such holder at the same time a new Depositary Receipt evidencing such excess number of Depositary Shares.

Dividends and Other Distributions

      The Preferred Stock Depositary will distribute all cash dividends or other cash distributions in respect to the Preferred Stock to the record holders of Depositary Receipts in proportion, insofar as possible, to the number of Depositary Shares owned by such holders.

      In the event of a distribution other than in cash in respect to the Preferred Stock, the Preferred Stock Depositary will distribute property received by it to the record holders of Depositary Receipts in proportion, insofar as possible, to the number of Depositary Shares owned by such holders, unless the Preferred Stock Depositary determines that it is not feasible to make such distribution, in which case the Preferred Stock Depositary may, with the approval of CNAF, adopt such method as it deems equitable and practicable for the purpose of effecting such distribution, including sale (at public or private sale) of such property and distribution of the net proceeds from such sale to such holders.

      The amount so distributed in any of the foregoing cases will be reduced by any amount required to be withheld by CNAF or the Preferred Stock Depositary on account of taxes.

Conversion and Exchange

      If any Preferred Stock underlying the Depositary Shares is subject to provisions relating to its conversion or exchange as set forth in the prospectus supplement relating thereto, each record holder of Depositary Shares will have the right or obligation to convert or exchange such Depositary Shares pursuant to the terms thereof.

Redemption of Depositary Shares

      If Preferred Stock underlying the Depositary Shares is subject to redemption, the Depositary Shares will be redeemed from the proceeds received by the Preferred Stock Depositary resulting from the redemption, in whole or in part, of the Preferred Stock held by the Preferred Stock Depositary. The redemption price per Depositary Share will be equal to the aggregate redemption price payable with respect to the number of shares of Preferred Stock underlying the Depositary Shares. Whenever CNAF redeems Preferred Stock from the Preferred Stock Depositary, the Preferred Stock Depositary will redeem as of the same redemption date a proportionate number of Depositary Shares representing the shares of Preferred Stock that were redeemed. If less than all the Depositary Shares are to be redeemed, the Depositary Shares to be redeemed will be selected by lot or pro rata as may be determined by CNAF.

      After the date fixed for redemption, the Depositary Shares so called for redemption will no longer be deemed to be outstanding and all rights of the holders of the Depositary Shares will cease, except the right to receive the redemption price upon such redemption. Any funds deposited by CNAF with the Preferred Stock Depositary for any Depositary Shares which the holders thereof fail to redeem shall be returned to CNAF after a period of two years from the date such funds are so deposited.

Voting

      Upon receipt of notice of any meeting at which the holders of any shares of Preferred Stock underlying the Depositary Shares are entitled to vote, the Preferred Stock Depositary will mail the information contained in such notice to the record holders of the Depositary Receipts. Each record holder of such Depositary Receipts on the record date (which will be the same date as the record date for the Preferred Stock) will be entitled to instruct the Preferred Stock Depositary as to the exercise of the voting rights pertaining to the number of shares of Preferred Stock underlying such holder’s Depositary Shares. The Preferred Stock Depositary will endeavor, insofar as practicable, to vote the number of shares of Preferred Stock underlying such Depositary Shares in accordance with such instructions, and CNAF will agree to take all reasonable action which may be deemed necessary by the Preferred Stock Depositary to enable the Preferred Stock Depositary to do so. The Preferred Stock Depositary will abstain from voting the Preferred Stock to the extent it does not receive specific written instructions from holders of Depositary Receipts representing such Preferred Stock.

Record Date

      Whenever (i) any cash dividend or other cash distribution shall become payable, any distribution other than cash shall be made, or any rights, preferences or privileges shall be offered with respect to the Preferred Stock, or (ii) the Preferred Stock Depositary shall receive notice of any meeting at which holders of Preferred Stock are entitled to vote or of which holders of Preferred Stock are entitled to notice, or of the mandatory conversion of or any election on the part of CNAF to call for the redemption of any Preferred Stock, the Preferred Stock Depositary shall, in each such instance, fix a record date (which shall be the same as the record date for the Preferred Stock) for the determination of the holders of Depositary Receipts (y) who shall be entitled to receive such dividend, distribution, rights, preferences or privileges or the net proceeds of the sale thereof or (z) who shall be entitled to give instructions for the exercise of voting rights at any such meeting or to receive notice of such meeting or of such redemption or conversion, subject to the provisions of the Deposit Agreement.

Amendment and Termination of the Deposit Agreement

      The form of Depositary Receipt and any provision of the Deposit Agreement may at any time be amended by agreement between CNAF and the Preferred Stock Depositary. However, any amendment which imposes or increases any fees, taxes or other charges payable by the holders of Depositary Receipts (other than taxes and other governmental charges, fees and other expenses payable by such holders as stated under “Charges of Preferred Stock Depositary”), or which otherwise prejudices any substantial existing right of holders of Depositary Receipts, will not take effect as to outstanding Depositary Receipts until the expiration of 90 days after notice of such amendment has been mailed to the record holders of outstanding Depositary Receipts.

      Whenever so directed by CNAF, the Preferred Stock Depositary will terminate the Deposit Agreement by mailing notice of such termination to the record holders of all Depositary Receipts then outstanding at least 30 days prior to the date fixed in such notice for such termination. The Preferred Stock Depositary may likewise terminate the Deposit Agreement if at any time 45 days shall have expired after the Preferred Stock Depositary shall have delivered to CNAF a written notice of its election to resign and a successor depositary shall not have been appointed and accepted its appointment. If any Depositary Receipts remain outstanding after the date of termination, the Preferred Stock Depositary thereafter will discontinue the transfer of Depositary Receipts, will suspend the distribution of dividends to the holders thereof, and will not give any further notices (other than notice of such termination) or perform any further acts under the Deposit Agreement except as provided below and except that the Preferred Stock Depositary will continue (i) to collect dividends on the Preferred Stock and any other distributions with respect thereto and (ii) to deliver the Preferred Stock together with such dividends and distributions and the net proceeds of any sales of rights, preferences, privileges or other property, without liability for interest thereon, in exchange for Depositary Receipts surrendered. At any time after the expiration of two years from the date of termination, the Preferred Stock Depositary may sell the Preferred Stock then held by it at public or private sales, at such place or places and upon such terms as it deems proper and may thereafter hold the net proceeds of any such sale, together with any money and other property then held by it, without liability for interest thereon, for the pro rata benefit of the holders of Depositary Receipts which have not been surrendered.

Charges of Preferred Stock Depositary

      CNAF will pay all charges of the Preferred Stock Depositary including charges in connection with the initial deposit of the Preferred Stock, the initial issuance of the Depositary Receipts, the distribution of information to the holders of Depositary Receipts with respect to matters on which Preferred Stock is entitled to vote, withdrawals of the Preferred Stock by the holders of Depositary Receipts or redemption or conversion of the Preferred Stock, except for taxes (including transfer taxes, if any) and other governmental charges and such other charges as are expressly provided in the Deposit Agreement to be at the expense of holders of Depositary Receipts or persons depositing Preferred Stock.

Miscellaneous

      The Preferred Stock Depositary will make available for inspection by holders of Depositary Receipts at its corporate office and its New York office all reports and communications from CNAF which are delivered to the Preferred Stock Depositary as the holder of Preferred Stock.

      Neither the Preferred Stock Depositary nor CNAF will be liable if it is prevented or delayed by law or any circumstance beyond its control in performing its obligations under the Deposit Agreement. The obligations of the Preferred Stock Depositary under the Deposit Agreement are limited to performing its duties thereunder without negligence or bad faith. The obligations of CNAF under the Deposit Agreement are limited to performing its duties thereunder in good faith. Neither CNAF nor the Preferred Stock Depositary is obligated to prosecute or defend any legal proceeding in respect of any Depositary Shares or Preferred Stock unless satisfactory indemnity is furnished. CNAF and the Preferred Stock Depositary are entitled to rely upon advice of or information from counsel, accountants or other persons believed to be competent and on documents believed to be genuine.

      The Preferred Stock Depositary may resign at any time or be removed by CNAF, effective upon the acceptance by its successor of its appointment; provided, that if a successor Preferred Stock Depositary has not been appointed or accepted such appointment within 45 days after the Preferred Stock Depositary has delivered a notice of election to resign to CNAF, the Preferred Stock Depositary may terminate the Deposit Agreement. See “Amendment and Termination of Deposit Agreement” above.

DESCRIPTION OF WARRANTS

General

      CNAF may issue Warrants to purchase Debt Securities, Junior Debt Securities, Preferred Stock (or Depositary Shares representing Preferred Stock) or Common Stock (collectively, the “Underlying Warrant Securities”), and such Warrants may be issued independently or together with any such Underlying Warrant Securities and may be attached to or separate from such Underlying Warrant Securities. Each series of Warrants will be issued under a separate warrant agreement (each a “Warrant Agreement”) to be entered into between CNAF and a warrant agent (“Warrant Agent”). The Warrant Agent will act solely as an agent of CNAF in connection with the Warrants of such series and will not assume any obligation or relationship of agency for or with holders or beneficial owners of Warrants. The following describes certain general terms and provisions of the offered Warrants hereby. Further terms of the Warrants and the applicable Warrant Agreement will be described in the applicable prospectus supplement.

      The applicable prospectus supplement will describe the specific terms of any Warrants for which this Prospectus is being delivered, including the following:

•	the title of such Warrants;

•	the aggregate number of such Warrants;

•	the issue price or prices of the Warrants;

•	the currency or currencies, including composite currencies, in which the price of such Warrants may be payable;

•	the designation and terms of the Underlying Warrant Securities purchasable upon exercise of such Warrants;

•	the price at which and the currency or currencies, including composite currencies, in which the Underlying Warrant Securities purchasable upon exercise of such Warrants may be purchased;

•	the exercise date and expiration date for such Warrants;

•	whether such Warrants will be issued in registered form or bearer form;

•	if applicable, the minimum or maximum amount of such Warrants which may be exercised at any one time;

•	if applicable, the designation and terms of the Underlying Warrant Securities with which such Warrants are issued and the number of such Warrants issued with each such Underlying Warrant Security;

•	if applicable, the date on and after which such Warrants and the related Underlying Warrant Securities will be traded separately;

•	information with respect to book-entry procedures, if any;

•	if applicable, a discussion of certain United States federal income tax considerations; and

•	any other terms of such Warrants, including terms, procedures and limitations relating to the exchange and exercise of such Warrants.

DESCRIPTION OF PREFERRED SECURITIES

      Pursuant to the terms of the Trust Agreement for each CNA Capital Trust, the Issuer Trustee on behalf of such CNA Capital Trust will issue the Preferred Securities and the Common Securities (collectively, “Trust Securities”). The Preferred Securities of a particular issue will represent preferred beneficial interests in the CNA Capital Trust and the holders thereof will be entitled to a preference over the Common Securities of such CNA Capital Trust in certain circumstances with respect to distributions and amounts payable on redemption or liquidation over the Common Securities of such CNA Capital Trust, as well as other benefits as described in the corresponding Trust Agreement. Because the description below is only a summary, it does not contain the detailed information contained in each Trust Agreement, including certain of the definitions used in this prospectus or in the Trust Indenture Act. The form of the Trust Agreement has been filed as an exhibit to the Registration Statement of which this Prospectus forms a part. Each of the CNA Capital Trusts is a legally separate entity and the assets of one are not available to satisfy the obligations of any of the others.

General

      The Preferred Securities of a CNA Capital Trust will rank equal with, and payments will be made thereon in proportion with, the Common Securities of that CNA Capital Trust except as described under “—Subordination of Common Securities.” Legal title to the Corresponding Junior Debt Securities will be held by the Property Trustee in trust for the benefit of the holders of the related Preferred Securities and Common Securities. Each Guarantee Agreement executed by CNAF for the benefit of the holders of a CNA Capital Trust’s Preferred Securities (the “Guarantee” for such Preferred Securities) will be a guarantee on a subordinated basis with respect to the related Preferred Securities but will not guarantee payment of Distributions or amounts payable on redemption or liquidation of such Preferred Securities when the related CNA Capital Trust does not have funds on hand available to make such payments. See “Description of Guarantees.”

      The revenue of a CNA Capital Trust available for distribution to holders of Preferred Securities will be limited to payments under the corresponding Junior Debt Securities which such CNA Capital Trust purchased with the proceeds from the sale of its Common Securities and Preferred Securities. If CNAF fails to make a required payment in respect of such Junior Debt Securities, the applicable CNA Capital Trust will not have sufficient funds to make the related payments, including distributions in respect of its Preferred Securities.

Distributions

      Distributions on the Preferred Securities will be cumulative, will accumulate from the date of original issuance and will be payable on such dates as specified in the applicable prospectus supplement. In the event that any date on which Distributions are payable on the Preferred Securities is not a Business Day (as defined below), unless otherwise specified in the applicable prospectus supplement, payment of the Distribution payable on such date will be made on the next succeeding day that is a Business Day (and without any interest or other payment in respect to any such delay) except that, if such Business Day is in the next succeeding calendar year, payment of such Distribution shall be made on the immediately preceding Business Day, in each case with the same force and effect as if made on such date (each date on which Distributions are payable in accordance with the foregoing, a “Distribution Date”). A “Business Day” shall mean any day other than a Saturday or a Sunday, or a day on which banking institutions in The City of New York are authorized or required by law or executive order to remain closed.

      Each CNA Capital Trust’s Preferred Securities represent preferred beneficial interests in the applicable CNA Capital Trust, and the Distributions on each Preferred Security will be payable at a rate specified in the prospectus supplement for such Preferred Securities. The amount of Distributions payable for any period will be computed on the basis of a 360-day year of twelve 30-day months unless otherwise specified in the applicable prospectus supplement. Distributions to which holders of Preferred Securities are entitled will accumulate additional Distributions at the rate per annum if and as specified in the applicable prospectus supplement. The term “Distributions” as used herein includes any such additional Distributions unless otherwise stated.

      If provided in the applicable prospectus supplement, CNAF has the right under the Indenture, pursuant to which it will issue the Corresponding Junior Debt Securities, to defer the payment of interest at any time or from time to time on any series of the Corresponding Junior Debt Securities for a period which will be specified in such prospectus supplement relating to such series (each, an “Extension Period”), provided that no Extension Period may extend beyond the stated maturity of the Corresponding Junior Debt Securities. Because of any such extension, Distributions on the corresponding Preferred Securities would be deferred (but would continue to accumulate additional Distributions thereon at the rate per annum described in the prospectus supplement for such Preferred Securities) by the CNA Capital Trust which issued such Preferred Securities during any such Extension Period. During such Extension Period CNAF may not, and may not permit any subsidiary of CNAF to, (i) declare or pay any dividends or distributions on, or redeem, purchase, acquire or make a liquidation payment with respect to, any of CNAF’s capital stock or (ii) make any payment of principal, interest or premium, if any, on or repay, repurchase or redeem any debt securities of CNAF that rank pari passu with or junior in interest to the Corresponding Junior Debt Securities or (iii) make any guarantee payments with respect to any guarantee by CNAF of debt securities of any subsidiary of CNAF if such guarantee ranks pari passu with or junior in interest to the Corresponding Junior Debt Securities (other than (a) dividends or distributions in common stock of CNAF, (b) payments under any Guarantee and (c) purchases of common stock related to the issuance of common stock under any of CNAF’s benefit plans for its directors, officers or employees).

      The revenue of each CNA Capital Trust available for distribution to holders of its Preferred Securities will be limited to payments under the Corresponding Junior Debt Securities in which the CNA Capital Trust will invest the proceeds from the issuance and sale of its Trust Securities. See “Description of Junior Debt Securities— Corresponding Junior Debt Securities.” If CNAF does not make interest payments on such Corresponding Junior Debt Securities, the Property Trustee will not have funds available to pay Distributions on the Related Preferred Securities. The payment of Distributions (if and to the extent the CNA Capital Trust has funds legally available for the payment of such Distributions and cash sufficient to make such payments) is guaranteed by CNAF to the extent set forth herein under “Description of Guarantees.”

      Distributions on the Preferred Securities will be payable to the holders thereof as they appear on the register of such CNA Capital Trust on the relevant record dates, which, as long as the Preferred Securities remain in book-entry form, will be one Business Day prior to the relevant distribution date. If any Preferred Securities are not in book-entry form, the relevant record date for such Preferred Securities shall be the date at least 15 days prior to the relevant Distribution Date, as specified in the applicable prospectus supplement.

Redemption or Exchange

     Mandatory Redemption.

      Upon the repayment or redemption, in whole or in part, of any Corresponding Junior Debt Securities, whether at maturity or upon earlier redemption as provided in the Junior Indenture, the proceeds from such repayment or redemption shall be applied by the Property Trustee to redeem a Like Amount (as defined below) of the Common Securities and Preferred Securities of the CNA Capital Trust, upon not less than 30 nor more than 60 days’ notice, at a redemption price (the “Redemption Price”) equal to the aggregate liquidation amount of such Common Securities and Preferred Securities plus accumulated but unpaid Distributions thereon to the date of redemption (the “Redemption Date”) and the related amount of the premium, if any, paid by CNAF upon the concurrent redemption of such Corresponding Junior Debt Securities. See “Description of Junior Debt Securities—Redemption.” If less than all of any series of Corresponding Junior Debt Securities are to be repaid or redeemed on a Redemption Date, then unless there is a Junior Debt Related Event of Default then continuing, the proceeds from such repayment or redemption shall be allocated to the redemption pro rata of the related Preferred Securities and the Common Securities. The amount of premium, if any, paid by CNAF upon the redemption of all or any part of any series of any Corresponding Junior Debt Securities to be repaid or redeemed on a Redemption Date shall be allocated to the redemption pro rata of the related Preferred Securities and the Common Securities unless there is a Junior Debt Related Event of Default then continuing.

     Special Event Redemption or Distribution of Corresponding Junior Debt Securities.

      If a Special Event in respect of a series of Preferred Securities and Common Securities shall occur and be continuing, CNAF has the right to redeem the Corresponding Junior Debt Securities in whole (but not in part) and thereby cause a mandatory redemption of such Preferred Securities and Common Securities in whole (but not in part) at the Redemption Price within 90 days following the occurrence of such Special Event. At any time (so long as it would not be a taxable event to the holders of Preferred Securities under federal law), CNAF has the right to terminate the related CNA Capital Trust and, after satisfaction of the liabilities of creditors of such CNA Capital Trust as provided by applicable law, cause such Corresponding Junior Debt Securities to be distributed to the holders of such Preferred Securities and Common Securities in liquidation of the CNA Capital Trust. If CNAF does not elect either option described above, the applicable series of Preferred Securities will remain outstanding and, in the event a Tax Event has occurred and is continuing, Additional Sums (as defined below) may be payable on the Corresponding Junior Debt Securities.

     Extension of Maturity of Corresponding Junior Debt Securities.

      If provided in the applicable prospectus supplement, CNAF shall have the right to extend or shorten the maturity of any series of Corresponding Junior Debt Securities at the time that CNAF exercises its right to elect to terminate the related CNA Capital Trust and cause such Corresponding Junior Debt Securities to be distributed to the holders of such Preferred Securities and Common Securities in liquidation of the CNA Capital Trust, provided that it can extend the maturity only if certain conditions specified in the applicable prospectus supplement are met at the time such election is made and at the time of such extension.

      “Additional Sums” means the additional amounts as may be necessary so that the amount of Distributions then due and payable by a CNA Capital Trust on the outstanding Preferred Securities and Common Securities of the CNA Capital Trust shall not be reduced as a result of any additional taxes, duties and other governmental charges to which such CNA Capital Trust has become subject as a result of a Tax Event.

      “Like Amount” means (i) with respect to a redemption of any series of Common Securities or Preferred Securities, securities of such series having a liquidation amount equal to that portion of the principal amount of Corresponding Junior Debt Securities to be contemporaneously redeemed in accordance with the Junior Indenture, allocated to the Common Securities and to the Preferred Securities based upon the relative Liquidation Amounts of such classes and the proceeds of which will be used to pay the Redemption Price of such Trust Securities, and (ii) with respect to a distribution of Corresponding Junior Debt Securities to holders of any series of Trust Securities in connection with a dissolution or liquidation of the related CNA Capital Trust, Corresponding Junior Debt Securities having a principal amount equal to the liquidation amount of the Trust Securities of the holder to whom such Corresponding Junior Debt Securities are distributed.

      After the liquidation date fixed for any distribution of Corresponding Junior Debt Securities for any series of Preferred Securities (i) such series of Preferred Securities will no longer be deemed to be outstanding, (ii) The Depository Trust Company (“DTC”) or its nominee, if the record holder of any series of Preferred Securities, will receive a registered global certificate or certificates representing the Corresponding Junior Debt Securities to be delivered upon such distribution and (iii) any certificates representing such series of Preferred Securities not held by DTC or its nominee will be deemed to represent the Corresponding Junior Debt Securities having a principal amount equal to the liquidation amount of such series of Preferred Securities, and bearing accrued and unpaid interest in an amount equal to the accrued and unpaid Distributions on such series of Preferred Securities until such certificates are presented to the Administrative Trustees or their agent for transfer or reissuance.

      There can be no assurance as to the market prices for the Preferred Securities or the Corresponding Junior Debt Securities that may be distributed in exchange for Preferred Securities if a dissolution and liquidation of a CNA Capital Trust were to occur. Accordingly, the Preferred Securities that an investor may purchase, or the Corresponding Junior Debt Securities that the investor may receive on dissolution and liquidation of a CNA Capital Trust, may trade at a different price from the purchase price for those Preferred Securities.

Redemption Procedures

      Preferred Securities redeemed on each Redemption Date shall be redeemed at the Redemption Price with the applicable proceeds from the contemporaneous redemption of the Corresponding Junior Debt Securities. Redemptions of the Preferred Securities shall be made and the Redemption Price shall be payable on each Redemption Date only to the extent that the related CNA Capital Trust has funds on hand available for the payment of such Redemption Price. See also “—Subordination of Common Securities.”

      If a CNA Capital Trust gives a notice of redemption in respect of its Preferred Securities, then, by 12:00 noon, New York City time, on the Redemption Date, to the extent funds are legally available, with respect to any Preferred Securities held by DTC or its nominee, the Property Trustee will deposit irrevocably with DTC funds sufficient to pay the applicable Redemption Price and will give DTC irrevocable instructions and authority to pay the Redemption Price to the holders of such Preferred Securities. If such Preferred Securities are not in book-entry form, the Property Trustee, to the extent funds are legally available, will irrevocably deposit with the paying agent for such Preferred Securities funds sufficient to pay the applicable Redemption Price and will give such paying agent irrevocable instructions and authority to pay the Redemption Price to the holders thereof upon surrender of their certificates evidencing such Preferred Securities. Notwithstanding the foregoing, distributions payable on or prior to the Redemption Date for any Preferred Securities called for redemption shall be payable to the holders of such Preferred Securities on the relevant record dates for the related Distribution Dates. If notice of redemption shall have been given and funds deposited as required, then upon the date of such deposit, all rights of the holders of such Preferred Securities so called for redemption will cease, except the right of the holders of such Preferred Securities to receive the Redemption Price, but without interest on such Redemption Price, and such Preferred Securities will cease to be outstanding. In the event that any date fixed for redemption of Preferred Securities is not a Business Day, then payment of the Redemption Price payable on such date will be made on the next succeeding day which is a Business Day (and without any interest or other payment in respect of any such delay), except that, if such Business Day falls in the next calendar year, such payment will be made on the immediately preceding Business Day. In the event that payment of the Redemption Price in respect of Preferred Securities called for redemption is improperly withheld or refused and not paid either by the CNA Capital Trust or by CNAF pursuant to the Guarantee as described under “Description of Guarantees”, distributions on such Preferred Securities will continue to accrue at the then applicable rate, from the Redemption Date originally established by the CNA Capital Trust for such Preferred Securities to the date such Redemption Price is actually paid, in which case the actual payment date will be the date fixed for redemption for purposes of calculating the Redemption Price.

      Subject to applicable law (including, without limitation, United States federal securities law), CNAF or its subsidiaries may at any time and from time to time purchase outstanding Preferred Securities by tender, in the open market or by private agreement.

      If less than all of the Preferred Securities and Common Securities issued by a CNAF Capital Trust are to be redeemed on a Redemption Date, then a Like Amount of such Preferred Securities and Common Securities shall be redeemed. The particular Preferred Securities to be redeemed shall be selected on a pro rata basis not more than 60 days prior to the Redemption Date by the Property Trustee from the outstanding Preferred Securities not previously called for redemption, by such method as the Property Trustee shall deem fair and appropriate and which may provide for the selection for redemption of portions (equal to the minimum liquidation amount or an integral multiple in excess thereof) of the liquidation amount of Preferred Securities of a larger denomination. The Property Trustee shall promptly notify the trust registrar in writing of the Preferred Securities selected for redemption and, in the case of any Preferred Securities selected for partial redemption, the liquidation amount thereof to be redeemed. For all purposes of each Trust Agreement, unless the context otherwise requires, all provisions relating to the redemption of Preferred Securities shall relate, in the case of any Preferred Securities redeemed or to be redeemed only in part, to the portion of the aggregate liquidation amount of Preferred Securities which has been or is to be redeemed.

      Notice of any redemption will be mailed at least 30 days but not more than 60 days before the Redemption Date to each Holder of Trust Securities to be redeemed at its registered address.

Subordination of Common Securities

      Payment of Distributions on, the Redemption Price of, and the Liquidation Distribution (as defined below) applicable to, each CNA Capital Trust’s Preferred Securities and Common Securities, as applicable, shall be made proportionately based on the liquidation amount of such Preferred Securities and Common Securities; provided, however, that if on any Distribution Date, Redemption Date or liquidation date a Junior Debt Related Event of Default shall have occurred and be continuing, no payment of any Distribution on, Redemption Price of, or Liquidation Distribution applicable to any of the CNA Capital Trust’s Common Securities, and no other payment on account of the redemption, liquidation or other acquisition of such Common Securities, shall be made unless payment in full in cash of all accumulated and unpaid Distributions on all of the CNA Capital Trust’s outstanding Preferred Securities for all Distribution periods terminating on or prior thereto, or in the case of payment of the Redemption Price or Liquidation Distribution the full amount of such payment in respect of all of the CNA Capital Trust’s outstanding Preferred Securities, shall have been made or provided for, and all funds available to the Property Trustee shall first be applied to the payment in full in cash of all Distributions on, Redemption Price of, or Liquidation Distribution applicable to the CNA Capital Trust’s Preferred Securities then due and payable.

      In the case of a Junior Debt Related Event of Default, CNAF as holder of such CNA Capital Trust’s Common Securities will be deemed to have waived any right to act with respect to any such Junior Debt Related Event of Default under the applicable Trust Agreement until the effect of all such Junior Debt Related Events of Default with respect to such Preferred Securities have been cured, waived or otherwise eliminated. Until any such events of default under the applicable Trust Agreement with respect to the Preferred Securities have been so cured, waived or otherwise eliminated, the Property Trustee shall act solely on behalf of the holders of such Preferred Securities and not on behalf of CNAF as holder of the CNA Capital Trust’s Common Securities, and only the holders of such Preferred Securities will have the right to direct the Property Trustee to act on their behalf.

Liquidation Distribution Upon Termination

      Pursuant to each Trust Agreement, each CNA Capital Trust shall automatically terminate upon expiration of its term and shall terminate on the first to occur of:

•	certain events of bankruptcy, dissolution or liquidation of CNAF (a “Bankruptcy Event”);

•	the distribution of a Like Amount of the Corresponding Junior Debt Securities to the holders of its Trust Securities, if CNAF, as Depositor, has given written direction to the Property Trustee to terminate such CNA Capital Trust (which direction is optional and wholly within the discretion of CNAF, as Depositor) and such distribution would not result in a federal taxable event to holders of the Preferred Securities (a “Distribution Event”);

•	the redemption of all of the CNA Capital Trust’s Trust Securities following a Special Event;

•	redemption of all of the CNA Capital Trust’s Preferred Securities as described under “Description of Preferred Securities— Redemption or Exchange— Mandatory Redemption”; and

•	the entry of an order for the dissolution of the CNA Capital Trust by a court of competent jurisdiction (a “Dissolution Event”).

      If an early termination occurs from a Bankruptcy Event, a Distribution Event or a Dissolution Event, the CNA Capital Trust shall be liquidated by the Issuer Trustees as expeditiously as the Issuer Trustees determine to be possible by distributing, after satisfaction of liabilities to creditors of such CNA Capital Trust as provided by applicable law, to the holders of such Trust Securities a Like Amount of the Corresponding Junior Debt Securities, unless such distribution is determined by the Property Trustee not to be practical, in which event such holders will be entitled to receive out of the assets of the CNA Capital Trust available for distribution to holders, after satisfaction of liabilities to creditors of such CNA Capital Trust as provided by applicable law, an amount equal to, in the case of holders of Preferred Securities, the aggregate of the liquidation amount plus accrued and unpaid Distributions thereon to the date of payment (such amount being the “Liquidation Distribution”). If such Liquidation Distribution can be paid only in part because such CNA Capital Trust has insufficient assets available to pay in full the aggregate Liquidation Distribution, then the amounts payable directly by such CNA Capital Trust on its Preferred Securities shall be paid on a pro rata basis. The holder(s) of such CNA Capital Trust’s Common Securities will be entitled to receive distributions upon any such liquidation pro rata with the holders of its Preferred Securities, except that if a Junior Debt Related Event of Default has occurred and is continuing, the Preferred Securities shall have a priority over the Common Securities. A supplemental Indenture may provide that if an early termination occurs as described in the fifth bullet point above, the Corresponding Junior Debt Securities may be subject to optional redemption in whole (but not in part).

Events of Default; Notice

      A Junior Debt Related Event of Default under the Junior Indenture (see “Description of Junior Debt Securities — Junior Debt Related Events of Default”) will constitute an event of default with respect to the Preferred Securities.

      Within five Business Days after the occurrence of any Junior Debt Related Event of Default actually known to the Property Trustee, the Property Trustee shall transmit notice of such Event of Default to the holders of such CNA Capital Trust’s Preferred Securities, the Administrative Trustees and CNAF, as Depositor, unless such Event of Default shall have been cured or waived. CNAF, as Depositor, and the Administrative Trustees are required to file annually with the Property Trustee a certificate as to whether or not they are in compliance with all the conditions and covenants applicable to them under each Trust Agreement.

      If a Junior Debt Related Event of Default has occurred and is continuing, the Preferred Securities shall have a preference over the Common Securities as described above under “—Subordination of Common Securities.”

      Upon certain Junior Debt Related Events of Default, the holders of Preferred Securities may have the right to bring a Direct Action. See “Description of Junior Debt Securities — Enforcement of Certain Rights by Holders of Preferred Securities.”

Removal of Issuer Trustees

      Unless a Junior Debt Related Event of Default shall have occurred and be continuing, any Issuer Trustee may be removed at any time by the holder of the Common Securities. If a Junior Debt Related Event of Default has occurred and is continuing, the Property Trustee and the Delaware Trustee may be removed at such time by the holders of a majority in liquidation amount of the outstanding Preferred Securities. In no event will the holders of the Preferred Securities have the right to vote to appoint, remove or replace the Administrative Trustees, which voting rights are vested exclusively in CNAF as the holder of the Common Securities. No resignation or removal of an Issuer Trustee and no appointment of a successor trustee shall be effective until the acceptance of appointment by the successor trustee in accordance with the provisions of the applicable Trust Agreement.

Co-Trustees and Separate Property Trustee

      Unless a Trust Related Event of Default shall have occurred and be continuing, at any time or times, for the purpose of meeting the legal requirements of the Trust Indenture Act or of any jurisdiction in which any part of the Trust Property may at the time be located, CNAF, as the holder of the Common Securities, and the Administrative Trustees shall have power to appoint one or more persons either to act as a co-trustee, jointly with the Property Trustee, of all or any part of such Trust Property, or to act as separate trustee of any such property, in either case with such powers as may be provided in the instrument of appointment, and to vest in such person or persons in such capacity any property, title, right or power deemed necessary or desirable, subject to the provisions of the applicable Trust Agreement. In case a Junior Debt Related Event of Default has occurred and is continuing, the Property Trustee alone shall have power to make such appointment.

Merger or Consolidation of Issuer Trustees

      Any corporation into which the Property Trustee, the Delaware Trustee or any Administrative Trustee that is not a natural person may be merged or converted or with which it may be consolidated, or any corporation resulting from any merger, conversion or consolidation to which such Trustee shall be a party, or any corporation succeeding to all or substantially all the corporate trust business of such Trustee, shall be the successor of such Trustee under each Trust Agreement, provided such corporation shall be otherwise qualified and eligible.

Mergers, Consolidations, Amalgamations or Replacements of the CNA Capital Trusts

      A CNA Capital Trust may not merge with or into, consolidate, amalgamate, or be replaced by, or convey, transfer or lease its properties and assets as an entirety or substantially as an entirety to any corporation or other Person, except as described below. A CNA Capital Trust may, at the request of CNAF, with the consent of the Administrative Trustees and without the consent of the holders of the Preferred Securities, merge with or into, consolidate, amalgamate, or be replaced by or convey, transfer or lease its properties and assets as an entirety or substantially as an entirety to a trust organized as such under the laws of any state; provided, that:

•	such successor entity either (a) expressly assumes all of the obligations of such CNA Capital Trust with respect to the Preferred Securities or (b) substitutes for the Preferred Securities other securities having substantially the same terms as the Preferred Securities (the “Successor Securities”) so long as the Successor Securities rank the same as the Preferred Securities rank in priority with respect to distributions and payments upon liquidation, redemption and otherwise;

•	CNAF expressly appoints a trustee of such successor entity possessing the same powers and duties as the Property Trustee as the holder of the Corresponding Junior Debt Securities;

•	the Successor Securities are listed, or any Successor Securities will be listed upon notification of issuance, on any national securities exchange or other organization on which the Preferred Securities are then listed, if any;

•	such merger, consolidation, amalgamation, replacement, conveyance, transfer or lease does not cause the Preferred Securities (including any Successor Securities) to be downgraded by any nationally recognized statistical rating organization;

•	such merger, consolidation, amalgamation, replacement, conveyance, transfer or lease does not adversely affect the rights, preferences and privileges of the holders of the Preferred Securities (including any Successor Securities) in any material respect;

•	such successor entity has a purpose identical to that of the CNA Capital Trust;

•	prior to such merger, consolidation, amalgamation, replacement, conveyance, transfer or lease, CNAF has received an opinion from independent counsel to the CNA Capital Trust experienced in such matters to the effect that (a) such merger, consolidation, amalgamation, replacement, conveyance, transfer or lease does not adversely affect the rights, preferences and privileges of the holders of the Preferred Securities (including any Successor Securities) in any material respect, (b) following such merger, consolidation, amalgamation, replacement, conveyance, transfer or lease, neither the CNA Capital Trust nor such successor entity will be required to register as an investment company under the Investment Company Act and (c) following such merger, consolidation, amalgamation, replacement, conveyance, transfer or lease, the Trust (or any successor entity) will continue to be classified as a grantor trust for United States federal income tax purposes; and

•	CNAF or any permitted successor or assignee owns all of the Common Securities of such successor entity and guarantees the obligations of such successor entity under the Successor Securities at least to the extent provided by the Guarantee.

      Notwithstanding the foregoing, a CNA Capital Trust shall not, except with the consent of holders of 100% in Liquidation Amount of the Preferred Securities, consolidate, amalgamate, merge with or into, or be replaced by or convey, transfer or lease its properties and assets as an entirety or substantially as an entirety to any other entity or permit any other entity to consolidate, amalgamate, merge with or into, or replace it if such consolidation, amalgamation, merger, replacement, conveyance, transfer or lease would cause the CNA Capital Trust or the successor entity to be classified as other than a grantor trust for United States federal income tax purposes.

Voting Rights; Amendment of Each Trust Agreement

      Except as provided below and under “Description of Guarantees— Amendments and Assignment” and as otherwise required by law and the applicable Trust Agreement, the holders of the Preferred Securities will have no voting rights.

      Each Trust Agreement may be amended from time to time by CNAF, the Property Trustee and the Administrative Trustees, without the consent of the holders of the Preferred Securities (i) to cure any ambiguity, correct or supplement any provisions in such Trust Agreement that may be inconsistent with any other provision, or to make any other provisions with respect to matters or questions arising under such Trust Agreement, which shall not be inconsistent with the other provisions of such Trust Agreement, or (ii) to modify, eliminate or add to any provisions of such Trust Agreement to such extent as shall be necessary to ensure that the CNA Capital Trust will be classified for United States federal income tax purposes as a grantor trust at all times that any Trust Securities are outstanding or to ensure that the CNA Capital Trust will not be required to register as an “investment company” under the Investment Company Act; provided, however, that such action shall not adversely affect in any material respect the interests of any holder of Trust Securities, and any amendments of such Trust Agreement shall become effective when notice thereof is given to the holders of Trust Securities. Each Trust Agreement may be amended by the Issuer Trustees and CNAF with (i) the consent of holders representing a majority (based upon liquidation amounts) of the outstanding Preferred Securities, and (ii) receipt by the Issuer Trustees of an opinion of counsel to the effect that such amendment or the exercise of any power granted to the Issuer Trustees in accordance with such amendment will not affect the CNA Capital Trust’s status as a grantor trust for United States federal income tax purposes or the CNA Capital Trust’s exemption from status as an “investment company” under the Investment Company Act, provided that without the consent of each holder of Trust Securities, such Trust Agreement may not be amended to (i) change the amount or timing of any Distribution on the Trust Securities or otherwise adversely affect the amount of any Distribution required to be made in respect of the Trust Securities as of a specified date, (ii) change any redemption, conversion or exchange provisions of the Trust Securities, (iii) restrict the right of a holder of Trust Securities to institute suit for the enforcement of any such payment on or after such date, (iv) change the purpose of the CNA Capital Trust, (v) authorize or issue any beneficial interest in the CNA Capital Trust other than the contemplated Trust Securities, (vi) change the conditions precedent for CNAF to elect to dissolve the CNA Capital Trust and distribute the Corresponding Junior Debt Securities or (vii) affect the limited liability of any holder of Preferred Securities.

      So long as any Corresponding Junior Debt Securities are held by the Property Trustee, the Issuer Trustees shall not (i) direct the time, method and place of conducting any proceeding for any remedy available to the Junior Indenture Trustee, or executing any trust or power conferred on the Property Trustee with respect to such Corresponding Junior Debt Securities, (ii) waive any past default that is waivable under the Junior Indenture, (iii) exercise any right to rescind or annul a declaration that the principal of all the Junior Debt Securities shall be due and payable or (iv) consent to any amendment, modification or termination of the Junior Indenture or such Corresponding Junior Debt Securities where such consent shall be required, without, in each case, obtaining the prior approval of the holders of a majority in aggregate liquidation amount of all outstanding Preferred Securities; provided, however, that where a consent under the Junior Indenture would require the consent of each holder of Corresponding Junior Debt Securities affected thereby, no such consent shall be given by the Property Trustee without the prior consent of each holder of the Related Preferred Securities. The Issuer Trustees shall not revoke any action previously authorized or approved by a vote of the holders of the Preferred Securities except by subsequent vote of the holders of the Preferred Securities. The Property Trustee shall notify each holder of Preferred Securities of any notice of default with respect to the Corresponding Junior Debt Securities. In addition to obtaining the foregoing approvals of the holders of the Preferred Securities, prior to taking any of the foregoing actions, the Issuer Trustees shall obtain an opinion of counsel experienced in such matters to the effect that the CNA Capital Trust will not be classified as an association taxable as a corporation for United States federal income tax purposes on account of such action.

      Any required approval of holders of Preferred Securities may be given at a meeting of holders of Preferred Securities convened for such purpose or pursuant to written consent. The Property Trustee will cause a notice of any meeting at which holders of Preferred Securities are entitled to vote, or of any matter upon which action by written consent of such holders is to be taken, to be given to each holder of record of Preferred Securities in the manner set forth in each Trust Agreement.

      No vote or consent of the holders of Preferred Securities will be required for a CNA Capital Trust to redeem and cancel its Preferred Securities in accordance with the applicable Trust Agreement.

      Notwithstanding that holders of Preferred Securities are entitled to vote or consent under any of the circumstances described above, any of the Preferred Securities that are owned by CNAF, the Issuer Trustees or any affiliate of CNAF or any Issuer Trustees shall, for purposes of such vote or consent, be treated as if they were not outstanding.

Global Preferred Securities

      The Preferred Securities of a series may be issued in whole or in part in the form of one or more Global Preferred Securities that will be deposited with, or on behalf of, the Depositary identified in the applicable prospectus supplement. Unless otherwise indicated in the prospectus supplement for such series, the Depositary will be DTC. Global Preferred Securities may be issued only in fully registered form and in either temporary or permanent form. Unless and until it is exchanged in whole or in part for the individual Preferred Securities represented thereby, a Global Preferred Security may not be transferred except as a whole by the Depositary for such Global Preferred Security to a nominee of such Depositary or by a nominee of such Depositary to such Depositary or another nominee of such Depositary or by the Depositary or any nominee to a successor Depositary or any nominee of such successor.

      The specific terms of the depositary arrangement with respect to a series of Preferred Securities will be described in the applicable prospectus supplement. CNAF anticipates that the following provisions will generally apply to depositary arrangements.

      Upon the issuance of a Global Preferred Security, and the deposit of such Global Preferred Security with or on behalf of the Depositary, the Depositary for such Global Preferred Security or its nominee will credit, on its book-entry registration and transfer system, the respective aggregate liquidation amounts of the individual Preferred Securities represented by such Global Preferred Securities to the accounts of Participants. Such accounts shall be designated by the dealers, underwriters or agents with respect to such Preferred Securities or by CNAF if such Preferred Securities are offered and sold directly by CNAF. Ownership of beneficial interests in a Global Preferred Security will be limited to Participants or persons that may hold interests through Participants. Ownership of beneficial interests in such Global Preferred Security will be shown on, and the transfer of that ownership will be effected only through, records maintained by the applicable Depositary or its nominee (with respect to interests of Participants) and the records of Participants (with respect to interests of persons who hold through Participants). The laws of some states require that certain purchasers of securities take physical delivery of such securities in definitive form. Such limits and such laws may impair the ability to transfer beneficial interests in a Global Preferred Security.

      So long as the Depositary for a Global Preferred Security, or its nominee, is the registered owner of such Global Preferred Security, such Depositary or such nominee, as the case may be, will be considered the sole owner or holder of the Preferred Securities represented by such Global Preferred Security for all purposes under the Indenture governing such Preferred Securities. Except as provided below, owners of beneficial interests in a Global Preferred Security will not be entitled to have any of the individual Preferred Securities of the series represented by such Global Preferred Security registered in their names, will not receive or be entitled to receive physical delivery of any such Preferred Securities of such series in definitive form and will not be considered the owners or holders thereof under the Indenture.

      Payments of Distributions, Redemption Price and Liquidation Distributions in respect of individual Preferred Securities represented by a Global Preferred Security registered in the name of a Depositary or its nominee will be made to the Depositary or its nominee, as the case may be, as the registered owner of the Global Preferred Security representing such Preferred Securities. None of CNAF, the Property Trustee, any Paying Agent, or the Securities Registrar for such Preferred Securities will have any responsibility or liability for any aspect of the records relating to or payments made on account of beneficial ownership interests of the Global Preferred Security representing such Preferred Securities or for maintaining, supervising or reviewing any records relating to such beneficial ownership interests.

      CNAF expects that the Depositary for a series of Preferred Securities or its nominee, upon receipt of any payment of Distributions, Redemption Price and Liquidation Distributions in respect of a permanent Global Preferred Security representing any of such Preferred Securities, immediately will credit Participants’ accounts with payments in amounts proportionate to their respective beneficial interest in the aggregate Liquidation Amount of such Global Preferred Security for such Preferred Securities as shown on the records of such Depositary or its nominee. CNAF also expects that payments by Participants to owners of beneficial interests in such Global Preferred Security held through such Participants will be governed by standing instructions and customary practices, as is now the case with securities held for the accounts of customers in bearer form or registered in “street name.” Such payments will be the responsibility of such Participants.

      Unless otherwise specified in the applicable prospectus supplement, if a Depositary for a series of Preferred Securities is at any time unwilling, unable or ineligible to continue as depositary and a successor depositary is not appointed by CNAF within 90 days, CNAF will issue individual Preferred Securities of such series in exchange for the Global Preferred Security representing such series of Preferred Securities. In addition, CNAF may at any time and in its sole discretion, subject to any limitations described in the prospectus supplement relating to such Preferred Securities, determine not to have any Preferred Securities of such series represented by one or more Global Preferred Securities and, in such event, will issue individual Preferred Securities of such series in exchange for the Global Preferred Security or Securities representing such series of Preferred Securities. Further, if CNAF so specifies with respect to the Preferred Securities of a series, an owner of a beneficial interest in a Global Preferred Security representing Preferred Securities of such series may, on terms acceptable to CNAF, the Property Trustee and the Depositary for such Global Preferred Security, receive individual Preferred Securities of such series in exchange for such beneficial interests, subject to any limitations described in the prospectus supplement relating to such Preferred Securities. In any such instance, an owner of a beneficial interest in a Global Preferred Security will be entitled to physical delivery of individual Preferred Securities of the series represented by such Global Preferred Security equal in principal amount to such beneficial interest and to have such Preferred Securities registered in its name.

Payment and Paying Agency

      Payments in respect of the Preferred Securities shall be made to the Depositary, which shall credit the relevant accounts at the Depositary on the applicable Distribution Dates or, if any CNA Capital Trust’s Preferred Securities are not held by the Depositary, such payments shall be made by check mailed to the address of the holder entitled thereto as such address shall appear on the Register. Unless otherwise specified in the applicable prospectus supplement, the paying agent (the “Paying Agent”) shall initially be the Property Trustee and any co-paying agent chosen by the Property Trustee and acceptable to the Administrative Trustees and CNAF. The Paying Agent shall be permitted to resign as Paying Agent upon 30 days’ written notice to the Property Trustee and CNAF. In the event that the Property Trustee shall no longer be the Paying Agent, the Administrative Trustees shall appoint a successor (which shall be a bank or trust company acceptable to the Administrative Trustees and CNAF) to act as Paying Agent.

Registrar and Transfer Agent

      Unless otherwise specified in the applicable prospectus supplement, the Property Trustee will act as registrar and transfer agent for the Preferred Securities.

      Registration of transfers of Preferred Securities will be effected without charge by or on behalf of each CNA Capital Trust, but upon payment of any tax or other governmental charges that may be imposed in connection with any transfer or exchange. The CNA Capital Trusts will not be required to register or cause to be registered the transfer of their Preferred Securities after such Preferred Securities have been called for redemption.

Information Concerning the Property Trustee

      The Property Trustee, other than during the occurrence and continuance of a Trust Related Event of Default, undertakes to perform only such duties as are specifically set forth in each Trust Agreement and, after such Junior Debt Related Event of Default, must exercise the same degree of care and skill as a prudent person would exercise or use in the conduct of his or her own affairs. Subject to this provision, the Property Trustee is under no obligation to exercise any of the powers vested in it by the applicable Trust Agreement at the request of any holder of

Preferred Securities unless it is offered reasonable indemnity against the costs, expenses and liabilities that might be incurred thereby. If no Junior Debt Related Event of Default has occurred and is continuing and the Property Trustee is required to decide between alternative causes of action, construe ambiguous provisions in the applicable Trust Agreement or is unsure of the application of any provision of the applicable Trust Agreement, and the matter is not one on which holders of Preferred Securities are entitled under such Trust Agreement to vote, then the Property Trustee shall take such action as is directed by CNAF and if not so directed, shall take such action as it deems advisable and in the best interests of the holders of the CNA Capital Trust’s Common Securities and Preferred Securities and will have no liability except for its own bad faith, negligence or willful misconduct.

Miscellaneous

      The Administrative Trustees are authorized and directed to conduct the affairs of and to operate the CNA Capital Trusts in such a way that no CNA Capital Trust will be deemed to be an “investment company” required to be registered under the Investment Company Act or classified as an association taxable as a corporation for United States federal income tax purposes and so that the Corresponding Subordinated Debt Securities will be treated as indebtedness of CNAF for United States federal income tax purposes. In this connection, CNAF and the Administrative Trustees are authorized to take any action, not inconsistent with applicable law, the certificate of trust of each CNA Capital Trust or each Trust Agreement, that CNAF and the Administrative Trustees determine in their discretion to be necessary or desirable for such purposes, as long as such action does not materially adversely affect the interests of the holders of the related Preferred Securities.

      Holders of the Preferred Securities have no preemptive or similar rights.

      No CNA Capital Trust may borrow money or issue debt or mortgage or pledge any of its assets.

DESCRIPTION OF GUARANTEES

      A Guarantee will be executed and delivered by CNAF concurrently with the issuance by each CNA Capital Trust of its Preferred Securities for the benefit of the holders from time to time of such Preferred Securities. The First National Bank of Chicago will act as indenture trustee (“Guarantee Trustee”) under each Guarantee for the purposes of compliance with the Trust Indenture Act and each Guarantee will be qualified as an indenture under the Trust Indenture Act. The form of the Guarantee has been included as an exhibit to the Registration Statement.

      The following description summarizes the material terms of the Guarantees. This summary is qualified in its entirety by reference to the detailed provisions of the Guarantees, including the definitions of certain terms used in the description of the Guarantees in this prospectus, and those terms made a part of each of the Guarantees by the Trust Indenture Act. Reference in this summary to Preferred Securities means that CNA Capital Trust’s Preferred Securities to which a Guarantee relates. The Guarantee Trustee will hold each Guarantee for the benefit of the holders of the related CNA Capital Trust’s Preferred Securities.

General

      CNAF will irrevocably agree to pay in full on a subordinated basis, to the extent set forth herein, the Guarantee Payments (as defined below) to the holders of the Preferred Securities, as and when due, regardless of any defense, right of set-off or counterclaim that such CNA Capital Trust may have or assert other than the defense of payment. The following payments with respect to the Preferred Securities, to the extent not paid by or on behalf of the related CNA Capital Trust (the “Guarantee Payments”), will be subject to the Guarantee: (i) any accumulated and unpaid Distributions required to be paid on such Preferred Securities, to the extent that such CNA Capital Trust has funds on hand available therefor at such time, (ii) the Redemption Price with respect to any Preferred Securities called for redemption, to the extent that such CNA Capital Trust has funds on hand available therefor at such time, or (iii) upon a voluntary or involuntary dissolution, winding up or liquidation of such CNA Capital Trust (unless the Corresponding Junior Debt Securities are distributed to holders of such Preferred Securities), the lesser of (a) the Liquidation Distribution and (b) the amount of assets of such CNA Capital Trust remaining available for distribution to holders of Preferred Securities after satisfaction of liabilities to creditors of such CNA Capital Trust as required by applicable law (in either case, the “Liquidation Distribution”). CNAF’s obligation to make a Guarantee Payment may be satisfied by direct payment of the required amounts by CNAF to the holders of the applicable Preferred Securities or by causing the CNA Capital Trust to pay such amounts to such holders.

      Each Guarantee will be an irrevocable guarantee on a subordinated basis of the related CNA Capital Trust’s obligations under the Preferred Securities, but will apply only to the extent that such related CNA Capital Trust has funds sufficient to make such payments, and is not a guarantee of collection.

      If CNAF does not make required payments on the Corresponding Junior Debt Securities held by the CNA Capital Trust, the CNA Capital Trust will not have funds legally available and will not be able to pay the related amounts in respect of the Preferred Securities. Each Guarantee will rank subordinate and junior in right of payment to all Senior Debt of CNAF. See “— Status of the Guarantees.” Except as otherwise provided in the applicable prospectus supplement, the Guarantees do not limit the incurrence or issuance of other secured or unsecured debt of CNAF, whether under the Indentures, the Junior Indenture, any other indenture that CNAF may enter into in the future or otherwise. See the prospectus supplement relating to any offering of Preferred Securities.

      CNAF’s obligations described herein and in any accompanying prospectus supplement, through the applicable Guarantee, the applicable Trust Agreement, the Junior Debt Securities, the Junior Indenture and any supplemental indentures thereto, and the Expense Agreement, taken together, constitute a full, irrevocable and unconditional guarantee by CNAF of payments due on the Preferred Securities. No single document standing alone or operating in conjunction with fewer than all of the other documents constitutes such guarantee. It is only the combined operation of these documents that has the effect of providing a full, irrevocable and unconditional guarantee of the CNA Capital Trust’s obligations under the Preferred Securities. See “The CNA Capital Trusts,” “Description of Preferred Securities,” and “Description of Subordinated Debt Securities.”

Status of the Guarantees

      Each Guarantee will constitute an unsecured obligation of CNAF and will rank subordinate and junior in right of payment to all Senior Debt.

      Each Guarantee will rank equally with all other Guarantees issued by CNAF. Each Guarantee will constitute a guarantee of payment and not of collection (i.e., the guaranteed party may institute a legal proceeding directly against the Guarantor to enforce its rights under the Guarantee without first instituting a legal proceeding against any other person or entity). Each Guarantee will be held for the benefit of the holders of the related Preferred Securities. Each Guarantee will not be discharged except by payment of the Guarantee Payments in full to the extent not paid by the CNA Capital Trust or upon distribution to the holders of the Preferred Securities of the Corresponding Subordinated Debt Securities. None of the Guarantees places a limitation on the amount of additional Senior Debt that may be incurred by CNAF. CNAF expects from time to time to incur additional indebtedness constituting Senior Debt.

Amendments and Assignment

      Except with respect to any changes which do not materially adversely affect the rights of holders of the Preferred Securities (in which case no vote will be required), no Guarantee may be amended without the prior approval of the holders of not less than a majority of the aggregate liquidation amount of such outstanding Preferred Securities. The manner of obtaining any such approval will be as set forth under “Description of the Preferred Securities— Voting Rights; Amendment of Each Trust Agreement.” All guarantees and agreements contained in each Guarantee shall bind the successors, assigns, receivers, trustees and representatives of CNAF and shall inure to the benefit of the holders of the related Preferred Securities then outstanding.

Events of Default

      An event of default under each Guarantee will occur upon the failure of CNAF to perform any of its payment or other obligations thereunder. The holders of not less than a majority in aggregate liquidation amount of the Preferred Securities have the right to direct the time, method and place of conducting any proceeding for any remedy available to the Guarantee Trustee in respect of such Guarantee or to direct the exercise of any trust or power conferred upon the Guarantee Trustee under such Guarantee.

      Any holder of the Preferred Securities may institute a legal proceeding directly against CNAF to enforce its rights under such Guarantee without first instituting a legal proceeding against the CNA Capital Trust, the Guarantee Trustee or any other person or entity.

      CNAF, as guarantor, is required to file annually with the Guarantee Trustee a certificate as to whether or not CNAF is in compliance with all the conditions and covenants applicable to it under the Guarantee.

Information Concerning the Guarantee Trustee

      The Guarantee Trustee, other than during the occurrence and continuance of a default by CNAF in performance of any Guarantee, undertakes to perform only such duties as are specifically set forth in each Guarantee and, after default with respect to any Guarantee, must exercise the same degree of care and skill as a prudent person would exercise or use in the conduct of his or her own affairs. Subject to this provision, the Guarantee Trustee is under no obligation to exercise any of the powers vested in it by any Guarantee at the request of any holder of any Preferred Securities unless it is offered reasonable indemnity against the costs, expenses and liabilities that might be incurred thereby.

Termination of the Guarantees

      Each Guarantee will terminate and be of no further force and effect upon full payment of the Redemption Price of the Preferred Securities, upon full payment of the amounts payable upon liquidation of the related CNA Capital Trust or upon distribution of Corresponding Junior Debt Securities to the holders of the related Preferred Securities. Each Guarantee will continue to be effective or will be reinstated, as the case may be, if at any time any holder of the related Preferred Securities must restore payment of any sums paid under such Preferred Securities or such Guarantee.

The Expense Agreement

      Pursuant to the Expense Agreement entered into by CNAF under each Trust Agreement (the “Expense Agreement”), CNAF will irrevocably and unconditionally guarantee to each person or entity to whom the CNA Capital Trust becomes indebted or liable, the full payment of any costs, expenses or liabilities of the CNA Capital Trust, other than obligations of the CNA Capital Trust to pay to the holders of any Preferred Securities or other similar interests in the CNA Capital

Trust of the amounts due such holders pursuant to the terms of the Preferred Securities or such other similar interests, as the case may be.

DESCRIPTION OF PURCHASE CONTRACTS

AND PURCHASE UNITS

      CNAF and/or the CNA Capital Trusts may issue Purchase Contracts, representing contracts obligating holders to purchase from CNAF and/or the applicable CNA Capital Trust, and CNAF and/or the applicable CNA Capital Trust to sell to the holders, a specified quantity of Debt Securities, Junior Debt Securities Common Stock, Preferred Stock, Depositary Shares, Warrants or Preferred Securities at a future date or dates. The price of the securities subject to a Purchase Contract may be fixed at the time the Purchase Contracts are issued or may be determined by reference to a specific formula set forth in the Purchase Contracts. The Purchase Contracts may be issued separately or as a part of units (“Purchase Units”) consisting of a Purchase Contract and either (x) Debt Securities or Junior Debt Securities, (y) debt obligations of third parties, including U.S. Treasury securities, or (z) Preferred Securities of a CNA Capital Trust, securing the holder’s obligations to purchase the applicable securities under the Purchase Contracts. The Purchase Contracts may require CNAF to make periodic payments to the holders of the Purchase Units or vice versa, and such payments may be unsecured or prefunded on some basis. The Purchase Contracts may require holders to secure their obligations thereunder in a specified manner and in certain circumstances CNAF may deliver newly issued prepaid purchase contracts (“Prepaid Securities”) upon release to a holder of any collateral securing such holder’s obligations under the original Purchase Contract.

      The applicable prospectus supplement will describe the terms of any Purchase Contracts or Purchase Units and, if applicable, Prepaid Securities. The description in the prospectus supplement will not purport to be complete and will be qualified in its entirety by reference to the Purchase Contracts, the collateral arrangements and depositary arrangements, if applicable, relating to such Purchase Contracts or Purchase Units and, if applicable, the Prepaid Securities and the document pursuant to which such Prepaid Securities will be issued.

RELATIONSHIP AMONG THE PREFERRED SECURITIES,

THE CORRESPONDING JUNIOR DEBT SECURITIES
AND THE GUARANTEES

Full and Unconditional Guarantee

      Payments of Distributions and other amounts due on the Preferred Securities (to the extent the CNA Capital Trust has funds available for the payment of such Distributions) are irrevocably guaranteed by CNAF as and to the extent set forth under “Description of Guarantees.” Taken together, CNAF’s obligations under each series of Junior Debt Securities, the Junior Indenture, the related Trust Agreement, the related Expense Agreement, and the related Guarantee provide, in the aggregate, a full, irrevocable and unconditional guarantee of payments of Distributions and other amounts due on the related series of Preferred Securities. No single document standing alone or operating in conjunction with fewer than all of the other documents constitutes such guarantee. It is only the combined operation of these documents that has the effect of providing a full, irrevocable and unconditional guarantee of the CNA Capital Trust’s obligations under the Preferred Securities. If and to the extent that CNAF does not make payments on any series of Corresponding Junior Debt Securities, such CNA Capital Trust will not pay Distributions or other amounts due on its Preferred Securities. The Guarantees do not cover any payment when the related CNA Capital Trust does not have sufficient funds therefor. In such event, the remedy of a holder of a series of Preferred Securities is to institute a legal proceeding directly against CNAF for enforcement of such payment to such holder. The obligations of CNAF under each Guarantee are subordinate and junior in right of payment to all Senior Debt of CNAF.

Sufficiency of Payments

      As long as payments of interest and other payments are made when due on each series of Corresponding Junior Debt Securities, such payments will be sufficient to cover Distributions and other payments due on the related Preferred Securities, primarily because (i) the aggregate principal amount of each series of Corresponding Junior Debt Securities will be equal to the sum of the aggregate liquidation amount of the Related Preferred Securities and related Common Securities; (ii) the interest rate and interest and other payment dates on each series of Corresponding Junior Debt Securities will match the Distribution rate and Distribution and other payment dates for the related Preferred Securities; (iii) CNAF shall pay for all and any costs, expenses and liabilities of such CNA Capital Trust except the CNA Capital Trust’s obligations to holders of its Preferred Securities under such Preferred Securities; and (iv) each Trust Agreement further provides that the CNA Capital Trust will not engage in any activity that is not consistent with the limited purposes of such CNA Capital Trust.

      Notwithstanding anything to the contrary in the Junior Indenture, CNAF has the right to set-off any payment it is otherwise required to make thereunder to the extent CNAF has theretofore made, or is concurrently on the date of such payment making, a payment under the related Guarantee.

Enforcement Rights of Holders of Preferred Securities

      A holder of any related Preferred Security may institute a legal proceeding directly against CNAF to enforce its rights under the related Guarantee without first instituting a legal proceeding against the Guarantee Trustee, the related CNA Capital Trust or any other person or entity.

      A default or event of default under any Senior Debt of CNAF would not constitute a default or Event of Default. However, in the event of payment defaults under, or acceleration of, Senior Debt of CNAF, the subordination provisions of the Junior Indenture provide that no payments may be made in respect of the Corresponding Junior Debt Securities until such Senior Debt has been paid in full or any payment default thereunder has been cured or waived. Failure to make required payments on any series of Corresponding Junior Debt Securities would constitute a Junior Debt Related Event of Default and permit Direct Actions by the holders of Preferred Securities against CNAF to collect upon the corresponding Junior Debt Securities.

Limited Purpose of CNA Capital Trusts

      Each CNA Capital Trust’s Preferred Securities evidence a beneficial interest in such CNA Capital Trust, and each CNA Capital Trust exists for the sole purpose of issuing its Preferred Securities and Common Securities and investing the proceeds thereof in Corresponding Junior Debt Securities. A principal difference between the rights of a holder of a Preferred Security and a holder of a Corresponding Junior Debt Security is that a holder of a Corresponding Junior Debt Security is entitled to receive from CNAF the principal amount of and interest accrued on Corresponding Junior Debt Securities held, while a holder of Preferred Securities is entitled to receive payment of Distributions and the Redemption Price from such CNA Capital Trust (or from CNAF under the applicable Guarantee) if and to the extent such CNA Capital Trust has funds available for such payment.

Rights Upon Termination

      Upon any voluntary or involuntary termination, winding-up or liquidation of any CNA Capital Trust involving the liquidation of the Corresponding Junior Debt Securities, the holders of the related Preferred Securities will be entitled to receive, out of assets held by such CNA Capital

Trust, the Liquidation Distribution in cash. See “Description of Preferred Securities — Liquidation Distribution Upon Termination.” Upon any voluntary or involuntary liquidation or bankruptcy of CNAF, the Property Trustee, as holder of the Corresponding Junior Debt Securities, would be a subordinated creditor of CNAF, subordinated in right of payment to all Senior Debt, but entitled to receive payment in full of principal and interest, before any stockholders of CNAF receive payments or distributions. Since CNAF is the guarantor under each Guarantee and has agreed to pay for all costs, expenses and liabilities of each CNA Capital Trust (other than the CNA Capital Trust’s obligations to the holders of its Preferred Securities), the positions of a holder of such Preferred Securities and a holder of such Corresponding Junior Debt Securities relative to other creditors and to stockholders of CNAF in the event of liquidation or bankruptcy of CNAF are expected to be substantially the same.

PLAN OF DISTRIBUTION

      CNAF and/or any CNA Capital Trust may sell any of the Offered Securities in any one or more of the following ways from time to time: (i) through agents; (ii) to or through underwriters; (iii) through dealers; or (iv) directly to purchasers.

      The prospectus supplement with respect to the Offered Securities will set forth the terms of the offering of the Offered Securities, including the name or names of any underwriters, dealers or agents; the purchase price of the Offered Securities and the proceeds to CNAF and/or a CNA Capital Trust from such sale; any underwriting discounts and commissions or agency fees and other items constituting underwriters’ or agents’ compensation; any initial public offering price and any discounts or concessions allowed or reallowed or paid to dealers and any securities exchange on which such Offered Securities may be listed. Any initial public offering price, discounts or concessions allowed or reallowed or paid to dealers may be changed from time to time.

      The distribution of the Offered Securities may be effected from time to time in one or more transactions at a fixed price or prices, which may be changed, at market prices prevailing at the time of sale, at prices related to such prevailing market prices or at negotiated prices.

      Offers to purchase Offered Securities may be solicited by agents designated by CNAF from time to time. Any such agent involved in the offer or sale of the Offered Securities in respect of which this prospectus is delivered will be named, and any commissions payable by CNAF and/or the applicable CNA Capital Trust to such agent will be described, in the applicable prospectus supplement. Unless otherwise indicated in such prospectus supplement, any such agent will be acting on a reasonable best efforts basis for the period of its appointment. Any such agent may be deemed to be an underwriter, as that term is defined in the Securities Act, of the Offered Securities so offered and sold.

      If Offered Securities are sold by means of an underwritten offering, CNAF and/or the applicable CNA Capital Trust will execute an underwriting agreement with an underwriter or underwriters at the time an agreement for such sale is reached, and the names of the specific managing underwriter or underwriters, as well as any other underwriters, and the terms of the transaction, including commissions, discounts and any other compensation of the underwriters and dealers, if any, will be set forth in the prospectus supplement which will be used by the underwriters to make resales of the Offered Securities in respect of which this prospectus is delivered to the public. If underwriters are used in the sale of the Offered Securities in respect of which this prospectus is delivered, the Offered Securities will be acquired by the underwriters for their own account and may be resold from time to time in one or more transactions, including negotiated transactions, at fixed public offering prices or at varying prices determined by the underwriter at the time of sale. Offered Securities may be offered to the public either through underwriting syndicates represented by managing underwriters or directly by the managing underwriters. If any underwriter or underwriters are used in the sale of the Offered Securities, unless otherwise indicated in the prospectus supplement, the underwriting agreement will provide that the obligations of the underwriters are subject to certain conditions precedent and that the underwriters with respect to a sale of Offered Securities will be obligated to purchase all such Offered Securities of a series if any are purchased.

      If a dealer is used in the sales of the Offered Securities in respect of which this prospectus is delivered, CNAF and/or the applicable CNA Capital Trust will sell such Offered Securities to the dealer as principal. The dealer may then resell such Offered Securities to the public at varying prices to be determined by such dealer at the time of resale. Any such dealer may be deemed to be an underwriter, as such term is defined in the Securities Act, of the Offered Securities so offered and sold. The name of the dealer and the terms of the transaction will be set forth in the prospectus supplement relating thereto.

      Offers to purchase Offered Securities may be solicited directly by CNAF and/or the applicable CNA Capital Trust and the sale thereof may be made by CNAF and/or the applicable CNA Capital Trust directly to institutional investors or others, who may be deemed to be underwriters within the meaning of the Securities Act with respect to any resale thereof. The terms of any such sales will be described in the prospectus supplement relating thereto.

      Agents, underwriters and dealers may be entitled under relevant agreements to indemnification or contribution by CNAF and/or the applicable CNA Capital Trust against certain liabilities, including liabilities under the Securities Act.

      Agents, underwriters and dealers may be customers of, engage in transactions with or perform services for CNAF and its subsidiaries in the ordinary course of business.

      Offered Securities may also be offered and sold, if so indicated in the applicable prospectus supplement, in connection with a remarketing upon their purchase, in accordance with a redemption or repayment pursuant to their terms, or otherwise, by one or more firms (“remarketing firms”), acting as principals for their own accounts or as agents for CNAF and/or the applicable CNA Capital Trust. Any remarketing firm will be identified and the terms of its agreement, if any, with its compensation will be described in the applicable prospectus supplement. Remarketing firms may be deemed to be underwriters, as such term is defined in the Securities Act, in connection with the Offered Securities remarketed thereby. Remarketing firms may be entitled under agreements which may be entered into with CNAF and/or the applicable CNA Capital Trust to indemnification or contribution by CNAF and/or the applicable CNA Capital Trust against certain civil liabilities, including liabilities under the Securities Act, and may be customers of, engage in transactions with or perform services for CNAF and its subsidiaries in the ordinary course of business.

      If so indicated in the applicable prospectus supplement, CNAF and/or the applicable CNA Capital Trust may authorize agents, underwriters or dealers to solicit offers by certain types of institutions to purchase Offered Securities from CNAF and/or the applicable CNA Capital Trust at the public offering prices set forth in the applicable prospectus supplement pursuant to delayed delivery contracts providing for payment and delivery on a specified date or dates in the future. A commission indicated in the applicable prospectus supplement will be paid to underwriters, dealers and agents soliciting purchases of Offered Securities pursuant to any such delayed delivery contracts accepted by CNAF and/or the applicable CNA Capital Trust.

VALIDITY OF SECURITIES

      Unless otherwise indicated in the applicable prospectus supplement, certain legal matters will be passed upon for CNAF by Jonathan D. Kantor, Esq., Executive Vice President, Secretary and General Counsel of CNAF.

EXPERTS

      The consolidated financial statements and the related consolidated financial statement schedules incorporated by reference in this prospectus from CNAF’s Annual Report on Form 10-K for the year ended December 31, 2000 have been audited by Deloitte & Touche LLP, independent auditors, as stated in their reports (which express an unqualified opinion and include an explanatory paragraph as to an accounting change) which have been incorporated herein by reference and have been so incorporated in reliance upon the reports of such firm given upon their authority as experts in accounting and auditing.

$

       % Notes due 2014

PROSPECTUS SUPPLEMENT

Merrill Lynch & Co.

Morgan Stanley
Lehman Brothers
UBS Investment Bank

December      , 2004